    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2003
                                                   Registration No. 29333-106663
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                             Cheviot Financial Corp.
             (Exact Name of Registrant as Specified in its Charter)

            Federal                             6712                  (To be applied for)
(State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)      Identification Number)

         ---------------------------------------------------------------
                              3723 Glenmore Avenue
                            Cheviot, Ohio 45211-4744
                                 (513) 661-0457
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

         ---------------------------------------------------------------

            Thomas J. Linneman, President and Chief Executive Officer
                             Cheviot Financial Corp.
                              3723 Glenmore Avenue
                            Cheviot, Ohio 45211-4744
                                 (513) 661-0457
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

         ---------------------------------------------------------------
                                   Copies to:

     Neil Ganulin, Esq.                               Alan Schick, Esq.
    Frost Brown Todd LLC                     Luse Gorman Pomerenk & Schick, P.C.
      2200 PNC Center                            5335 Wisconsin Avenue, N.W.
   201 East Fifth Street                                  Suite 400
Cincinnati, Ohio 45202-4182                       Washington, DC 20015-2077

         ---------------------------------------------------------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


         ---------------------------------------------------------------

                                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
       Title of Each Class of                                  Proposed Maximum         Proposed Maximum
             Securities                  Amount to be              Aggregate                Aggregate            Amount of
          to be Registered                Registered       Offering Price Per Share    Offering Price (1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......    4,463,438 shares             $10.00               $44,634,380 (2)        $3,611 (3)
-----------------------------------------------------------------------------------------------------------------------------



(1)  Estimated solely for purposes of calculating the registration fee.
(2) Includes 75,000 shares to be contributed to a charitable foundation as part of the offering.
(3)  Cheviot Financial Corp. previously paid a Registration Fee of $2,751.


================================================================================

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                             Cheviot Financial Corp.


                Proposed Holding Company for Cheviot Savings Bank
           3,806,250 Shares of Common Stock, par value $0.01 per share


================================================================================


         Cheviot Financial Corp. is a federally chartered corporation being organized by Cheviot Savings Bank in connection with its reorganization into the mutual holding company structure. The shares offered will represent 44.0% of the shares of common stock of Cheviot Financial Corp. to be outstanding at the midpoint of the offering. Depositors of Cheviot Savings Bank will have a priority right to purchase these shares. In addition, 75,000 of the shares to be outstanding will be contributed to Cheviot Savings Bank Charitable Foundation. At the midpoint of the offering range, our contribution to the charitable foundation will constitute 1.0% of our common stock outstanding. Cheviot Mutual Holding Company is being organized as a federally chartered mutual holding company and will own 55.0% of the outstanding common stock of Cheviot Financial Corp. upon completion of the reorganization. Cheviot Financial Corp. has applied to have its common stock quoted on the Nasdaq SmallCap Market under the symbol "CHEV."


================================================================================

                              TERMS OF THE OFFERING
                             Price: $10.00 per share


                                                         Minimum       Maximum
                                                       -----------   -----------
Number of shares ...................................     2,793,750     3,806,250
Underwriting commissions and other expenses ........   $ 1,343,383   $ 1,469,136
Net proceeds to Cheviot Financial Corp. ............   $26,594,117   $36,593,364
Net proceeds per share to Cheviot Financial Corp. ..   $      9.52   $      9.61

                  We may sell up to 4,388,438 shares because of
      regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.


                            -------------------------

              This investment involves a degree of risk, including
                         the possible loss of principal.

              Please read the "Risk Factors" beginning on page 24.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         We are offering the common stock on a best efforts basis, subject to certain conditions. Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts. Keefe, Bruyette & Woods, Inc. is not obliged to purchase any shares in the offering. Purchasers will not pay commissions in connection with the sale of common stock in the offering. If we do not receive orders for the minimum number of shares offered, the offering will be terminated. This offering is expected to terminate at 12:00 Noon, Cincinnati time, on _______________, 2003. We may extend this expiration date without notice to you, until _______________, 2003, unless the Office of Thrift Supervision approves a later date. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _______________, 2003. If the offering is extended beyond _______________, 2003, subscriptions will be refunded with interest at our passbook savings rate, and we will be required to resolicit subscriptions received in the offering. The offering must be completed or terminated by ____________________, 2005. Funds received prior to the completion of the offering will be held in an account at Cheviot Savings Bank and will bear interest at our passbook savings rate. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

                            -------------------------
                          KEEFE, BRUYETTE & WOODS, INC.
                            -------------------------

          The date of this prospectus is _______________________, 2003

[MAP OF OHIO WITH HAMILTON COUNTY HIGHLIGHTED AND EXPANDED. THE LOCATIONS OF THE FOUR OFFICES OF CHEVIOT SAVINGS BANK ARE IDENTIFIED ON THE EXPANDED HAMILTON COUNTY MAP. THE LEGEND FOR THE MAP ALSO PROVIDES THE ADDRESS FOR EACH OF THE OFFICES.]

                                TABLE OF CONTENTS


SUMMARY........................................................................2
SELECTED FINANCIAL AND OTHER DATA.............................................15
RECENT DEVELOPMENTS...........................................................17
RISK FACTORS..................................................................24
FORWARD LOOKING STATEMENTS....................................................31
CHEVIOT SAVINGS BANK..........................................................32
CHEVIOT FINANCIAL CORP........................................................32
CHEVIOT MUTUAL HOLDING COMPANY................................................32
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................33
OUR POLICY REGARDING DIVIDENDS................................................34
MARKET FOR THE COMMON STOCK...................................................35
REGULATORY CAPITAL COMPLIANCE.................................................36
CAPITALIZATION................................................................38
PRO FORMA DATA................................................................40
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE
         FOUNDATION...........................................................48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS................................................49
BUSINESS OF CHEVIOT FINANCIAL CORP............................................71
BUSINESS OF CHEVIOT SAVINGS BANK..............................................72
FEDERAL AND STATE TAXATION....................................................99
REGULATION...................................................................101
MANAGEMENT...................................................................114
THE REORGANIZATION AND OFFERING..............................................124
RESTRICTIONS ON ACQUISITION OF CHEVIOT FINANCIAL CORP........................146
CHEVIOT SAVINGS BANK CHARITABLE FOUNDATION...................................149
DESCRIPTION OF CAPITAL STOCK.................................................154
TRANSFER AGENT AND REGISTRAR.................................................155
LEGAL AND TAX MATTERS........................................................155
EXPERTS......................................................................156
REGISTRATION REQUIREMENTS....................................................156
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION..................................156
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                     SUMMARY

         The following summary explains the significant aspects of the reorganization and the offering of Cheviot Financial Corp. common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the financial statements and the notes to the financial statements.


         When used in this summary and elsewhere in this prospectus, terms such as "we," "our" and similar terms refer to Cheviot Financial Corp., a federal corporation, or, as indicated by the context, Cheviot Savings Bank or Cheviot Mutual Holding Company.


The Reorganization and Stock Offering.


         Cheviot Savings Bank is a state-chartered mutual savings and loan association headquartered in Cheviot, Ohio. We are reorganizing into the mutual holding company structure. As part of the reorganization, Cheviot Financial Corp. is offering for sale between 2,793,750 and 3,806,250 shares to the public, or 44.0% of the shares to be outstanding at the midpoint of the offering. The directors and officers of Cheviot Savings Bank, as a group, intend to purchase 142,300 shares of common stock, and their purchases will be included in determining whether the minimum number of shares to be sold in the offering is reached. In addition, 75,000 shares will be contributed to the Cheviot Savings Bank Charitable Foundation to be established by us. At the midpoint of the offering range, this contribution will equal 1.0% of the common stock outstanding. Cheviot Mutual Holding Company, a federally chartered mutual holding company, will own 55.0% of the outstanding common stock of Cheviot Financial Corp. After the reorganization, Cheviot Financial Corp. will own 100% of the stock of Cheviot Savings Bank.


         This chart shows our new structure after the reorganization (at the midpoint of the offering range):


          -------------------                                                    Charitable
          |                 |                                                    Foundation
          | Cheviot Mutual  |             Public Stockholders                      (1.0%)
          | Holding Company |                   (44.0%)
          |                 |                                                         |
          -------------------                      |                                  |
                   |                               |                                  |
 55.0% of Cheviot  |                               |  45.0% of Cheviot Financial      |
Financial Corp.'s  |                               |  Corp.'s common stock            |
     common stock  |                               |                                  |
                   |      ---------------------    |                                  |
                   -------|                   |----------------------------------------
                          | Cheviot Financial |
                          |       Corp.       |
                          |                   |
                          ---------------------
                                     |
                                     |  100% Ownership
                                     |
                         ------------------------
                         |                      |
                         | Cheviot Savings Bank |
                         |                      |
                         ------------------------

         The reorganization has been structured as a tax-free reorganization under federal and state tax law. For further information regarding the tax-free nature of the reorganization, see "The Reorganization and Offering - Federal and State Tax Consequences of the Reorganization."

         The mutual holding company structure, certain provisions in Cheviot Savings Bank's Articles of Incorporation and Bylaws and Cheviot Financial Corp.'s Federal Stock Charter and Bylaws as well as other regulatory restrictions on Cheviot Savings Bank and Cheviot Financial Corp. may have certain anti-takeover effects. Under federal law and regulations and the plan of reorganization, as long as Cheviot Mutual Holding Company is in existence, it must own at least a majority of Cheviot Financial Corp.'s issued and outstanding voting shares. Therefore, Cheviot Mutual Holding Company, acting through its board of directors, will be able to control the business and operations of Cheviot Financial Corp. and Cheviot Savings Bank and will be able to prevent any challenge to the ownership or control of Cheviot Financial Corp. by other stockholders. In addition, Cheviot Financial Corp.'s Federal Stock Charter and Bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. These include provisions regarding a staggered board of directors, the prohibition of cumulative voting, a restriction on ownership and voting rights of Cheviot Financial Corp.'s stock and the ability to issue additional shares of Cheviot Financial Corp. authorized but unissued shares of capital stock. Finally, Office of Thrift Supervision regulations and federal law restrict the ability of persons other than the mutual holding company to acquire a majority of the stock of the holding company without prior Office of Thrift Supervision approval. For further information, see "Restrictions on Acquisition of Cheviot Financial Corp."

The Mutual Holding Company Structure.

         The mutual holding company structure differs in significant respects from the holding company structure used in a standard mutual to stock conversion. A savings and loan converting to the stock form using the mutual holding company structure sells only a minority of its to be outstanding shares to the public. Following our reorganization, Cheviot Mutual Holding Company will hold a majority of the shares of Cheviot Financial Corp.'s outstanding common stock. The same directors and officers who manage Cheviot Savings Bank will manage Cheviot Financial Corp. and Cheviot Mutual Holding Company. We are utilizing the mutual holding company structure to achieve the benefits of a stock company without the risk of loss of control that we believe is associated with a complete conversion from mutual to stock form. Minimizing the risk of loss of control is a benefit to the current management and directors because their removal is more difficult under the mutual holding company structure since Cheviot Mutual Holding Company can control the vote on all matters affecting a change in control of Cheviot Financial Corp. In addition, since only 45% of the common stock of Cheviot Financial Corp. will be offered for sale in the offering (inclusive of the shares issued to the charitable foundation but excluding the shares issued to Cheviot Mutual Holding Company), the mutual holding company structure preserves our current mutual form of ownership and our ability to remain an independent savings and loan association providing community-oriented financial services.

The Companies.


Cheviot Savings Bank.

         Formerly known as the Cheviot Building and Loan Association, we are a state-chartered mutual savings and loan association, headquartered in Cheviot, Ohio. Established in 1911 as an Ohio chartered mutual savings and loan association, we are converting to a state stock savings and loan association as part of our mutual holding company reorganization and related stock offering. As an Ohio-chartered stock savings and loan association, we will continue to be subject to the regulation and supervision of the Ohio Department of Financial Institutions and the Office of Thrift Supervision.


         At June 30, 2003, we had total assets of $242.8 million, total deposits of $195.0 million, and retained earnings of $36.6 million. We are a community and customer oriented savings and loan operating four full-service offices in Hamilton County, Ohio, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

         Cheviot Savings Bank's executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457.

         The following are highlights of Cheviot Savings Bank's operations:

         . a 92 year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

         .        a commitment to single family residential mortgage lending;

         . maintaining capital strength and exceeding regulatory "well capitalized" capital requirements; and

         . a business strategy designed to expand our banking relationships with existing and future customers.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy."

Cheviot Financial Corp.


         Cheviot Financial Corp. has not engaged in any business to date. Cheviot Financial Corp. will be formed effective upon completion of the reorganization and will own all of the common stock of Cheviot Savings Bank. Purchasers in the offering will own 44.0% of Cheviot Financial Corp.'s common stock at the midpoint of the offering, Cheviot Savings Bank Charitable Foundation will own 1.0% of the shares of Cheviot Financial Corp. common stock at the midpoint of the offering, and Cheviot Mutual Holding Company will own 55.0% of the shares of Cheviot Financial Corp. common stock at the midpoint of the offering. See "Business of Cheviot Financial Corp." In addition to our contribution of 75,000 shares of common stock, Cheviot Savings Bank will contribute $750,000 in cash to the Cheviot Savings Bank Charitable

Foundation. Upon consummation of the reorganization and offering, Cheviot Financial Corp. will be registered as a savings and loan holding company and will be subject to Office of Thrift Supervision regulation, supervision and reporting requirements.

         Cheviot Financial Corp.'s executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be
(513) 661-0457.


Cheviot Mutual Holding Company.


         Cheviot Mutual Holding Company has not engaged in any business to date. Cheviot Mutual Holding Company will be formed effective upon completion of the reorganization. As long as we operate in the mutual holding company structure, Cheviot Mutual Holding Company must own at least a majority of the outstanding common stock of Cheviot Financial Corp. We do not expect that Cheviot Mutual Holding Company will engage in any business activity other than owning a majority of the common stock of Cheviot Financial Corp. Upon consummation of the reorganization and offering, Cheviot Mutual Holding Company will be registered with the Office of Thrift Supervision as a savings and loan holding company and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

         Cheviot Mutual Holding Company's executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be
(513) 661-0457.

Reasons for the Reorganization.

         The primary purpose of the reorganization is to establish a structure that (1) will enable us to compete and expand more effectively in the financial services marketplace, and (2) will enable our depositors, employees, management and directors to obtain an equity ownership interest in, and thereby participate in the future success of, Cheviot Savings Bank.

         Our new structure will permit Cheviot Financial Corp. to issue capital stock, which is a source of capital not available to a mutual savings and loan association. Since only a minority of the common stock will be sold in the reorganization, our current mutual form of ownership and our ability to remain an independent and community oriented savings and loan will be preserved.

         The reorganization into a mutual holding company is intended to:

         . permit us to expand our operations through the acquisition of financial institutions or their assets or through diversification into related financial services businesses, such as insurance, financial planning and investment management companies, although no transactions are specifically being considered at this time;

         . allow greater flexibility to diversify into other financial services;

         . provide broader investment opportunities through the holding company structure; and

         .        improve our capital management flexibility.

         In addition, the reorganization will allow Cheviot Financial Corp. to establish stock benefit plans for management, directors and employees, including stock option plans, stock recognition and retention plans and an employee stock ownership plan, in order to allow us to retain and attract qualified personnel.

         The board of directors of Cheviot Savings Bank has approved the reorganization as being in the best interests of Cheviot Savings Bank, our depositors and the communities we serve.

Terms of the Offering.


         We are offering between 2,793,750 and 3,806,250 shares of common stock of Cheviot Financial Corp. to qualifying depositors, our tax-qualified employee plans and to the public to the extent that shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 4,388,438 shares, as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. The increased offering range may also occur to fill the purchase order of our employee stock ownership plan. Unless the number of shares to be sold is more than 4,388,438, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the reorganization, will use its best efforts to assist us in selling our stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Purchases by Executive Officers and Directors.

         We expect our directors and executive officers, together with their families, to subscribe for 142,300 shares, which equals 5.1%, 4.3%, 3.7%, and 3.2% of the number of shares to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated value range, respectively. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached. In addition, the directors and officers may control the voting of approximately 8% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding the shares issued to Cheviot Mutual Holding Company) in the offering through the ESOP. The foregoing numbers exclude shares that may be issued to such persons from the recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization.


Persons Who May Order Stock in the Offering.

         We are offering the shares of common stock of Cheviot Financial Corp. in a "subscription offering" in the order of priority listed below:

         (1) Depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50.00 on April 30, 2002;

         (2) The tax-qualified employee benefit plans of Cheviot Savings Bank (including the employee stock ownership plan), which will provide retirement benefits to our employees;

         (3) Depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50.00 on ____________________, 2003; and

         (4)      Other depositors of Cheviot Savings Bank on
                  __________________, 2003, the voting record date for the special meeting of depositors, who do not already have subscription rights in the above priorities.

         The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with preference to natural persons residing in Hamilton County, Ohio. Shares may also be offered to the general public. The direct community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicate of brokers in a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share.

         The offering range is based on an independent valuation prepared by RP Financial LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive a fee of $35,000 for preparing the independent appraisal.

         The appraisal incorporated an analysis of a peer group of publicly-traded mutual holding company institutions that RP Financial considered to be comparable to Cheviot Financial Corp. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully-converted pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Cheviot Financial Corp. and the peer group, to Cheviot Financial Corp.'s pro forma earnings and book value to derive the estimated pro forma market value of Cheviot Financial Corp.


         RP Financial has estimated that as of October 24, 2003 the pro forma market value of Cheviot Financial Corp. ranged from a minimum of $63,750,000 to a maximum of $86,250,000 with a midpoint of $75,000,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by Cheviot Financial Corp. will range from 6,375,000 shares to 8,625,000 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of mutual savings and loan associations. Cheviot Financial Corp. is offering between 2,793,750 shares and 3,806,250 shares to depositors and the public, or 44.0% of the shares to be outstanding at the midpoint of the offering. In addition, we will issue 75,000 shares, or 1.0% of the shares to be outstanding at the midpoint of the offering (together with $750,000 in cash from Cheviot Savings Bank), to Cheviot Savings Bank Charitable Foundation. The establishment of the charitable foundation has the effect of reducing the valuation of Cheviot Financial Corp. See "Comparison of Valuation and Pro Forma Information With and Without The Foundation."


         The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Cheviot Financial Corp. on a fully-converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Cheviot Financial Corp.'s pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 26.0% on a price-to-earnings basis and a discount of 18.2% on a price-to-book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization.

                                                            Fully Converted        Fully Converted
                                                          Equivalent Pro Forma   Equivalent Pro Forma
                                                                Price to                Price to
                                                           Earnings Multiple       Book Value Ratio
                                                           -----------------       ----------------

Cheviot Financial Corp.
         Maximum ......................................          35.29 x                78.52%
         Minimum ......................................          26.37 x                70.58

Valuation of peer group companies
as of October 24, 2003
         Averages .....................................          28.02 x                95.94%
         Medians ......................................          26.53                  97.09


The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Cheviot Financial Corp. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.


         The independent appraisal will be updated before we complete the offering and reorganization. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. The estimated pro forma market value of Cheviot Financial Corp. may be increased by up to 15%, to up to $99,187,510. If this occurs, the maximum number of shares sold to depositors and the public will increase proportionately. See "Pro Forma Data."

         In connection with any updated appraisal, if the estimated pro forma market value remains within the range of $63,750,000 to $99,187,510, you will not be able to cancel or change your order for shares of common stock without our consent. If the updated appraisal is less than $63,750,000 or exceeds $99,187,510 all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at Cheviot Savings Bank's passbook rate.

Limits on Your Purchase of the Common Stock.

         The minimum purchase is $250 (25 shares). No individual, or individuals through a single account, may purchase more than $125,000 (12,500 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $250,000:

         .        relatives of you or your spouse living in your house;

         . companies, trusts or other entities in which you have an interest or hold a position;

         .        other persons who may be acting together with you.


         We may increase or decrease the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. The employee stock ownership plan is authorized to purchase up to 8% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding the shares issued to Cheviot Mutual Holding Company) in the offering without regard to these purchase limitations. For example, the employee stock ownership plan may purchase up to 229,500 and 310,500 shares of common stock, respectively, at the minimum and maximum of the offering range. For additional information on these purchase limitations see "The Reorganization and Offering-- Limitations on Purchases of Common Stock."


How You May Pay for Your Shares.

         In the subscription offering and the direct community offering you may pay for your shares only by:

         (1)      personal check, bank check or money order; or

         (2) authorizing us to withdraw money from your deposit accounts maintained with Cheviot Savings Bank.

         Cheviot Savings Bank cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights.

         If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualifying account is so registered.

Deadline for Orders of Common Stock.

         If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by Cheviot Savings Bank no later than 12:00 Noon, Cincinnati time, on _______________, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order form to one of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond _______________, 2003. The Office of Thrift Supervision and the Ohio Department of Financial Institutions have approved the reorganization on __________________, 2003; however, because the completion of the reorganization and stock offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization.

Termination of the Offering.

         The subscription offering will terminate at 12:00 Noon, Cincinnati time, on _______________, 2003. We expect that the direct community offering would terminate at the same time. We may extend this expiration date without notice to you until _______________, 2003, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond _______________, 2003, subscriptions will be refunded with interest at our passbook savings rates and we will be required to resolicit subscriptions before proceeding with the offering. All further extensions, in the aggregate, may not last beyond _______________, 2005, which is two years after the special meeting of depositors of Cheviot Savings Bank to be held on _________________, 2003 to vote on the Plan of Reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares.


         If we do not receive orders for at least 2,793,750 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the _______________, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering. Subscriptions of officers and directors will be counted in determining that the minimum of the offering range has been reached. See "The Reorganization and Offering - Limitations on Purchases of Common Stock."


Our Contribution of Stock and Cash to Cheviot Savings Bank Charitable
Foundation.


         To further our commitment to our local community, we intend to establish the Cheviot Savings Bank Charitable Foundation as part of the reorganization. We will make a contribution to Cheviot Savings Bank Charitable Foundation in the form of shares of common stock and Cheviot Savings Bank will make a contribution of cash. The number of shares of common stock to be contributed to Cheviot Savings Bank Charitable Foundation will be 75,000 shares, or 1.0% of the shares to be outstanding at the midpoint of the offering, having an initial market value of $750,000. The balance of the contribution will consist of $750,000 in cash paid by Cheviot Savings Bank. As a result of the contribution of cash and stock at the midpoint of the offering to

Cheviot Savings Bank Charitable Foundation, Cheviot Financial Corp. will record a pre-tax expense of $1.5 million in fiscal 2004. Cheviot Savings Bank Charitable Foundation will be dedicated exclusively to supporting charitable causes and community development activities.

         The issuance of these additional shares of common stock to Cheviot Savings Bank Charitable Foundation will:

         . dilute the voting interests of purchasers of Cheviot Financial Corp. common stock in this offering, and

         . result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the charitable foundation, offset in part by the available tax benefit, during the quarter in which the contribution is made.


         See "Risk Factors - The Contribution of Shares and Cash to Cheviot Savings Bank Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Earnings in fiscal 2004," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "The Reorganization and Offering - Cheviot Savings Bank Charitable Foundation."


Market for the Common Stock.


         We have received conditional approval for the common stock of Cheviot Financial Corp. to be quoted on The Nasdaq SmallCap Market under the symbol "CHEV." Keefe, Bruyette & Woods, Inc. currently intends to make a market in the common stock but it is under no obligation to do so. See "Market For The Common Stock."


How We Intend to Use the Proceeds We Raise from the Offering.


         Upon the consummation of the reorganization into the mutual holding company structure, Cheviot Savings Bank will be wholly owned and controlled by Cheviot Financial Corp. Assuming we sell 3,300,000 shares (the midpoint) in the offering and we have net proceeds of $31,594,000, Cheviot Financial Corp. will retain $12.3 million (approximately 39.1% of the net proceeds) and may use the proceeds to invest in securities, to finance the possible acquisition of other financial institutions and other financial service businesses, to pay dividends and for other general corporate purposes, including possibly the repurchase of shares of common stock in accordance with regulatory requirements. Cheviot Financial Corp. will loan $2.7 million (approximately 8.5% of the net proceeds) to the employee stock ownership plan to fund its purchase of common stock. The remaining $16.5 million (approximately 52.4% of the net proceeds) will be contributed by Cheviot Financial Corp. to Cheviot Savings Bank who will contribute $750,000 to the charitable foundation and may use the remainder to make loans, to purchase securities, to expand its retail banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." Neither Cheviot Savings Bank nor Cheviot Financial Corp. is considering any specific acquisition or expansion transaction at this time.

Our Policy Regarding Dividends.

         Cheviot Financial Corp. intends to pay an annual cash dividend per share of $0.20 payable quarterly at the rate of $0.05 per share. The payment of dividends is expected to commence in the first full quarter after the reorganization. For a discussion of Cheviot Financial Corp.'s anticipated dividend policy, including restrictions on its ability to pay dividends, see "Our Policy Regarding Dividends."

Benefits to Management and Potential Dilution to Stockholders Resulting from the Reorganization.


         Our employee stock ownership plan expects to purchase up to 8.0% of the shares we issue in the offering (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company), or 310,500 shares, assuming we sell the maximum number of shares proposed to be sold. If we sell more than 3,806,250 shares in the offering, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8.0% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering. This plan is a tax-qualified retirement plan for all eligible employees. Assuming the employee stock ownership plan purchases 310,500 shares in the offering, Cheviot Financial Corp. will recognize additional compensation expense of $3,105,000 over a period of 10 years from the consummation of the reorganization, or approximately $310,500 per year, assuming the shares have a fair market value of $10.00 per share for the full 10-year period. If, in the future, the shares have a fair market value greater or less than $10.00, compensation expense will increase or decrease accordingly.

         The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employee plans and tax qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the shares of common stock outstanding and held by persons other than Cheviot Mutual Holding Company at the close of the stock offering. Notwithstanding the foregoing, we intend to implement two additional stock-based incentive plans, which implementation requires stockholder approval. The stock recognition and retention plan is a restricted stock plan that would reserve an amount equal to 4% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering (assuming Cheviot Savings Bank has a tangible capital-to-assets ratio in excess of 10%), or 155,250 shares at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. More than 4% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering may be reserved under the stock recognition and retention plan if the plan is implemented more than one year after the reorganization. If the shares awarded under the stock recognition plan come from authorized but unissued shares, stockholders would experience dilution of approximately 4% in their ownership interest in Cheviot Financial Corp. The second plan would be a stock option plan and would reserve an amount equal to 10% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering, or up to 388,125 shares at the maximum of the offering range, for key employees and directors upon their exercise. If the shares issued upon the exercise of options come from authorized but unissued shares, stockholders' ownership interest in Cheviot Financial Corp. would be diluted by approximately 10%. Awards made under these plans would be subject to vesting over a period of years. Moreover, the Financial Accounting Standards Board has indicated that companies may be required to expense the cost of stock options granted to officers, directors and employees. Based upon the Financial Accounting Standards Board's final rules, we may have to expense the cost of stock options, which will increase our compensation costs.

         The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock recognition and retention plan, the new stock option plan and the employee stock ownership plan as a result of the reorganization. A portion of the stock grants shown in the table below would be made to non-management employees. The value of shares shown in the table assumes a value of $10.00 per share, the price at which shares in the offering will be sold.


                                       Number of Shares to be Granted                              Value of Grants (2)
                                 ------------------------------------------                    ---------------------------
                                                                   As a          Dilution
                                                                Percentage       Resulting
                                      At             At         of Common      from Issuance
                                    Minimum        Maximum      Stock to be    of Shares for    At Minimum     At Maximum
                                  Of Offering    Of Offering   Issued in the   Stock Benefit    of Offering    of Offering
                                     Range          Range       Offering(1)        Plans           Range          Range
                                 ------------   ------------   ------------    ------------    ------------   ------------

Employee stock ownership plan         229,500        310,500            8.0%            N/A    $  2,295,000   $  3,105,000
Recognition and retention plan        114,750        155,250            4.0%            1.8%      1,147,500      1,552,500
Stock option plan                     286,875        388,125           10.0%            4.3%             --             --
                                 ------------   ------------   ------------    ------------    ------------   ------------
         Total                        631,125        853,875           22.0%            6.1%   $  3,442,500   $  4,657,500
                                 ============   ============   ============    ============    ============   ============


-------------------------
(1) Includes 75,000 shares to be issued to the charitable foundation.

(2) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be received under an option only if the market price of the common stock increases after the option grant.


         The plan of reorganization does provide limitations on the amount of shares that our officers, directors, employees and benefit plans may acquire in the offering. See "The Reorganization and Offering - Limitations on Purchases of Common Stock."


Employment Agreement and Change in Control Severance Agreements.

         We intend to enter into a three-year employment agreement with Thomas
J. Linneman, our President and Chief Executive Officer, and change in control severance agreements with Jeffrey J. Lenzer, our Vice President/Lending, and Kevin M. Kappa, our Vice President/Compliance Officer. The employment agreement provides that Mr. Linneman would receive certain severance payments in the event of the termination of his employment under certain circumstances including a change in control of Cheviot Savings Bank or Cheviot Financial Corp. The change in control severance agreements provide that the executive would receive severance payments upon the termination of their employment in the event of a change in control of Cheviot Savings Bank or Cheviot Financial Corp. For details concerning the amount of the payments and the events which trigger such payment, see "Management - Benefit Plans."

Possible Conversion of Cheviot Mutual Holding Company to Stock Form.


         In the future, Cheviot Mutual Holding Company may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, depositors of Cheviot Savings Bank would have subscription rights to purchase shares of Cheviot Financial Corp. and the stockholders of Cheviot Financial Corp. would exchange their shares of common stock for shares of the converted Cheviot Mutual Holding Company in a manner that is fair and reasonable to the stockholders. The exchange ratio for the public stockholders would be based on the pro forma market valuation of Cheviot Financial Corp. at the closing of the second-step conversion. The exchange ratio would be determined based upon numerous factors, including the financial condition and results of operations of Cheviot Financial Corp. at the time of the second step transaction, market conditions then prevailing in general and with respect to financial institutions in particular, and regulatory review. A higher pro forma market valuation in a second-step conversion increases the exchange ratio that would be received by the public stockholders. Cheviot Financial Corp.'s public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. See "Regulation - Holding Company Regulation - Conversion of Cheviot Mutual Holding Company to Stock Form." The board of directors has no current plan to undertake a "second-step conversion" transaction. A second-step conversion transaction requires (i) the approval by a majority of the total outstanding votes of Cheviot Mutual Holding Company's members, and (ii) the approval of the minority stockholders of Cheviot Mutual Holding Company by a majority of the total minority shareholder votes eligible to be cast.

We Believe that Subscription Rights Have No Value, but the Internal Revenue Service May Disagree.

         Our tax counsel, Frost Brown Todd LLC, has provided us with an opinion that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. Whether or not the subscription rights in fact have value for tax purposes is dependent upon all of the facts and circumstances that occur. If the Internal Revenue Service determines that subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Cheviot Savings Bank could recognize gain on such distribution. See "The Reorganization and Offering--Federal and State Tax Consequences of the Reorganization."


How You May Obtain Additional Information Regarding the Reorganization.

         If you have any questions regarding the reorganization, please call our Stock Information Center at (513) 389-4639, Monday through Friday between 9:00 a.m. and 4:00 p.m., Cincinnati time.

                        SELECTED FINANCIAL AND OTHER DATA

         The following tables set forth selected financial and other data of Cheviot Savings Bank at the dates and for the periods presented. The financial information for the years ended March 31, 2003, 2002 and 2001 is derived in part from, and should be read together with, the audited Financial Statements and Notes thereto beginning at page F-1 of this prospectus. The information as of March 31, 2000 and 1999 and for the years ended March 31, 2000 and 1999 have been derived from the audited financial statements that are not included in this prospectus. The information presented as of and for the three months ended June 30, 2003 and 2002 is unaudited but, in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results of these periods.

                                                                                              At March 31,
                                                                    ---------------------------------------------------------------
                                                       At June 30,
                                                       -----------
                                                           2003
                                                           ----
                                                       (Unaudited)      2003         2002         2001         2000         1999
                                                       -----------  -----------  -----------  -----------  -----------  -----------
                                                                                      (In thousands)
Selected Financial Condition Data:
Total assets ........................................  $   242,750  $   243,784  $   229,001  $   227,032  $   216,841  $   226,785
Cash and cash equivalents ...........................       24,198       24,408       21,195       37,747        8,138       37,101
Investment securities held to maturity - at cost ....        6,175        6,146       11,244        8,078       21,034       11,169
Mortgage-backed securities held to maturity - at
   cost .............................................       21,136       23,593       22,961       28,848       38,850       44,739
Loans receivable,  net (1) ..........................      183,926      182,444      166,550      143,547      139,076      126,099
Deposits ............................................      194,973      195,312      190,172      193,612      185,462      195,450
Advances from the Federal Home Loan Bank ............        9,793       10,765        3,948           --           --        1,284
Retained earnings - substantially restricted ........       36,608       35,932       33,543       31,962       30,394       28,826


Allowance for loan losses ...........................          750          735          483          239        1,103        2,421
Nonperforming loans .................................          112          235          616          548        2,022        6,327


                                                        Three Months Ended
                                                              June 30,                    For the Year Ended March 31,
                                                        -------------------   ----------------------------------------------------
                                                          2003       2002       2003       2002       2001       2000       1999
                                                        --------   --------   --------   --------   --------   --------   --------
                                                            (Unaudited) (In
thousands)

Selected Operating Data
Total interest income ...............................   $  3,224   $  3,512   $ 14,068   $ 14,494   $ 15,421   $ 14,818   $ 15,853
Total interest expense ..............................      1,181      1,592      5,926      8,355      9,546      8,774      9,894
                                                        --------   --------   --------   --------   --------   --------   --------
Net interest income .................................      2,043      1,920      8,142      6,139      5,875      6,044      5,959
Provision for losses on loans .......................         15         --        250        312         --         --      1,000
                                                        --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for losses on
  loans .............................................      2,028      1,920      7,892      5,827      5,875      6,044      4,959
Total other income ..................................         62         13        263        506        502        170        273
Total general, administrative, and other
  expense ...........................................      1,066        952      4,530      3,936      4,000      3,838      3,622
                                                        --------   --------   --------   --------   --------   --------   --------
Earnings before income taxes ........................      1,024        981      3,625      2,397      2,377      2,376      1,610
Federal income taxes ................................        348        333      1,236        816        809        808        548
                                                        --------   --------   --------   --------   --------   --------   --------
Net earnings ........................................   $    676   $    648   $  2,389   $  1,581   $  1,568   $  1,568   $  1,062
                                                        ========   ========   ========   ========   ========   ========   ========


-------------------------

(1) Includes $861,000 and $235,000 of loans held for sale at June 30, 2003 and March 31, 2003.

                                                        At or For the
                                                      Three Months Ended
                                                           June 30,              At or For the Year Ended March 31,
                                                       ----------------    ----------------------------------------------
                                                        2003      2002      2003      2002      2001      2000      1999
                                                       ------    ------    ------    ------    ------    ------    ------
                                                          (Unaudited)
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets ...........................     1.11%     1.11%     0.99%     0.70%     0.71%     0.71%     0.47%
Return on average equity ...........................     7.46      7.65      6.83      4.84      5.01      5.29      3.73
Average equity to average assets ...................    14.95     14.54     14.56     14.55     14.16     13.48     12.49
Equity to total assets at end of period ............    15.08     14.19     14.74     14.65     14.08     14.02     12.71
Interest rate spread (2) ...........................     3.11      2.99      3.09      2.33      2.23      2.39      2.27
Net interest margin (2) ............................     3.44      3.40      3.50      2.85      2.78      2.86      2.73
Average interest-earning assets to average
  interest-bearing liabilities .....................   116.34    114.89    115.76    113.49    112.22    111.55    110.13
Total general, administrative and other expenses
  to average total assets ..........................     1.76      1.63      1.89      1.75      1.81      1.74      1.59
Efficiency ratio (3) ...............................    50.64     49.25     53.90     59.23     62.73     61.76     58.12
Asset Quality Ratios:
Non-performing loans as a percent of total
  loans (4) ........................................     0.06      0.50      0.13      0.37      0.38      1.45      5.02
Non-performing assets as a percent of total
  assets ...........................................     0.10      0.35      0.15      0.34      1.01      2.40      3.25
Allowance for loan losses as a percent of total
  loans ............................................     0.41      0.28      0.40      0.29      0.17      0.79      1.92
Allowance for loan losses as a percent of
  non-performing assets ............................   302.42     58.26    195.48     62.73     10.46     21.19     32.88
Regulatory Capital Ratios:
Tangible capital ...................................    15.08     14.21     14.74     14.65     14.08     14.02     12.71
Core capital .......................................    15.08     14.21     14.74     14.65     14.08     14.02     12.71
Risk-based capital .................................    32.92     29.89     32.52     30.58     32.60     31.80     31.19
Number of:
Banking offices ....................................        4         4         4         4         4         4         4


-------------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.

(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4) Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

                               RECENT DEVELOPMENTS

         The following tables set forth certain financial and other data of Cheviot Savings Bank at and for the periods indicated. Financial data and financial ratios and other data at March 31, 2003 have been derived from and should be read in conjunction with the financial statements and notes beginning on page F-1. The unaudited selected data at and for the six months ended September 30, 2003 and 2002 were derived from the unaudited financial statements of Cheviot Savings Bank and, in the opinion of management, contain all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results for such periods. The results of operations and ratios and other data presented for the six months ended September 30, 2003 are not necessarily indicative of the results of operations for the fiscal year ending March 31, 2004.

                                                             At September 30,   At March 31, 2003
                                                                            2003
                                                             ----------------   -----------------

Selected Financial Condition Data:
     Total assets                                            $ 246,007          $ 243,784
     Cash and cash equivalents                                  19,207             24,408
     Investment securities held to maturity - at cost           11,162              6,146
     Mortgage backed securities held to maturity - at cost      20,598             23,593
     Loans receivable, net (1)                                 187,466            182,444
     Deposits                                                  197,238            195,312
     Advances from the Federal Home Loan Bank                    9,568             10,765
     Retained earnings - substantially restricted               37,251             35,932

     Allowance for loan losses                                     765                735
     Nonperforming loans                                            85                235

                                                             For the Three Months     For the Six Months
                                                              Ended September 30,     Ended September 30,
                                                             --------------------    --------------------
                                                               2003        2002        2003        2002
                                                             --------    --------    --------    --------
Selected Operating Data:
     Total interest income                                   $  3,092    $  3,673    $  6,316    $  7,185
     Total interest expense                                     1,076       1,609       2,257       3,201
                                                             --------    --------    --------    --------
     Net interest income                                        2,016       2,064       4,059       3,984
     Provision for losses on loans                                 15           3          30           3
                                                             --------    --------    --------    --------
     Net interest income after provision for losses on          2,001       2,061       4,029       3,981
     loans
     Total other income                                            63          42         125          55
     Total general, administrative, and other expense           1,091       1,065       2,157       2,017
                                                             --------    --------    --------    --------
     Earnings before income taxes                                 973       1,038       1,997       2,019
     Federal income taxes                                         330         353         678         686
                                                             --------    --------    --------    --------
     Net earnings                                            $    643    $    685    $  1,319    $  1,333
                                                             ========    ========    ========    ========

(1) Includes $481,000 and $235,000 of loans held for sale at September 30, 2003 and March 31, 2003.

                                                             At or for the Three Months       At or for the Six Months
                                                                 Ended September 30,             Ended September 30,
                                                             --------------------------      --------------------------
                                                                2003            2002            2003            2002
                                                             ----------      ----------      ----------      ----------
                                                                     (Unaudited)
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets .................................         1.05%           1.14%           1.08%           1.13%
Return on average equity .................................         6.74            7.95            7.28            7.88
Average equity to average assets .........................        15.63           14.30           14.89           14.30
Equity to total assets at end of period ..................        15.14           14.50           15.14           14.50
Interest rate spread (2) .................................         3.11            3.12            3.11            3.06
Net interest margin (2) ..................................         3.40            3.53            3.42            3.47
Average interest-earning assets to average interest-
   bearing liabilities ...................................       116.15          114.61          116.30          114.80
Total general, administrative and other expenses to
   average total assets ..................................         1.79            1.76            1.77            1.70
Efficiency ratio (3) .....................................        52.48           50.55           51.55           49.93
Asset Quality Ratios:
Non-performing loans as a percent of total loans
   (4) ...................................................         0.03            0.46            0.03            0.46
Non-performing assets as a percent of total assets .......         0.03            0.35            0.03            0.35
Allowance for loan losses as a percent of total
   loans .................................................         0.41            0.31            0.41            0.31
Allowance for loan losses as a percent of non-
   performing assets .....................................       900.00           59.95          900.00           59.95
Regulatory Capital Ratios:
Tangible capital .........................................        15.16           14.50           15.16           14.50
Core capital .............................................        15.16           14.50           15.16           14.50
Risk-based capital .......................................        33.11           29.98           33.11           29.98
Number of:
Banking offices ..........................................            4               4               4               4

--------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.

(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4) Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.



Comparison of Financial Condition at September 30, 2003 and March 31, 2003.


         At September 30, 2003, Cheviot Savings Bank had total assets of $246.0 million, an increase of $2.2 million, or 0.9%, from the $243.8 million total at March 31, 2003. The increase in total assets was comprised primarily of increases in investment securities and loans receivable, which were partially offset by a decrease in cash and cash equivalents and mortgage-backed securities.

         Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $19.2 million at September 30, 2003, a decrease of $5.2 million, or 21.3%, from the $24.4 million total at March 31, 2003. Investment securities totaled $11.2 million at September 30, 2003, an increase of $5.0 million, or 81.6%, from $6.1 million at March 31, 2003. During the six months ended September 30, 2003, investment securities purchases consisted of $8.1 million of U.S. Government agency obligations, which were partially offset by maturities totaling $3.0 million. All of our investment securities are classified as held to maturity.

         Mortgage-backed securities totaled $20.6 million at September 30, 2003, a decrease of $3.0 million, or 12.7%, from $23.6 million at March 31, 2003. The decrease in mortgage-backed securities was due primarily to principal repayments, which were partially offset by $2.0 million of securities purchased. All mortgage-backed securities are classified as held to maturity.

         Loans receivable, including loans held for sale, totaled $187.5 million at September 30, 2003, an increase of $5.0 million, or 2.8%, from March 31, 2003. The increase resulted from loan disbursements of $40.6 million, which were partially offset by loan repayments of $34.0 million and loans sales of $1.6 million. Growth in the loan portfolio consisted primarily of a $3.9 million increase in loans secured by one-to-four family residential real estate.

         At September 30, 2003, the allowance for loans losses totaled $765,000, or .41% of total loans, compared to $735,000, or .40% of total loans at March 31,2003.

         Non-performing loans totaled $85,000 at September 30, 2003, compared to $235,000 at March 31, 2003. At September 30, 2003, all of these loans consisted of one-to-four family loans. The allowance for loans losses totaled 900.0% and 312.8% of non-performing loans at September 30, 2003 and March 31, 2003, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

         Deposits totaled $197.2 million at September 30, 2003, an increase of $1.9 million, or 1.0%, from $195.3 million at March 31, 2003. The increase resulted primarily from management's efforts to maintain a moderate rate of growth in deposits through marketing and pricing strategies. Advances from the Federal Home Loan Bank decreased by $1.2 million, or 11.1%, to a total of $9.6 million at September 30, 2003.

         Retained earnings totaled $37.3 million at September 30, 2003, a $1.3 million, or 3.7%, increase from March 31, 2003. The increase resulted from net earnings of $1.3 million for the six months ended September 30, 2003.

         Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. In May 2003, management was notified by its primary regulator that Cheviot Savings Bank was categorized as well capitalized under regulatory guidelines. At September 30, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Results of Operations for the Three Months Ended September 30, 2003 and September 30, 2002.


         General. Cheviot Savings Bank's net earnings totaled $643,000 for the three months ended September 30, 2003, a decrease of $42,000, or 6.1%, from $685,000 of net earnings for the three months ended September 30, 2002. The decrease in net earnings was primarily attributable to a decrease in net interest income of $48,000, an increase in the provision for losses on loans of $12,000 and an increase in general, administrative and other expense of $26,000, which were partially offset by an increase in other income of $21,000 and a decrease in the provision for federal income taxes of $23,000.

         Interest Income. Total interest income for the three months ended September 30, 2003, totaled $3.1 million, a decrease of $581,000, or 15.8%, compared to the three months ended September 30, 2002. The decrease in interest income reflects the impact of a decrease of 105 basis points in the average yield, from 6.27% to 5.22%, which was partially offset by an increase of $2.7 million, or 1.2%, in the average balance of interest-earning assets outstanding during the three months ended September 30, 2003 as compared to the three months ended September 30, 2002.

         Interest income on loans decreased by $293,000, or 9.5%, for the three months ended September 30, 2003. The decrease in interest income on loans reflects the impact of a decrease of 106 basis points in the average yield on loans to 6.01%, which was partially offset by an $11.2 million, or 6.4%, increase in the average balance outstanding from the comparable 2002 period. Interest income on mortgage-backed securities decreased by $146,000, or 45.1%, during the three months ended September 30, 2003, due primarily to a $6.6 million decrease in the average balance outstanding and a decrease in the average yield of 131 basis points from the comparable 2002 period. Interest income on investment securities decreased by $99,000, or 70.7%, during the three months ended September 30, 2003, due primarily to a $ 6.0 million, or 39.7%, decrease in the average balance outstanding and a decrease in the average yield of 189 basis points from the comparable 2002 period. Interest income on other interest-earning assets decreased by $43,000, or 33.9%, during the three months ended September 30, 2003. The decrease was due primarily to a 133 basis point decrease in the average yield, which was partially offset by an increase of $
4.2 million in the average balance outstanding from the comparable 2002 period.

         Interest Expense. Interest expense for the three months ended September 30, 2003 totaled $1.1 million, a decrease of $533,000, or 33.1%, from interest expense of $1.6 million for the three months ended September 30, 2002. The decrease resulted from a 104 basis point decrease in the average cost of funds, to 2.11% for the three months ended September 30, 2003, and a $367,000, or 0.2%, decrease in the average balance of deposits and borrowings outstanding for the period ended September 30, 2003. Interest expense on deposits totaled $964,000 for the three months ended September 30, 2003, a decrease of $511,000, or 34.6%, from the three months ended September 30, 2002. This decrease was a result of a 108 basis point decrease in the average cost of deposits to 1.98% for the 2003 period, which was partially offset by an increase in the average balance outstanding of $1.7 million, or 0.9%, for the 2003 period. Interest expense on borrowings totaled $112,000 for the three months ended September 30, 2003, a decrease of $22,000 or 16.4%, from the 2002 period. This decrease resulted from a decrease in the average balance of borrowings outstanding of $2.1 million, or 17.5%, partially offset by an increase in the average cost of borrowings of 6 basis points for the three months ended September 30, 2003 from the comparable 2002 period.

         Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $48,000, or 2.3%, during the three months ended September 30, 2003 from the comparable period ended September 30, 2002. The average interest rate spread decreased to 3.11% for the three months ended September 30, 2003 from 3.12% for the three months ended September 30, 2002. The net interest margin decreased to 3.40% for the three months ended September 30, 2003 from 3.53% for the three months ended September 30, 2002.

         Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $15,000 for the three months ended September 30, 2003, an increase of $12,000 compared to the three month period ended September 30, 2002. The provision recorded during the three months ended September 30, 2003 generally reflects the overall growth in the loan portfolio as well as management's perception of the risk prevalent in the economy. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.

         Other Income. Other income totaled $63,000 for the three months ended September 30, 2003; an increase of $21,000, or 50.0%, compared to the three months ended September 30, 2002. The increase in other income was solely attributable to an $21,000 gain on sales of loans in the secondary market during the 2003 period, while no loans were sold in 2002.

         General, Administrative and Other Expense. General, administrative and other expense totaled $1.1 million for the three months ended September 30, 2003; an increase of $26,000, or 2.4%, compared to the three months ended September 30, 2002. The increase in general, administrative and other expense was due primarily to pro-rata increases in operating expenses due to the Bank's overall growth year to year.

         Federal Income Taxes. The provision for federal income taxes totaled $330,000 for the three months ended September 30, 2003, a decrease of $23,000, or 6.5%, compared to the provision recorded for the same period in 2002. The decrease resulted primarily from a $65,000, or 6.3%, decrease in pretax earnings. The effective tax rate was 33.9% and 34.0% for the three month periods ended September 30, 2003 and 2002, respectively.


Comparison of Results of Operations for the Six Months Ended September 30, 2003 and September 30, 2002.


         General. Cheviot Savings Bank's net earnings totaled $1.3 million for the six months ended September 30, 2003, a decrease of $14,000, or 1.1%, compared to the net earnings for the six months ended September 30, 2002. The decrease in net earnings was primarily attributable to an increase in the provision for losses on loans of $27,000 and an increase in general, administrative, and other expense of $140,000, which were partially offset by an increase in net interest income of $75,000, an increase in other income of $70,000 and a decrease in the provision for federal income taxes of $8,000.

         Interest Income. Total interest income for the six months ended September 30, 2003, totaled $6.3 million, a decrease of $869,000, or 12.1%, compared to the six months ended September 30, 2002. The decrease in interest income reflects the impact of a decrease of 94 basis points in the average yield, from 6.26% to 5.32%, which was partially offset by an increase of $7.9 million, or 3.5%, in the average balance of interest-earning assets during the six months ended September 30, 2003 as compared to the six months ended September 30, 2002.

         Interest income on loans decreased by $376,000, or 6.2%, for the six months ended September 30, 2003. The decrease in interest income on loans reflects the impact of a decrease of 88 basis points in the average yield on loans to 6.16%, which was partially offset by a $12.5 million, or 7.3%, increase in the average balance outstanding from the comparable 2002 period. Interest income on mortgage-backed securities decreased by $235,000, or 37.6%, during the six months ended September 30, 2003, due primarily to a $4.1 million decrease in the average balance outstanding and a decrease in the average yield of 126 basis points from the comparable 2002 period. Interest income on investment securities decreased by $173,000, or 71.2%, during the six months ended September 30, 2003, due primarily to a $6.3 million, or 44.1%, decrease in the average balance outstanding and a decrease in the average yield of 164 basis points from the comparable 2002 period. Interest income on other interest-earning assets decreased by $85,000, or 31.1%, during the six months ended September 30, 2003. The decrease was due primarily to a 149 basis point decrease in the average yield, which was partially offset by an increase of $5.9 million in the average balance outstanding from the comparable 2002 period.

         Interest Expense. Interest expense totaled $2.3 million for the six months ended September 30, 2003, a decrease of $944,000, or 29.5%, from interest expense of $3.2 million for the six months ended September 30, 2002. The decrease resulted from a 99 basis point decrease in the average cost of funds, to 2.21% for the six months ended September 30, 2003, which was partially offset by a $4.2 million, or 2.1%, increase in the average balance of deposits and borrowings outstanding for the period ended September 30, 2003. Interest expense on deposits totaled $2.0 million for the six months ended September 30, 2003, a decrease of $981,000, or 32.6%, from the six months ended September 30, 2002. This decrease was a result of a 105 basis point decrease in the average cost of deposits to 2.09% for the 2003 period, which was partially offset by an increase in the average balance outstanding of $2.8 million, or 1.5%, for the 2003 period. Interest expense on borrowings totaled $233,000 for the six months ended September 30, 2003, an increase of $37,000, or 18.9%, from the 2002 period. This increase resulted from an increase in the average balance of borrowings of $1.4 million, or 16.3%, and an increase in the average cost of borrowings of 10 basis points for the six months ended September 30, 2003 from the comparable 2002 period.

         Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by of $75,000, or 1.9%, during the six months ended September 30, 2003, from the comparable period ended September 30, 2002. The average interest rate spread increased to 3.11% for the six months ended September 30, 2003 from 3.06% for the six months ended September 30, 2002. The net interest margin decreased to 3.42% for the six months ended September 30, 2003 from 3.47% for the six months ended September 30, 2002.

         Provision for Losses on Loans. Based upon an analysis of historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio, management recorded a provision for losses on loans totaling $30,000 for the six month period ended September 30, 2003, an increase of $27,000 compared to the six month period ended September 30, 2002. The provision recorded during the six months ended September 30, 2003 generally reflects the overall growth in the loan portfolio as well as management's perception of the risk prevalent in the economy. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.

         Other Income. Other income totaled $125,000 for the six months ended September 30, 2003; an increase of $70,000, or 127.3%, compared to the six months ended September 30, 2002. The increase in other income was primarily attributable to a $39,000 gain on sales of loans in the secondary market and a $20,000 decrease in losses on sales of real estate acquired through foreclosure.

         General, Administrative and Other Expense. General, administrative and other expense totaled $2.2 million for the six months ended September 30, 2003; an increase of $140,000, or 6.9%, compared to the six months ended September 30, 2002. The increase in general, administrative and other expense was due primarily to an increase of $60,000, or 5.6%, in employee compensation and benefits, an increase of $36,000, or 13.8%, in property, payroll and other taxes and an increase of $72,000, or 38.3%, in other operating expense, which were partially offset by a decrease of $19,000, or 15.2%, in data processing expense. The increase in employee compensation and benefits was due primarily to a $47,000 expense recorded in connection with the directors deferred compensation plan established during the last quarter of fiscal 2003. Management anticipates that the future annual expense related to this plan will total approximately $19,000. The increase in property, payroll and other taxes was due primarily to a $14,000 increase in franchise taxes and a $19,000 increase in real estate taxes. The increase in other operating expense was due primarily to costs incurred related to updating the Bank's website and providing promotional material related to the change in the Bank's name effective April 2, 2003. The decrease in data processing expense was a result of the conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth.

         Federal Income Taxes. The provision for federal income taxes totaled $678,000 for the six months ended September 30, 2003, a decrease of $8,000, or 1.2%, compared to the provision recorded for the same period in 2002. The decrease resulted primarily from a $22,000, or 1.1%, decrease in pretax earnings. The effective tax rate was 34.0% for each of the six-month periods ended September 30, 2003 and 2002.

                                  RISK FACTORS

--------------------------------------------------------------------------------
    You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------


Changing Interest Rates May Cause Net Earnings to Decline.

         At June 30, 2003 and March 31, 2003, respectively, $149.4 million and $151.9 million or 81.2% and 83.3%, respectively, of our loan portfolio and 61.5% and 62.3% of our total assets, respectively, consisted of loans with fixed rates of interest. The yield of our fixed rate portfolio was 6.36% and 6.60% at June 30, 2003 and March 31, 2003, respectively. In the event that interest rates rise, our net interest margin and interest rate spread will be adversely affected by the high level of assets with fixed rates of interest which we retain in our portfolio. As market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits, which will result in a decrease of our net interest income. Furthermore, the value of our loans will be less should we choose to sell such loans in the secondary market. Since as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Market Risk."


The Future Price of the Common Stock May be less than the Purchase Price in the Offering and You May Suffer a Financial Loss Upon Sale.

         We cannot assure you that, if you purchase common stock in the offering, you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the reorganization will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. For additional information see "Market for the Common Stock." In addition, current Office of Thrift Supervision regulations permit mutual holding companies to be acquired by a mutual institution. The possibility of such a transaction has already resulted in a degree of takeover speculation which is reflected in the per share price of mutual holding companies' common stock. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. The Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case.

There is No Guarantee that an Active Trading Market for Your Stock Will Develop, Which May Hinder Your Ability to Sell Your Common Stock.

         Since Cheviot Financial Corp. has never issued stock, there is no current trading market for the common stock. We have received conditional approval for our stock to be quoted on the Nasdaq SmallCap Market. Consequently, Cheviot Financial Corp. cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. Neither Cheviot Financial Corp. nor any market maker will have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice. You should consider the potentially long-term nature of an investment in our common stock. For additional information see "Market for Common Stock."

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.


         Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.


         In determining the amount of the allowance for loan losses, we review individual delinquent multi-family and commercial real estate loans for potential impairments in their carrying value. Additionally, we apply a factor to the loan portfolio principally based on historical loss experience applied to the composition of the loan portfolio and integrated with our perception of risk in the economy. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loans losses, and increases in the allowance may be necessary. Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand our non-residential, multi-family or commercial business lending. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance, calculated as described above, represents 302.42% and 195.48% of our non-performing assets at June 30, 2003 and March 31, 2003, respectively. At both June 30, 2003 and March 31, 2003, although we believe that all known losses in the portfolio had been recorded, material additions to our allowance would materially decrease our net income.

If Economic Conditions Deteriorate, Our Earnings Could be Adversely Impacted as Borrowers' Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.


         Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Since we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

         In addition, substantially all of our loans are to individuals and businesses in Hamilton County, Ohio. Consequently, any decline in the economy of this market area could have an adverse impact on our earnings.


Our Return on Equity Will be Low Compared to Other Companies. This Could Hurt the Trading Price of Our Common Stock.


         Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 7.46% for the three months ended June 30, 2003 and 6.83% and 4.84%, respectively, for fiscal 2003 and 2002. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by increased equity from the offering and increased expenses due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan. Until we can increase our net interest income and other income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock.


Investors who Purchase Stock in the Offering Will Not Exercise Voting Control of Cheviot Financial Corp.


         A majority of the voting stock of Cheviot Financial Corp. will be owned by Cheviot Mutual Holding Company. Cheviot Mutual Holding Company will be controlled by its board of directors, who initially will consist of those persons who are members of the board of directors of Cheviot Financial Corp. and Cheviot Savings Bank. Cheviot Mutual Holding Company will elect all members of the board of directors of Cheviot Financial Corp., and, as a general matter, will control the outcome of all matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote, except for matters that require a vote greater than a majority vote. Consequently, Cheviot Mutual Holding Company, acting through its board of directors, will be able to control the business and operations of Cheviot Financial Corp. and will be able to prevent any challenge to the ownership or control of Cheviot Financial Corp. by stockholders other than Cheviot Mutual Holding Company. There is no assurance that Cheviot Mutual Holding Company will not take actions that the public stockholders believe are against their interests.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Net Earnings and Potentially Dilute Book Value per Share.

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering, with funds borrowed from Cheviot Financial Corp. The cost of acquiring the employee stock ownership plan shares will be between $2,295,000 at the minimum of the offering range and $3,105,000 at the maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will also increase.

         The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employee plans and tax qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the shares of common stock outstanding held by persons other than Cheviot Mutual Holding Company at the close of the stock offering. Notwithstanding the foregoing, we also intend to authorize the grant and issuance of common shares by (i) awards of common stock after the offering pursuant to one or more stock recognition and retention plans in an amount equal to up to 4% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering (if the recognition plans are adopted within one year after the completion of the offering), and (ii) options to purchase a number of shares of common stock in an amount equal to up to 10% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering. Shares awarded pursuant to the recognition plans and shares issued upon exercise of options may be authorized but unissued shares of common stock or shares of common stock purchased by us or such plans on the open market. Assuming the shares of common stock to be awarded under the recognition plan are issued from authorized but unissued shares, the accretion per common share would be between $0.01 per share at the minimum of the offering range and $0.05 per share at the adjusted maximum of the offering range. In the event that a portion of the shares used to (i) fund the recognition and retention plans or (ii) satisfy the exercise of options from our stock option plan is obtained from authorized but unissued shares, the issuance of additional shares may dilute our earnings per share and stockholders' equity per share. For additional information see "Pro Forma Data."

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.


         We intend to adopt a stock option plan and recognition and retention plan following the reorganization. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the recognition and retention plans. For additional information see "Pro Forma Data."

The Contribution of Shares and Cash to Cheviot Savings Bank Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Earnings in Fiscal 2004.


         We intend to establish a charitable foundation in connection with the reorganization. We will make a contribution to the charitable foundation in the form of shares of common stock and cash. The number of shares of common stock to be contributed to the charitable foundation will equal 75,000 shares, or 1.0% of the shares to be outstanding by Cheviot Financial Corp. at the midpoint of the offering. The balance of the contribution will consist of $750,000 in cash paid by Cheviot Savings Bank. Persons purchasing shares in the offering will have their ownership and voting interests in Cheviot Financial Corp. diluted by 2.2% due to the issuance of additional shares of common stock to the foundation.


         The aggregate contribution will also have an adverse impact on Cheviot Financial Corp.'s reported net earnings for the quarter and year in which the contribution to the foundation is made. The after-tax expense of the contribution will reduce net earnings to be reported by Cheviot Financial Corp. in fiscal 2004 by approximately $1,245,000. For additional information see "Comparison of Valuation and Pro Forma Information With And Without The Foundation."

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. For additional information see "Business of Cheviot Savings Bank - Competition."


We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize such Proceeds Could Reduce Future Earnings.

         We intend to contribute approximately 52% of the net proceeds of the offering to Cheviot Savings Bank. Cheviot Financial Corp. will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds as a possible source of funds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, purchase investment securities, or for other general corporate purposes. Cheviot Savings Bank will use a portion of the proceeds it receives to make a $750,000 cash contribution to the Cheviot Savings Bank Charitable Foundation, and may use the remainder to fund new loans, purchase investment securities, expand its retail banking franchise internally or through acquisitions, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to effectively deploy net offering proceeds could reduce our future earnings.

We Operate in a Highly Regulated Environment and May be Adversely Affected by Changes in Laws and Regulations.


         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. As federally chartered holding companies, Cheviot Financial Corp. and Cheviot Mutual Holding Company also will be subject to regulation and oversight by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on Cheviot Savings Bank, Cheviot Financial Corp., and our operations.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering Is Terminated or Extended Beyond ______________________, 2003.

         Funds submitted in connection with a purchase of common stock in the offering will be held by Cheviot Financial Corp. until the termination or completion of the reorganization, including any extension of the expiration date. Since completion of the reorganization will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the reorganization. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the stock offering is terminated or extended beyond ____________________, 2003.


Our Stock Value May Suffer from Anti-Takeover Provisions and Our Mutual Holding Company Structure that May Impede Potential Takeovers.


         Anti-Takeover Provisions in our Charter and Bylaws. Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

         . Restrictions on acquiring more than 10% of our common stock by any person other than Cheviot Mutual Holding Company for five years and limitations on voting rights;

         . The election of members of the board of directors to staggered three-year terms;

         . The absence of cumulative voting by stockholders in the election of directors;

         . Provisions restricting the calling of special meetings of stockholders; and

         . Our ability to issue preferred stock and additional shares of common stock without stockholder approval.


See "Restrictions on Acquisition of Cheviot Financial Corp." for a description of anti-takeover provisions in our corporate documents and federal regulations.

         Federal Regulations Restricting Takeovers. For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See "Restrictions on Acquisitions of Cheviot Financial Corp." for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.


         Mutual Holding Company Structure May Impede Takeovers. Cheviot Mutual Holding Company, as the majority stockholder of Cheviot Financial Corp., will be able to control the outcome of virtually all matters presented to stockholders for their approval.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

         .        statements of our goals, intentions and expectations;

         . statements regarding our business plans and prospects and growth and operating strategies;

         . statements regarding the asset quality of our loan and investment portfolios; and

         .        estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         . significantly increased competition among depository and other financial institutions;

         . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         . general economic conditions, either nationally or in our market areas, that are worse than expected;

         .        adverse changes in the securities markets;

         . legislative or regulatory changes that adversely affect our business;

         . our ability to enter new markets successfully and capitalize on growth opportunities;

         .        changes in consumer spending, borrowing and savings habits;

         . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

         .        changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in "Risk Factors" beginning on page 24.

                              CHEVIOT SAVINGS BANK

         Cheviot Savings Bank is headquartered in Cheviot, Ohio. Our deposits are insured by the FDIC, through the Savings Association Insurance Fund. We are examined and regulated by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the FDIC.


         We are a community-oriented bank providing residential and non-residential real estate financing and financial services products to our customers in the market areas we serve, funded primarily with local retail deposits and, to a lesser extent, borrowed funds and equity. We operate through our main office location in Cheviot, Ohio and three branch offices in the western portion of Hamilton County, Ohio. Each of our four branch offices operates as full-service offices, providing a full range of financial products. Based on the latest FDIC-published data, as of June 30, 2002, we had the thirteenth (out of 47 competitors) largest market share of deposits in Hamilton County, Ohio. At June 30, 2003 and March 31, 2003, respectively, we had total assets of $242.8 million and $243.8 million, loans receivable of $183.9 million and $182.4 million, deposits of $195.0 million and $195.3 million and retained earnings of $36.6 million and $35.9 million.


         Our executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457. For further information on our operations and financial condition, see "Business of Cheviot Savings Bank."

                             CHEVIOT FINANCIAL CORP.


         Cheviot Financial Corp. is a federal corporation being organized for the purpose of serving as the holding company of Cheviot Savings Bank following the reorganization. Cheviot Financial Corp. has not engaged in any business to date. Cheviot Financial Corp. will be a savings and loan holding company registered with the Office of Thrift Supervision. Upon completion of the reorganization, Cheviot Financial Corp. will have no significant assets other than shares of common stock of Cheviot Savings Bank and an amount equal to 47.6% of the net proceeds of the offering, of which a portion of such proceeds will be used to fund a loan to the ESOP. Upon completion of the reorganization, Cheviot Mutual Holding Company will own approximately 55% of Cheviot Financial Corp.'s outstanding common stock. Cheviot Financial Corp.'s executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be (513) 661-0457.


                         CHEVIOT MUTUAL HOLDING COMPANY


         As part of our reorganization, we will organize Cheviot Mutual Holding Company as a federally chartered mutual holding company registered with the Office of Thrift Supervision. Persons who had membership rights with respect to Cheviot Savings Bank as of the date of the reorganization will continue to have membership rights solely with respect to Cheviot Mutual Holding Company. See "The Reorganization and Offering - Effects of the Reorganization." Cheviot Mutual Holding Company's executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be (513) 661-0457.

         Cheviot Mutual Holding Company's principal assets will be the common stock of Cheviot Financial Corp. that it receives in the reorganization and $100,000 in cash it receives as its initial capitalization from Cheviot Savings Bank. At the present time, we expect that Cheviot Mutual Holding Company will not engage in any business activity other than its investment in a majority of the common stock of Cheviot Financial Corp. Federal law and regulations require that, as long as Cheviot Mutual Holding Company is in existence, it must own a majority of Cheviot Financial's common stock. Federal law, regulations, and the plan of reorganization permit Cheviot Mutual Holding Company to convert to the stock form of organization. For additional information regarding a stock conversion of Cheviot Mutual Holding Company, see "Regulation - Holding Company Regulation - Conversion of Cheviot Mutual Holding Company to Stock Form."


               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


         The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $26.6 million and $36.6 million, or $42.3 million if the offering is increased by 15%.


         Cheviot Financial Corp. intends to distribute the net proceeds from the offering as follows:


                                             Minimum                 Midpoint                Maximum             Adjusted Maximum
                                             -------                 --------                -------             ----------------
                                                   Percent                 Percent                 Percent                 Percent
                                                    of Net                  of Net                  of Net                  of Net
                                        Amount     Proceeds     Amount     Proceeds     Amount     Proceeds     Amount     Proceeds
                                       --------    --------    --------    --------    --------    --------    --------    --------
                                                                          (Dollars in thousands)

Offering proceeds ...................  $ 27,938                $ 33,000                $ 38,063                $ 43,884
Less offering expenses ..............    (1,343)                 (1,406)                 (1,469)                 (1,541)
                                       --------                --------                --------                --------
Net offering proceeds ...............    26,595       100.0%     31,594       100.0%     36,594       100.0%     42,343       100.0%
Less:
   Proceeds contributed to Cheviot
    Savings Bank ....................   (14,408)       52.8%    (16,547)       52.4%    (19,047)       52.0%    (21,922)       51.8%
   Proceeds used for loan to ESOP ...    (2,295)        8.6%     (2,700)        8.5%     (3,105)        8.4%     (3,571)        8.4%
                                       --------    --------    --------    --------    --------    --------    --------    --------
Proceeds retained by Cheviot
  Financial Corp. ...................  $ 10,252        38.6%   $ 12,347        39.1%   $ 14,442        39.5%   $ 16,850        39.8%
                                       --------    --------    --------    --------    --------    --------    --------    --------


         The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Cheviot Financial Corp. and Cheviot Savings Bank. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cheviot Savings Bank's deposits.

         For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy." The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer.


Cheviot Financial Corp. May Use the Proceeds It Retains from the Offering:

         . to finance the expansion of its operations through the acquisition of financial institutions or their assets or through diversification into related financial services businesses, such as insurance, financial planning and investment management companies, although no specific transactions are being considered at this time;


         .        to pay dividends to stockholders;

         .        to invest in securities; and

         .        for general corporate purposes.

         Following the reorganization, we may also implement stock repurchase programs. However, under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the reorganization, except when extraordinary circumstances exist and with prior regulatory approval.


Cheviot Savings Bank May Use the Proceeds It Receives from the Offering:


         . to fund new loans, including one-to-four family residential, construction, multi-family and commercial mortgage loans;

         . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although no transactions are specifically being considered at this time;

         .        to invest in securities; and

         .        for general corporate purposes.


         The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

         Upon completion of the reorganization, the board of directors of Cheviot Financial Corp. will have the authority to declare dividends on the common stock. Cheviot Financial Corp. intends to pay an annual cash dividend of $0.20 per share, payable quarterly at the rate of $0.05 per share. The payment of dividends is expected to commence in the first full quarter after the reorganization. The actual payment of dividends will be subject to the determination by the board of directors, which will take into account, among other factors, our financial condition and results of operations, tax considerations, economic conditions and regulatory restrictions that affect the payment of dividends by Cheviot Savings Bank to Cheviot Financial Corp.


         If Cheviot Financial Corp. pays dividends to its stockholders, it will be required to pay dividends to Cheviot Mutual Holding Company, unless Cheviot Mutual Holding Company elects to waive dividends. We currently anticipate that Cheviot Mutual Holding Company will waive dividends paid by Cheviot Financial Corp. Any decision to waive dividends will be subject to prior notification to the Office of Thrift Supervision. Under Office of Thrift Supervision regulations, in any second step conversion of Cheviot Mutual Holding Company waived dividends will not be considered in determining an appropriate exchange ratio and, therefore, current public stockholders will not be diluted because of dividends previously waived by Cheviot Mutual Holding Company. See
"Regulation - Holding Company Regulation - Waivers of Dividends by Cheviot Mutual Holding Company."

         Cheviot Financial Corp. will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. The source of payment of any dividends paid will initially come from Cheviot Financial Corp.'s proceeds retained in the offering. Our ability to pay dividends will also depend on the amount of funds available from Cheviot Savings Bank, provided that we notify the Office of Thrift Supervision at least 30 days in advance of our intention to make a capital distribution to Cheviot Financial Corp. Office of Thrift Supervision regulations impose limitations on the amount of dividends that can be paid by Cheviot Savings Bank. See "Regulation - Federal Banking Regulation - Capital Distributions."


         Additionally, we have committed to the Office of Thrift Supervision that, during the three and one quarter (3 1/4) years following the completion of the reorganization, we will not take any action to declare an "extraordinary" dividend to our stockholders that could be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK

         Cheviot Financial Corp. is being formed coincident with the reorganization and has never issued capital stock. Cheviot Savings Bank, as a mutual institution, has never issued capital stock. Cheviot Financial Corp. has received conditional approval to have its common stock quoted on The Nasdaq SmallCap Market under the symbol "CHEV" subject to the completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. We will seek to encourage at least three market makers to make a market in our stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock following the reorganization, but it is under no obligation to do so. While we anticipate that before completion of the offering we will obtain a commitment from at least two other broker-dealers to make a market in our common stock, there can be no assurance that this will occur.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

         At June 30, 2003, Cheviot Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical regulatory capital of Cheviot Savings Bank at June 30, 2003, and the pro forma regulatory capital after giving effect to the conversion, based upon the sale at $10.00 per share of the number of shares shown in the tables. The pro forma regulatory capital amounts reflect the receipt by Cheviot Savings Bank of approximately 53% of the net offering proceeds and the retention of approximately 50% of the net proceeds by Cheviot Financial Corp. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Cheviot Savings Bank in assets that have a risk-weight of 20% under applicable regulations, as if the net proceeds had been received and so applied at June 30, 2003. See "Pro Forma Data" for the assumption used to determine the net proceeds of the offering. For purposes of the table below, the entire amount expected to be borrowed by the employee stock ownership plan and the entire cost of the shares expected to be acquired by the recognition and retention plan are deducted from pro forma regulatory capital.


                                                                               PRO FORMA AT JUNE 30, 2003
                                                    --------------------------------------------------------------------------------
                                  CHEVIOT SAVINGS                                                                     MAXIMUM AS
                                 BANK HISTORICAL AT       MINIMUM             MIDPOINT            MAXIMUM             ADJUSTED(1)
                                   JUNE 30, 2003     2,793,750 SHARES     3,300,000 SHARES    3,806,250 SHARES     4,388,438 SHARES
                                ------------------- -------------------  ------------------  -------------------  ------------------
                                           PERCENT             PERCENT             PERCENT              PERCENT             PERCENT
                                             OF                  OF                  OF                   OF                  OF
                                 AMOUNT   ASSETS(2)  AMOUNT   ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT   ASSETS(2)   AMOUNT  ASSETS(2)
                                --------  --------- --------  ---------  -------- ---------  --------  ---------  -------- ---------
                                                                       (DOLLARS IN THOUSANDS)

GAAP capital................... $ 36,608   15.08%   $ 46,618    18.48%   $ 48,510   19.05%   $ 50,402    19.65%   $ 52,579   20.32%
                                ========  ========= ========  =========  ========  ========  ========  =========  ======== =========

Tangible Equity:
  Tangible Capital ............ $ 36,608   15.08%   $ 46,617    18.44%   $ 48,510   19.05%   $ 50,402    19.65%   $ 52,579   20.32%
  Tangible Requirement.........    3,641    1.50%      3,791     1.50%      3,820    1.50%      3,848     1.50%      3,881    1.50%
                                --------  --------- --------  ---------  --------  --------  --------  ---------  --------  --------
  Excess....................... $ 32,967   13.58%   $ 42,826    16.94%   $ 44,690   17.55%   $ 46,554    18.15%   $ 48,698   18.82%
                                ========  ========= ========  =========  ========  ========  ========  =========  ======== =========

Tier One leverage capital:
  Tier One leverage capital(3). $ 36,608   15.08%   $ 46,617    18.44%   $ 48,510   19.05%   $ 50,402    19.65%   $ 52,579   20.32%
  Tier One Requirement.........    9,710    4.00%     10,110     4.00%     10,186    4.00%     10,262     4.00%     10,349    4.00%
                                --------  --------- --------  ---------  --------  --------  --------  ---------  --------  --------
  Excess....................... $ 26,898   11.08%   $ 36,507    14.44%   $ 38,324   15.05%   $ 40,140    15.65%   $ 42,230   16.32%
                                ========  ========= ========  =========  ========  ========  ========  =========  ======== =========

Tier One capital to
 risk-weighted assets:
  Tier One capital level(4).... $ 36,608   32.28%   $ 46,617    40.39%   $ 48,510   41.90%   $ 50,402    43.39%   $ 52,579   45.09%
  Tier One Requirement.........    4,536    4.00%      4,616     4.00%      4,632    4.00%      4,647     4.00%      4,664    4.00%
                                --------  --------- --------  ---------  --------  --------  --------  ---------  --------  --------
  Excess....................... $ 32,072   28.28%   $ 42,001    36.39%   $ 43,878   37.90%   $ 45,755    39.39%   $ 47,915   41.09%
                                ========  ========= ========  =========  ========  ========  ========  =========  ======== =========

Total Risk-based capital:
  Risk-based capital........... $ 37,330   32.92%   $ 47,339    41.02%   $ 49,232   42.52%   $ 51,124    44.01%   $ 53,301   45.71%
  Risk-based Requirement.......    9,073    8.00%      9,233     8.00%      9,263    8.00%      9,293     8.00%      9,328    8.00%
                                --------  --------- --------  ---------  --------  --------  --------  ---------  --------  --------
  Excess....................... $ 28,257   24.92%   $ 38,106    33.02%   $ 39,969   34.52%   $ 41,831    36.01%   $ 43,973   37.71%
                                ========  ========= ========  =========  ========  ========  ========  =========  ======== =========


-------------------------

(1) As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect changes in market or general financial condition following the commencement of the offering.
(2) Tangible and Tier One leverage capital levels are shown as a percentage of total adjusted assets. Tier One capital and risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and 4% to 5% of total adjusted assets for all other savings banks.
(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(5) The following reflects the reconciliation from US GAAP capital to regulatory capital:


                                                              Minimum       Midpoint      Maximum      Maximum as
                                                                                                        Adjusted
                                                                            (Dollars in thousands)
US GAAP capital                                              $   36,608    $   36,608    $   36,608    $   36,608
Offering proceeds contributed from Cheviot Financial Corp.       14,047        16,547        19,047        21,922
Contribution to Charitable Foundation                              (750)         (750)         (750)         (750)
Tax benefit of contribution                                         255           255           255           255
Shares to be acquired by ESOP                                    (2,295)       (2,700)       (3,105)       (3,571)
Shares to be acquired by RRP                                     (1,148)       (1,350)       (1,553)       (1,785)
Capitalization of Cheviot Mutual Holding Company                   (100)         (100)         (100)         (100)
                                                             ----------    ----------    ----------    ----------
Tangible and core capital                                        46,617        48,510        50,402        52,579
Allowance for loan losses                                           722           722           722           722
                                                             ----------    ----------    ----------    ----------
Risk-based capital                                           $   47,339    $   49,232    $   51,124    $   53,301
                                                             ==========    ==========    ==========    ==========

                                 CAPITALIZATION

     The following table presents our historical capitalization at June 30, 2003 and the pro forma consolidated capitalization of Cheviot Financial Corp. after giving effect to the reorganization, including the issuance of shares to the charitable foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                         Pro Forma Based Upon the Sale at $10.00 per Share
                                                                 ------------------------------------------------------------------
                                                                                                                       4,388,438
                                                                    2,793,750        3,300,000        3,806,250          Shares
                                                Cheviot Savings       Shares           Shares           Shares         (Adjusted
                                                Bank Historical     (Minimum)        (Midpoint)       (Maximum)       Maximum)(1)
                                                ---------------  ---------------  ---------------  ---------------  ---------------
                                                                                   (In thousands)

Deposits(2) ..................................  $       194,973  $       194,973  $       194,973  $       194,973  $       194,973
Advances from the Federal Home Loan Bank .....            9,793            9,793            9,793            9,793            9,793
                                                ---------------  ---------------  ---------------  ---------------  ---------------
Total deposits and borrowings ................  $       204,766  $       204,766  $       204,766  $       204,766  $       204,766
                                                ===============  ===============  ===============  ===============  ===============
Stockholders' equity
  Preferred stock, $0.01 par value, 5,000,000
    shares authorized; none to be issued .....  $            --  $            --  $            --  $            --  $            --
  Common stock, $0.01 par value, 30,000,000
    shares authorized, shares to be issued as
    reflected(3) .............................               --               64               75               86               99
  Additional paid-in capital(3) ..............               --           27,281           32,269           37,258           42,944
  Retained earnings(4) .......................           36,608           36,508           36,508           36,508           36,508
  Accumulated other comprehensive income .....               --               --               --               --               --
Less:
  Expense of contribution to charitable
    foundation ...............................               --           (1,500)          (1,500)          (1,500)          (1,500)
Plus:
  Tax benefit of contribution to charitable
    foundation(5) ............................               --              255              255              255              255

Less:
  Common stock acquired by the ESOP(6) .......               --           (2,295)          (2,700)          (3,105)          (3,571)
  Common stock acquired by the recognition
     and retention plan(7) ...................               --           (1,148)          (1,350)          (1,553)          (1,785)

                                                ---------------  ---------------  ---------------  ---------------  ---------------
Total stockholders' equity ...................  $        36,608  $        59,165  $        63,557  $        67,949  $        73,000
                                                ===============  ===============  ===============  ===============  ===============


-------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock, which would reduce pro forma deposits by the amount of such withdrawals.


(3) Includes shares to be issued to depositors and the public in the offering, as well as shares to be issued to Cheviot Mutual Holding Company and the charitable foundation (6,375,000 at the minimum, 7,500,000 shares at the midpoint, 8,625,000 shares at the maximum and 9,918,751 at the adjusted maximum). No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan to be adopted by Cheviot Financial Corp. and presented for approval of stockholders following the offering. The stock option plan would provide for the grant of stock options to purchase a number of shares of common stock equal to 10% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering.


(4) The retained earnings of Cheviot Savings Bank will be substantially restricted after the offering. Assumes that Cheviot Mutual Holding Company will be capitalized by Cheviot Savings Bank with $100,000.
(5) Represents the available tax benefits related to the charitable contribution based on a 34.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Cheviot Financial Corp.'s annual taxable income, subject to the ability of Cheviot Financial Corp. and Cheviot Savings Bank to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6) Assumes that the ESOP will purchase 8% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering and that the funds used to acquire the ESOP shares will be borrowed from Cheviot Financial Corp. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Pro Forma Data" for further information regarding the ESOP purchase.
(7) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering are purchased by the recognition and retention plan in the open market (if the plan is adopted within one year after the completion of the offering). The actual purchase price per share may be more or less than $10.00. The common stock to be purchased by the recognition and retention plan is reflected as a reduction to stockholders' equity. See "Pro Forma Data" for further information regarding the purchase of shares by the recognition and retention plan.

                                 PRO FORMA DATA


         We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $26.6 million and $36.6 million, or $42.3 million if the offering range is increased by 15%, based upon the following assumptions:


         . we will sell all shares of common stock in the subscription offering;

         . 142,300 shares of common stock will be purchased by our executive officers and directors, and their immediate families;

         . our ESOP will purchase 8% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering with a loan from Cheviot Financial Corp. The loan will be repaid in substantially equal principal payments over a period of ten years;


         . we will make a contribution to the charitable foundation consisting of 75,000 shares or 1.0% of the shares to be outstanding at the midpoint of the offering and Cheviot Savings Bank will contribute $750,000 in cash;

         . we will pay Keefe, Bruyette & Woods, Inc. fees and expenses of approximately $525,000 at the adjusted maximum of the offering range. No fee will be paid with respect to shares of common stock issued to the charitable foundation and shares purchased by the ESOP and by our officers, directors and employees and their immediate families; and


         . Cheviot Savings Bank will capitalize Cheviot Mutual Holding Company with $100,000.


         Total fees and expenses, including fees and expenses paid to Keefe, Bruyette & Woods, Inc. at the midpoint of the offering, will be approximately $1,406,000.


         We calculated the pro forma consolidated net earnings and stockholders' equity of Cheviot Financial Corp. for the three months ended June 30, 2003 and for the fiscal year ended March 31, 2003, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 2.05% for the three months ended June 30, 2003 and 2.31% for the fiscal year ended March 31, 2003. We chose these yields because they represent the average yields on one-year through seven-year U.S. Government securities. We believe these rates more accurately reflect pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 34.0% for both periods. This results in an annualized after-tax yield of 1.35% for the three months ended June 30, 2003 and 1.52% for the year ended March 31, 2003.

         We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net earnings and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the

ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approval, the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering at the same price for which they were sold in the stock offering. We assume that shares of stock are granted under the plan in awards that vest over five years.


         As discussed under "How We Intend to Use the Proceeds from the Offering," Cheviot Financial Corp. intends to contribute approximately 52% of the net proceeds from the offering to Cheviot Savings Bank. We will use the net proceeds we retain to make a loan to the ESOP and retain the rest of the proceeds for future use.


         The pro forma table does not give effect to:

         . shares to be reserved for issuance under the stock option plan;

         . withdrawals from deposit accounts for the purpose of purchasing common stock in the offering;

         . Cheviot Financial Corp.'s results of operations after the reorganization; or

         . changes in the market price of the common stock after the reorganization.


         The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Cheviot Savings Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and the liquidation account, may be different than amounts that would be available for distribution to stockholders if we liquidated.


                                                                   AT OR FOR THE THREE MONTHS ENDED JUNE 30, 2003
                                                     ---------------------------------------------------------------------------
                                                                                                                  4,388,438
                                                         2,793,750          3,300,000          3,806,250        SHARES SOLD AT
                                                       SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT    $10.00 PER SHARE
                                                      $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE      (ADJUSTED
                                                         (MINIMUM)          (MIDPOINT)         (MAXIMUM)          MAXIMUM)(8)
                                                     ------------------ ------------------ ------------------ ------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross offering proceeds..............................  $     27,938       $      33,000     $      38,063      $      43,884
Plus: shares issued to charitable foundation.........           750                 750               750                750
                                                     ------------------ ------------------ ------------------ ------------------
Pro forma market capitalization......................  $     28,688       $      33,750     $      38,813      $      44,634
                                                     ================== ================== ================== ==================

Gross proceeds.......................................  $     27,938       $      33,000     $      38,063      $      43,884
Less:cash contribution to charitable foundation......          (750)               (750)             (750)              (750)
Less: expenses.......................................        (1,343)             (1,406)           (1,469)            (1,541)
                                                     ------------------ ------------------ ------------------ ------------------

Estimated net proceeds...............................        25,845              30,844            35,844             41,593

  Less: common stock purchased by ESOP                       (2,295)             (2,700)           (3,105)            (3,571)
  Less: common stock purchased by
    recognition and retention plan...................        (1,148)             (1,350)           (1,553)            (1,785)
                                                     ------------------ ------------------ ------------------ ------------------

Estimated net proceeds, as adjusted..................  $     22,402       $      26,794     $      31,186      $      36,237
                                                     ================== ================== ================== ==================

FOR THE 3 MONTHS ENDED JUNE 30, 2003
------------------------------------

Consolidated net earnings(1):
   Historical........................................  $        676       $         676     $         676      $         676
   Pro forma income on net proceeds, as adjusted.....            75                  90               105                122
   Pro forma ESOP adjustment(2)......................           (38)                (45)              (51)               (59)
   Pro forma recognition and retention
     plan adjustment (3).............................           (38)                (45)              (51)               (59)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma net earnings(1)............................  $        675       $         676     $         679      $         680
                                                     ================== ================== ================== ==================

Per share net earnings(1):
  Historical.........................................  $       0.11       $        0.09     $        0.08      $        0.07
   Pro forma income on net proceeds, as adjusted.....          0.01                0.01              0.01               0.01
   Pro forma ESOP adjustment(2)......................         (0.01)              (0.01)            (0.01)             (0.01)
   Pro forma recognition and retention
     plan adjustment(3)..............................         (0.01)              (0.01)            (0.01)             (0.01)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma net earnings per share(1)(4)...............  $       0.10       $        0.08     $        0.07      $        0.06
                                                     ================== ================== ================== ==================

AT JUNE 30, 2003
----------------

Stockholders' equity:
Historical...........................................  $     36,608       $      36,608     $      36,608      $      36,608
Estimated net proceeds...............................        26,595              31,594            36,594             42,343
   Less: capitalization of Cheviot
     Mutual Holding Company..........................          (100)               (100)             (100)              (100)
   Plus:shares issued to charitable foundation.......           750                 750               750                750
   Less:shares contributed to charitable foundation..          (750)               (750)             (750)              (750)
   Less: cash contributed to charitable foundation...          (750)               (750)             (750)              (750)
   Plus: tax benefit of contribution to charitable
     foundation......................................           255                 255               255                255
   Less:common stock acquired by ESOP(2).............        (2,295)             (2,700)           (3,105)            (3,571)
   Less: common stock acquired by
     recognition and retention plan(3)...............        (1,148)             (1,350)           (1,553)            (1,785)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma stockholders' equtiy(4)(5)..................  $     59,165       $      63,557     $      67,949      $      73,000
                                                     ================== ================== ================== ==================


                                                                   AT OR FOR THE THREE MONTHS ENDED JUNE 30, 2003
                                                     ---------------------------------------------------------------------------
                                                                                                                  4,388,438
                                                         2,793,750          3,300,000          3,806,250        SHARES SOLD AT
                                                       SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT    $10.00 PER SHARE
                                                      $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE      (ADJUSTED
                                                         (MINIMUM)          (MIDPOINT)         (MAXIMUM)          MAXIMUM)(8)
                                                     ------------------ ------------------ ------------------ ------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Stockholders' equity per share:
Historical...........................................  $       5.74       $        4.88     $        4.24      $        3.69
Estimated net proceeds...............................          4.17                4.21              4.24               4.27
  Less Capitalization of Cheviot Mutual
   Holding Company...................................         (0.02)              (0.01)            (0.01)             (0.01)
  Plus: shares issued to charitable foundation.......          0.12                0.10              0.09               0.08
  Less: shares contributed to charitable foundation..         (0.12)              (0.10)            (0.09)             (0.08)
  Less: cash contributed to charitable foundation....         (0.12)              (0.10)            (0.09)             (0.08)
  Plus: tax benefit of contribution to foundation....          0.04                0.03              0.03               0.03
  Less: common stock acquired by ESOP................         (0.36)              (0.36)            (0.36)             (0.36)
  Less common stock acquired by
   recognition and retention plan(3).................         (0.18)              (0.18)            (0.18)             (0.18)
                                                     ------------------ ------------------ ------------------ ------------------

Pro form stockholders' equity per share(4)(5)........  $       9.27       $        8.47     $        7.87      $        7.36
                                                     ================== ================== ================== ==================

Offering price as a multiple of pro
   forma net earnings per share(7)...................         25.00x              31.25x            35.71x             41.67x
                                                     ================== ================== ================== ==================

Offering price as a percentage of pro forma
   stockholders' equity per share(6).................        107.87%             118.06%           127.06%            135.87%
                                                     ================== ================== ================== ==================

Total shares outstanding.............................     6,375,000           7,500,000         8,625,000          9,918,751
                                                     ================== ================== ================== ==================


-------------------------


(1) Does not give effect to the $1.2 million after-tax expense that will be recognized in fiscal 2004 as a result of the establishment of the charitable foundation. Cheviot Financial Corp. will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $1.2 million at each of the minimum, midpoint, maximum and adjusted maximum of the estimated valuation ranges. Per share net earnings data is based on 6,151,238, 7,236,750, 8,322,263 and 9,570,603 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the reorganization, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.

(2) It is assumed that 8% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Cheviot Financial Corp. The amount to be borrowed is reflected as a reduction to stockholders' equity. Cheviot Savings Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net earnings assumes:
     (i) that the contribution to the ESOP is equivalent to the debt service requirement for the three months ended June 30, 2003, and was made at the end of the period; (ii) that 5,738, 6,750, 7,763 and 8,927 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the three months ended June 30, 2003, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the pro forma net earnings per share calculations.

(3) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table gives effect to the recognition and retention plan expected to be adopted by Cheviot Financial Corp. following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering (if the plan is adopted within more than one year after the completion of the offering,) or 114,750, 135,000, 155,250 and 178,538 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Cheviot Financial Corp., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Cheviot Savings Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 5% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.8%.

(4) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table, no effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Cheviot Financial Corp. following the reorganization. Under the stock option plan, an amount equal to 10% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering and shares of common stock issuable upon exercise of such options, or 286,875, 337,500, 388,125 and 446,344 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 4.3%.

(5) The retained earnings of Cheviot Savings Bank will continue to be substantially restricted for the tax bad debt reserve after the reorganization and for the liquidation rights of certain depositors. See "Effects of the Reorganization - Liquidation Rights."

(6) Stockholders' equity per share data is based upon 6,375,000, 7,500,000, 8,625,000 and 9,918,751 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the reorganization, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the foundation.


(7) Based on pro forma net income for the three months ended June 30, 2003, that has been annualized.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.


                                                                        AT OR FOR THE YEAR ENDED MARCH 31, 2003
                                                     ---------------------------------------------------------------------------
                                                                                                                  4,388,438
                                                         2,793,750          3,300,000          3,806,250        SHARES SOLD AT
                                                       SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT    $10.00 PER SHARE
                                                      $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE      (ADJUSTED
                                                         (MINIMUM)          (MIDPOINT)         (MAXIMUM)          MAXIMUM)(8)
                                                     ------------------ ------------------ ------------------ ------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross offering proceeds..............................  $     27,938       $      33,000     $      38,063      $      43,884
Plus: shares issued to charitable foundation.........           750                 750               750                750
                                                     ------------------ ------------------ ------------------ ------------------
Pro forma market capitalization......................  $     28,688       $      33,750     $      38,813      $      44,634
                                                     ================== ================== ================== ==================

Gross proceeds.......................................  $     27,938       $      33,000     $      38,063      $      43,884
Less: cash contribution to foundation................          (750)               (750)             (750)              (750)
Less: expenses.......................................        (1,343)             (1,406)           (1,469)            (1,541)

Estimated net proceeds...............................        25,845              30,844            35,844             41,593

  Less: common stock purchased by ESOP                       (2,295)             (2,700)           (3,105)            (3,571)
  Less: common stock purchased by
    recognition and retention plan...................        (1,148)             (1,350)           (1,553)            (1,785)
                                                     ------------------ ------------------ ------------------ ------------------

Estimated net proceeds, as adjusted..................  $     22,402       $      26,794     $      31,186      $      36,237
                                                     ================== ================== ================== ==================

FOR THE 12 MONTHS ENDED MARCH 31, 2003
--------------------------------------

Consolidated net earnings(1):
   Historical........................................  $      2,389       $       2,389     $       2,389      $       2,389
   Pro forma income on net proceeds, as adjusted.....           340                 407               474                551
   Pro forma ESOP adjustment(2)......................          (151)               (178)             (205)              (236)
   Pro forma recognition and retention
     plan adjustment                                           (151)               (178)             (205)              (236)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma net earnings(1)............................  $      2,427       $       2,440     $       2,453      $       2,468
                                                     ================== ================== ================== ==================

Per share net earnings (1):
  Historical.........................................  $       0.39       $        0.33     $        0.29      $        0.25
   Pro forma income on net proceeds, as adjusted.....          0.06                0.06              0.06               0.06
   Pro forma ESOP adjustment(2)......................         (0.02)              (0.02)            (0.02)             (0.02)
   Pro forma recognition and retention
     plan adjustment(3)..............................         (0.02)              (0.02)            (0.02)             (0.02)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma net earnings per share(1)(4)...............  $       0.41       $        0.35     $        0.31      $        0.27
                                                     ================== ================== ================== ==================

AT MARCH 31, 2003
-----------------

Stockholders' equity:
Historical...........................................  $     35,932       $      35,932     $      35,932      $      35,932
Estimated net proceeds...............................        26,595              31,594            36,594             42,343
  Less: capitalization of Cheviot
   Mutual Holding Company............................          (100)               (100)             (100)              (100)
   Plus: shares issued to charitable foundation......           750                 750               750                750
   Less: shares contributed to charitable foundation.          (750)               (750)             (750)              (750)
   Less: cash contributed to charitable foundation...          (750)               (750)             (750)              (750)
   Plus:tax benefit of contribution to charitable
     foundation......................................           255                 255               255                255
   Less:common stock acquired by ESOP(2).............        (2,295)             (2,700)           (3,105)            (3,571)
   Less: common stock acquired by
     recognition and retention plan (3)..............        (1,148)             (1,350)           (1,553)            (1,785)
                                                     ------------------ ------------------ ------------------ ------------------

Pro forma stockholders' equtiy(4)(5)..................  $     58,489       $      62,881     $      67,273      $      72,324
                                                     ================== ================== ================== ==================



                                                                        AT OR FOR THE YEAR ENDED MARCH 31, 2003
                                                     ---------------------------------------------------------------------------
                                                                                                                  4,388,438
                                                         2,793,750          3,300,000          3,806,250        SHARES SOLD AT
                                                       SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT    $10.00 PER SHARE
                                                      $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE      (ADJUSTED
                                                         (MINIMUM)          (MIDPOINT)         (MAXIMUM)          MAXIMUM)(8)
                                                     ------------------ ------------------ ------------------ ------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Stockholders' equity per share:
Historical..........................................   $       5.64       $        4.79     $        4.17      $        3.62
Estimated net proceeds..............................           4.17                4.21              4.24               4.27
  Less Capitalization of Cheviot Mutual
     Holding Company................................          (0.02)              (0.01)            (0.01)             (0.01)
  Plus: shares issued to charitable foundation......           0.12                0.10              0.09               0.08
  Less: shares contributed to charitable foundation.          (0.12)              (0.10)            (0.09)             (0.08)
  Less: cash contributed to charitable foundation...          (0.12)              (0.10)            (0.09)             (0.08)
  Plus: tax benefit of contribution to foundation...           0.04                0.03              0.03               0.03
  Less: common stock acquired by ESOP...............          (0.36)              (0.36)            (0.36)             (0.36)
  Less common stock acquired by
   recognition and retention plan (3)...............          (0.18)              (0.18)            (0.18)             (0.18)
                                                     ------------------ ------------------ ------------------ ------------------

Pro form stockholders' equity per share(4)(5).......   $       9.17       $        8.38     $        7.80      $        7.29
                                                     ================== ================== ================== ==================

Offering price as a multiple of pro forma net
  earnings per share................................          24.39x              28.57x            32.26x             37.04x
                                                     ================== ================== ================== ==================

Offering price as a percentage of pro
   forma stockholders' equity per share(6)..........         109.05%             119.33%           128.21%            137.17%
                                                     ================== ================== ================== ==================

Total shares outstanding............................      6,375,000           7,500,000          8,625,00          9,918,751
                                                     ================== ================== ================== ==================


-------------------------


(1) Does not give effect to the $1.2 million after-tax expense that will be recognized in fiscal 2004 as a result of the establishment of the charitable foundation. Cheviot Financial Corp. will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $1.2 million at each of the minimum, midpoint, maximum and adjusted maximum of the estimated valuation ranges. Per share net earnings data is based on 6,168,450, 7,257,000, 8,345,550 and 9,597,383 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the reorganization, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.

(2) It is assumed that 8% of the shares issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Cheviot Financial Corp. The amount to be borrowed is reflected as a reduction to stockholders' equity. Cheviot Savings Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net earnings assumes:
     (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended March 31, 2003, and was made at the end of the period; (ii) that 22,950, 27,000, 31,050 and 35,708 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the fiscal year ended March 31, 2003, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the pro forma net earnings per share calculations.


(3) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table gives effect to the recognition and retention plan expected to be adopted by Cheviot Financial Corp. following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation) in the offering (if the plan is adopted within more than one year after the completion of the offering,) or 114,750, 135,000, 155,250 and 178,538 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Cheviot Financial Corp., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Cheviot Savings Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.8%.

(4) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table, no effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Cheviot Financial Corp. following the reorganization. Under the stock option plan, an amount equal to 10% of the shares of common stock issued in the offering and shares of common stock issuable upon exercise of such options, or 286,875, 337,500, 388,125 and 446,344 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 4.3%.

(5) The retained earnings of Cheviot Savings Bank will continue to be substantially restricted for the tax bad debt reserve after the reorganization and for the liquidation rights of certain depositors. See "Effects of the Reorganization - Liquidation Rights."

(6) Stockholders' equity per share data is based upon 6,375,000, 7,500,000, 8,625,000 and 9,918,751 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the reorganization, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the foundation.


(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION


         As reflected in the table below, if the charitable foundation was not established and funded as part of the reorganization, RP Financial estimates that the pro forma valuation of Cheviot Financial Corp. would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Cheviot Financial Corp. shares to be issued in the offering is $28.7 million, $33.8 million and $38.8 million with the foundation, as compared with $29.8 million, $35.1 million and $40.4 million, respectively, without the foundation. There is no assurance that in the event the foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Cheviot Financial Corp. would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.


         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, assuming the reorganization was completed at June 30, 2003, with and without the foundation. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public, excluding shares issued to Cheviot Mutual Holding Company.



                                                                MINIMUM                 MIDPOINT                  MAXIMUM
                                                      ------------------------- ------------------------  -----------------------
                                                          WITH        WITHOUT      WITH         WITHOUT      WITH       WITHOUT
                                                       FOUNDATION   FOUNDATION  FOUNDATION    FOUNDATION  FOUNDATION   FOUNDATION
                                                      -----------   ----------- -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated offering amount..........................   $   27,938    $   29,835  $   33,000    $   35,100  $   38,063    $   40,365
Pro forma market capitalization....................       28,688        29,835      33,750        35,100      38,813        40,365
Estimated full value...............................       63,750        66,300      75,000        78,000      86,250        89,700
Total assets.......................................      265,307       267,537     269,699       272,105     274,091       276,672
Total liabilities..................................      204,766       204,766     204,766       204,766     204,766       204,766
Pro forma stockholders' equity.....................       59,165        61,395      63,557        65,963      67,949        70,530
Pro forma net earnings.............................          675           682         676           683         679           685
Pro forma stockholders' equity per share...........         9.27          9.25        8.47          8.46        7.87          7.86
Pro forma net earnings per share...................         0.10          0.10        0.08          0.08        0.07          0.07
PRO FORMA PRICING RATIOS:
Offering price as a percentage of pro forma
  stockholders' equity per share...................       107.87%       108.11%     118.06%       118.20%     127.06%       127.23%
Offering price to pro forma net earnings per
  share............................................        25.00         25.00       31.25         31.25       35.71         35.71
PRO FORMA FINANCIAL RATIOS:
Return on assets...................................         1.02%         1.02%      1.00%          1.00%       0.99%         0.99%
Return on equity...................................         4.56%         4.44%      4.25%          4.14%       4.00%        3.88%
Equity to assets...................................        22.30%        22.95%     23.57%         24.24%      24.79%        25.49%


                                                                        ADJUSTED MAXIMUM
                                                                   -------------------------
                                                                      WITH          WITHOUT
                                                                   FOUNDATION     FOUNDATION
                                                                  ------------   -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated offering amount .........................                 $   43,884     $   46,420
Pro forma market capitalization ...................                     44,634         46,420
Estimated full value ..............................                     99,188        103,155
Total assets ......................................                    279,142        281,925
Total liabilities .................................                    204,766        204,766
Pro forma stockholders' equity ....................                     73,000         75,783
Pro forma net earnings ............................                        680            687
Pro forma stockholders' equity per share ..........                       7.36           7.35
Pro forma net earnings per share ..................                       0.06           0.06
PRO FORMA PRICING RATIOS:
Offering price as a percentage of pro forma
  stockholders' equity per share ..................                     135.87%        136.05%
Offering price to pro forma net earnings per
  share............................................                      41.67          41.67
PRO FORMA FINANCIAL RATIOS:
Return on assets ..................................                       0.97%          0.97%
Return on equity ..................................                       3.73%          3.63%
Equity to assets ..................................                      26.15%         26.88%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                               FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         This discussion and analysis reflects Cheviot Savings Bank's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Cheviot Savings Bank's financial statements and their notes beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Financial Corp. Certain of Cheviot Savings Bank's accounting policies are important to the portrayal of Cheviot Savings Bank's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

General.


         Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans, loan sale and servicing activities, and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of salaries and employee compensation and benefits, advertising expense, data processing expense, other operating expenses and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

         General, administrative and other expense can be expected to increase following completion of the reorganization, as a result of the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by stockholders, and due to the costs of funding the charitable foundation.


         Assuming that the adjusted maximum number of shares are sold in the offering, and further assuming a price of $10.00 per share: (i) the contribution to the charitable foundation will be approximately $1.5 million, all of which will be expensed in the quarter during which the reorganization is completed;
(ii) the ESOP will acquire 357,075 shares with a $3.6 million loan that is expected to be repaid over 10 years, resulting in an annual expense (pre-tax) of approximately $357,075 (assuming that the common stock maintains a value of $10.00 per share); and (iii) the recognition and retention plan would award 4% of shares issued, or 178,538 shares to be offered to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $357,075.

         The actual expense that will be recorded for the ESOP will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10.00 per share will increase the expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

Critical Accounting Policies.


         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the allowance for loan losses to be a critical accounting policy.

         The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Cheviot Savings Bank.

         Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlining collateral, the financial strength of the borrower, results of internal loans reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

         The analysis has two components, specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.


Management Strategy.


         Our objective is to achieve and maintain superior financial performance by providing high quality financial products and services to individuals and small businesses in Hamilton County and the surrounding market areas. To achieve this objective, we have designed and begun to implement a business strategy that is intended to capitalize on our strength as a 92-year old community bank and to enhance our profitability. While maintaining our tradition of personal service and customer convenience, we seek to accomplish our objective by: (i) managing our interest rate risk; (ii) monitoring our asset quality; (iii) emphasizing our residential mortgage lending; (iv) continuing our community orientation; and (v) expanding our banking franchise through selective acquisitions and internal growth. The highlights of our strategy include the following:


         . Managing Interest Rate Risk. We manage our exposure to interest rate risk by maintaining a lending portfolio, which includes an increased level of construction loans, and borrowing money at longer terms to extend the duration of our liabilities. Based on our analysis as of March 31, 2003, the latest date for which data was available, a 200 basis point instantaneous and sustained rise in interest rates would result in a 24% decline in net portfolio value, compared to a 28% decline at March 31, 2002.


         . Monitoring Asset Quality. Through conservative investment and lending, adherence to strict underwriting guidelines and sound loan administration, we have been effective in limiting credit risk exposure. In addition, we have sought to build valuation allowance levels to reflect perceived credit risk. At June 30, 2003, non-performing assets totaled .10% of total assets, consisting of $72,000 of non-accruing loans, $40,000 of impaired loans and $136,000 of repossessed assets. At March 31, 2003, non-performing assets totaled 0.15% of assets, consisting of $58,000 of accruing loans that are more than 90 days past due, $137,000 of non-accruing loans, $40,000 of impaired loans and $141,000 of repossessed assets. At June 30, 2003 and March 31, 2003, valuation allowances totaled $750,000 and $735,000, or 0.41% and 0.40%, respectively, of net loans receivable and 302.42% and 195.48%, respectively, of non-performing assets.


         .        Continuing Emphasis on Residential Mortgage Lending.
                  Historically, we have emphasized residential mortgage lending within our market area. As of June 30, 2003 and March 31, 2003, $165.1 million and $163.2 million, respectively, or 85.8% and 85.9%, respectively, of our total loan portfolio consisted of one-to-four family residential mortgage loans. During the three months ended June 30, 2003 and the year ended March 31, 2003, we originated $19.0 million and $54.1 million, respectively, of one-to four-family residential mortgage loans. We intend to continue to originate one-to four-family loans because of our expertise with this type of lending.

         . Continuing to Serve as a Community-Oriented Financial Institution. We have a long tradition of focusing on the needs of our customers in our community and being an active corporate citizen. We deliver personalized and quality service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.


         . Expansion of the Banking Franchise. The reorganization and the proceeds of the stock offering will better enable us to expand the geographic reach of our banking franchise, both internally and through selective acquisitions of banks and other financial service providers. Over the next three years, we intend on opening one or two de novo branches. Neither Cheviot Savings Bank nor Cheviot Financial Corp. is considering any specific acquisition or expansion transaction at this time.

Management of Market Risk.

         Qualitative Analysis. Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management's activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.


         We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of our interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments.

         Quantitative Analysis. As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the board of directors of Cheviot Savings Bank.

         The Office of Thrift Supervision provides Cheviot Savings Bank with the information presented in the following tables. They present the change in Cheviot Savings Bank's net portfolio value ("NPV") at March 31, 2003 (the latest date for which information was available) and 2002, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

                                      March 31, 2003
------------------------------------------------------------------------------------------
       Change in                                                   Net Portfolio Value
   Interest Rates in            Net Portfolio Value(3)           as % of PV of Assets(4)
  Basis Points ("bp")    -----------------------------------------------------------------
      (Rate Shock
     in Rates)(1)          $ Amount    $ Change     % Change    NPV Ratio(5)    % Change
------------------------------------------------------------------------------------------
                                  (Dollars in thousands)
      + 300 bp             $ 27,312    $(16,568)     (37.8)%       11.55%        (32.4)%
      + 200 bp               33,387     (10,493)     (23.9)        13.70         (19.8)
      + 100 bp               39,246      (4,634)     (10.6)        15.65          (8.4)
          0 bp               43,880          --         --         17.09            --
      - 100 bp               45,802       1,922        4.2         17.62           3.1
      - 200 bp(2)                --          --         --            --            --

                                      March 31, 2002
------------------------------------------------------------------------------------------
       Change in                                                   Net Portfolio Value
   Interest Rates in            Net Portfolio Value(3)           as % of PV of Assets(4)
  Basis Points ("bp")    -----------------------------------------------------------------
      (Rate Shock
     in Rates)(1)          $ Amount    $ Change     % Change    NPV Ratio(5)    % Change
------------------------------------------------------------------------------------------
                                  (Dollars in thousands)
      + 300 bp             $ 24,155    $(17,135)     (41.5)%       11.00%        (36.2)%
      + 200 bp               29,920     (11,370)     (27.5)        13.22         (23.3)
      + 100 bp               35,735      (5,555)     (13.5)        15.33         (11.1)
          0 bp               41,290          --         --         17.24            --
      - 100 bp               44,804       3,514        8.5         18.36           6.5
      - 200 bp(2)               -            --         --            --            --

-------------------------

(1) Assumes an instantaneous uniform change in interests rates at all maturities.
(2) Not meaningful because some market rates would compute at a rate less than zero.
(3) Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5) NPV Ratio represents the net portfolio value divided by the present value of assets.

         The model reflects that Cheviot Savings Bank's NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of March 31, 2003, in the event of a 100 basis point increase in interest rates, we would experience a 10.6%, or $4.6 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 4.2%, or $1.9 million, increase in net portfolio value. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

         Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the NPV table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Average Balances, Net Interest Income and Yields Earned and Rates Paid.


         Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

         The following tables set forth certain information for the three months ended June 30, 2003 and June 30, 2002 and for the years ended March 31, 2003, 2002 and 2001. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.


                                            At June 30,                        For the Three Months Ended June 30,
                                       --------------------    -------------------------------    -------------------------------
                                               2003                         2003                               2002
                                       --------------------    -------------------------------    -------------------------------
                                                    Average                            Average                            Average
                                                     Yield/    Average                  Yield/    Average                  Yield/
                                       Balance        Rate     Balance    Interest      Rate(5)   Balance    Interest      Rate(5)
                                       --------      ------    --------   --------      ------    --------   --------      ------
                                                                         (Dollars in thousands)
Assets:
Interest-earning assets:
   Loans receivable, net (1)           $183,926        6.11%   $182,715   $  2,879        6.30%   $168,866   $  2,962        7.02%
   Investment securities                  6,175        1.81       6,425         58        3.61      13,752        139        4.04
   Mortgage-backed securities            21,136        4.17      22,394        212        3.79      23,517        301        5.12
   Interest-bearing deposits and
      other (2)                          23,848        1.56      25,783         75        1.16      19,494        110        2.26
                                       --------                --------   --------                --------   --------
   Total interest-earning assets       $235,085        5.41    $237,317      3,224        5.43    $225,629      3,512        6.23

   Total non-interest-earning assets      7,665                   5,250                              7,335
                                       --------                --------                           --------
   Total assets                        $242,750                $242,567                           $232,964
                                       ========                ========                           ========
Liabilities and Equity:
Interest-bearing liabilities:
   Deposits                            $194,973        2.01    $193,576      1,060        2.19    $189,985      1,530        3.22
   FHLB advances                          9,793        4.61      10,417        121        4.65       6,405         62        3.87
                                       --------                --------   --------                --------   --------
   Total interest-bearing liabilities   204,766        2.13     203,993      1,181        2.32     196,390      1,592        3.24
                                                     ------               --------      ------               --------      ------
   Total non-interest-bearing
      liabilities                         1,376                   2,322                              2,708
                                       --------                --------                           --------
   Total liabilities                    206,142                 206,315                            199,098
   Total equity                          36,608                  36,252                             33,866
                                       --------                --------                           --------
   Total liabilities and equity        $242,750                $242,567                           $232,964
                                       ========                ========                           ========
   Net interest income                                                    $  2,043                           $  1,920
                                                                          ========                           ========
   Interest rate spread (3)                            3.28%                              3.11%                              2.99%
                                                     ======                             ======                             ======
   Net interest margin (4)                                                                3.44%                              3.40%
   Average interest-earning assets to                                                   ======                             ======
      average interest-bearing
      liabilities                                                                       116.34%                            114.89%
                                                                                        ======                             ======


-------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.
(5)  Annualized.


                                                                   For the Fiscal Year Ended March 31,
                                       ----------------------------   ----------------------------   ----------------------------
                                                   2003                           2002                           2001
                                       ----------------------------   ----------------------------   ----------------------------
                                                           Average                        Average                         Average
                                       Average              Yield/    Average              Yield/    Average              Yield/
                                       Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest    Rate
                                       --------  --------  --------   --------  --------  --------   --------  --------  --------
                                                                         (Dollars in thousands)

Assets:
Interest-earning assets:
   Loans receivable, net (1)           $176,728  $ 11,995      6.79%  $155,973  $ 11,539      7.40%  $141,067  $ 10,982      7.78%
   Investment securities                 12,354       588      4.76     12,908       670      5.19     17,214     1,261      7.33
   Mortgage-backed securities            25,644     1,139      4.44     23,013     1,487      6.46     33,904     2,208      6.51
   Interest-bearing deposits and
      other (2)                          18,121       346      1.91     23,609       798      3.38     19,091       970      5.08
                                       --------  --------             --------  --------             --------  --------
   Total interest-earning assets        232,847    14,068      6.04    215,503    14,494      6.73    211,276    15,421      7.30

   Total non-interest-earning assets      7,365                          9,179                          9,908
                                       --------                       --------                       --------
   Total assets                        $240,212                       $224,682                       $221,184
                                       ========                       ========                       ========
Liabilities and Equity:
Interest-bearing liabilities:
   Deposits                            $190,838     5,473      2.87   $188,887     8,319      4.40   $188,274     9,546      5.07
   FHLB advances                         10,305       453      4.40        992        36      3.63         --        --        --
                                       --------  --------             --------  --------             --------  --------
   Total interest-bearing liabilities  $201,143     5,926      2.95   $189,879     8,355      4.40   $188,274     9,546      5.07
                                                 --------    ------             --------    ------             --------    ------
   Total non-interest-bearing
      liabilities                         4,105                          2,116                          1,597
                                       --------                       --------                       --------
   Total liabilities                    205,248                        191,995                        189,871
   Total equity                          34,964                         32,687                         31,313
                                       --------                       --------                       --------
   Total liabilities and equity        $240,212                       $224,682                       $221,184
                                       ========                       ========                       ========
   Net interest income                           $  8,142                       $  6,139                       $  5,875
                                                 ========                       ========                       ========
   Interest rate spread (3)                                    3.09%                          2.33%                          2.23%
                                                             ======                         ======                         ======
   Net interest margin (4)                                     3.50%                          2.85%                          2.78%
                                                             ======                         ======                         ======
   Average interest-earning assets to
      average interest-bearing
      liabilities                                            115.76%                        113.49%                        112.22%
                                                             ======                         ======                         ======


-------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



                                                    For the Three Months Ended
                                                           June 30, 2003
                                                   Compared to the Three Months
                                                        Ended June 30, 2002
                                                        Increase/(Decrease)
                                                   ----------------------------
                                                        Due to
                                                   -----------------
                                                   Volume      Rate        Net
                                                   ------     ------     ------
                                                          (In thousands)

Interest-earning assets:

Loans receivable, net                              $  232     $ (315)    $  (83)
Investment securities                                 (67)       (14)       (81)
Mortgage-backed securities                            (14)       (75)       (89)
Interest-earning assets and other                      29        (64)       (35)
                                                   ------     ------     ------
Total interest-earning assets                      $  180     $ (468)    $ (288)

Interest-bearing liabilities:
Deposits                                               28       (498)      (470)
FHLB advances                                          45         14         59
                                                   ------     ------     ------
Total interest-bearing liabilities                 $   73     $ (484)    $ (411)
                                                   ------     ------     ------

Increase (decrease) in net interest income         $  107     $   16     $  123
                                                   ======     ======     ======


                                                Year Ended March 31, 2003           Year Ended March 31, 2002
                                                  Compared to Year Ended              Compared to Year Ended
                                                       March 31, 2002                      March 31, 2001
                                                    Increase/(Decrease)                 Increase/(Decrease)
                                             --------------------------------    --------------------------------
                                                    Due to                              Due to
                                             --------------------                --------------------
                                              Volume       Rate         Net       Volume       Rate         Net
                                             --------    --------    --------    --------    --------    --------
                                                                        (In thousands)
Interest-earning assets:

Loans receivable, net                        $  1,456    $ (1,000)   $    456    $  1,114    $   (557)   $    557
Investment securities                             (28)        (54)        (82)       (272)       (319)       (591)
Mortgage-backed securities                        155        (503)       (348)       (707)        (14)       (721)
Interest-earning assets and other                (157)       (295)       (452)        198        (370)       (172)
                                             --------    --------    --------    --------    --------    --------
Total interest-earning assets                $  1,426    $ (1,852)   $   (426)   $    333    $ (1,260)   $   (927)

Interest-bearing liabilities:
Deposits                                           88      (2,934)     (2,846)         32      (1,259)     (1,227)
FHLB advances                                     407          10         417          36          --          36
                                             --------    --------    --------    --------    --------    --------
Total interest-bearing liabilities           $    495    $ (2,924)   $ (2,429)   $     68    $ (1,259)   $ (1,191)
                                             --------    --------    --------    --------    --------    --------

Increase (decrease) in net interest income   $    931    $  1,072    $  2,003    $    265    $     (1)   $    264
                                             ========    ========    ========    ========    ========    ========

Comparison of Financial Condition at June 30, 2003 and March 31, 2003.


         At June 30, 2003, Cheviot Savings Bank had total assets of $242.8 million, a decrease of $1.0 million, or 0.4%, from the $243.8 million total at March 31, 2003. The decrease in total assets was comprised primarily of a decrease in mortgage-backed securities, which was partially offset by an increase in loans receivable.

         Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $24.2 million at June 30, 2003, a decrease of $210,000, or 0.9%, from the $24.4 million total at March 31, 2003. Investment securities totaled $6.2 million at June 30, 2003, an increase of $29,000, or 0.5%, from $6.1 million at March 31, 2003. During the three months ended June 30, 2003, investment securities purchases consisted of $2.1 million of U.S. Government agency obligations, which were offset by $2.0 million of maturities. All of our investment securities are classified as held to maturity.

         Mortgage-backed securities totaled $21.1 million at June 30, 2003, a decrease of $2.5 million, or 10.4%, from $23.6 million at March 31, 2003. The decrease in mortgage-backed securities was due primarily to principal prepayments and repayments. All mortgage-backed securities are classified as held to maturity.


         Loans receivable, including loans held for sale, totaled $183.9 million at June 30, 2003, an increase of $1.5 million, or 0.8%, from March 31, 2003. The increase resulted from loan disbursements of $22.8 million, which were partially offset by loan repayments of $20.7 million and loans sales of $633,000. Growth in the loan portfolio consisted primarily of a $1.9 million increase in loans secured by one-to four-family residential real estate. During the fiscal year ended March 31, 2003, Cheviot Savings Bank initiated a program of selling certain loans to the Federal Home Loan Bank of Cincinnati. Loans sold totaled $633,000 during the three months ended June 30, 2003, while loans held for sale totaled $861,000 at June 30, 2003.


         At June 30, 2003, the allowance for loans losses totaled $750,000, or 0.41% of total loans, compared to $735,000, or 0.40% of total loans at March 31, 2003. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. The analysis resulted in no additional provision to the allowance at June 30, 2003.


         Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. This segment of the loss analysis resulted in assigning $750,000 to the allowance at June 30, 2003. Consequently, a provision of $15,000 was made to the allowance during the three months ended June 20, 2003. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at June 30, 2003.


         Non-performing and impaired loans totaled $112,000 at June 30, 2003, compared to $235,000 at March 31, 2003. At June 30, 2003 all of these loans consisted of one-to four-family loans. The allowance for loans losses totaled 669.6% and 312.8% of non-performing and impaired loans at June 30, 2003 and March 31, 2003, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

         Deposits totaled $195.0 million at June 30, 2003, a decrease of $339,000, or 0.2%, from $195.3 million at March 31, 2003. The decrease was comprised of a $2.3 million decrease in certificates of deposit due to maturities, which was partially offset by a $2.2 million increase in money market accounts, as consumers sought safer investment alternatives to the capital markets. Advances from the Federal Home Loan Bank of Cincinnati decreased by $972,000, or 9.0%, to a total of $9.8 million at June 30, 2003.


         Retained earnings totaled $36.6 million at June 30, 2003, a $676,000, or 1.9%, increase from $35.9 million at March 31, 2003. The increase resulted from net earnings of $676,000 for the three months ended June 30, 2003.

         Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. In May 2003, management was notified by its primary regulator that Cheviot Savings Bank was categorized as well-capitalized under regulatory guidelines. At June 30, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.


Comparison of Results of Operations for the Three Months Ended June 30, 2003 and June 30, 2002.

         General. Cheviot Savings Bank's net earnings totaled $676,000 for the three months ended June 30, 2003, an increase of $28,000, or 4.3%, over $648,000 of net earnings for the three months ended June 30, 2002. The increase in net earnings was primarily attributable to an increase in net interest income of $123,000 and an increase in other income of $49,000, which were partially offset by an increase in the provision for losses on loans of $15,000, an increase in general, administrative and other expense of $114,000 and an increase in the provision for federal income taxes of $15,000.


         Interest Income. Total interest income for the three months ended June 30, 2003, totaled $3.2 million, a decrease of $288,000, or 8.2%, compared to the three months ended June 30, 2002. The decrease in interest income reflects the impact of a decrease of 80 basis points in the average yield, from 6.23% to 5.43%, which was partially offset by an increase of $11.7 million, or 5.2%, in the average balance of interest-earning assets during the three months ended June 30, 2003 as compared to the three months ended June 30, 2002.

         Interest income on loans decreased by $83,000, or 2.8%, for the three months ended June 30, 2003. The decrease in interest income on loans reflects the impact of a decrease of 72 basis points in the average yield on loans to 6.30%, which was partially offset by a $13.8 million increase in the average balance during the comparable 2002 period. Interest income on mortgage-backed securities decreased by $89,000, or 29.6%, during the three months ended June 30, 2003, due primarily to a $1.1 million decrease in the average balance outstanding and a decrease in the average yield of 133 basis points from the comparable 2002 period. Interest income on investment securities decreased by $81,000, or 58.3%, during the three months ended June 30, 2003, due primarily to a $7.3 million, or 53.3%, decrease in the average balance outstanding and a decrease in the average yield of 43 basis points from the comparable 2002 period. Interest income on other interest-earning assets decreased by $35,000, or 31.8%, during the three months ended June 30, 2003. The decrease was due primarily to a 110 basis point decrease in the average yield, which was partially offset by an increase of $6.3 million in the average balance outstanding from the comparable 2002 period.

         Interest Expense. Interest expense for the three months ended June 30, 2003 totaled $1.2 million, a decrease of $411,000, or 25.8%, from interest expense of $1.6 million for the three months ended June 30, 2002. The decrease resulted from a 92 basis point decrease in the average cost of funds, to 2.32% for the three months ended June 30, 2003, which was partially offset by a $7.6 million, or 3.9%, increase in the average balance of deposits and borrowings outstanding for the period ended June 30, 2003. Interest expense on deposits totaled $1.1 million for the three months ended June 30, 2003, a decrease of $470,000, or 30.7%, from the three months ended June 30, 2002. This decrease was a result of a 103 basis point decrease in the average cost of deposits to 2.19% for the 2003 period, which was partially offset by an increase in the average balance outstanding of $3.6 million, or 1.9%, for the 2003 period. Interest expense on borrowings totaled $121,000 for the three months ended June 30, 2003, an increase of $59,000, or 95.2%, from the 2002 period. This increase resulted from an increase in the average balance of borrowings of $4.0 million, or 62.6%, and an increase in the average cost of borrowings of 78 basis points for the three months ended June 30, 2003 from the comparable 2002 period.

         Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by of $123,000, or 6.4%, during the three months ended June 30, 2003 from the comparable period ended June 30, 2002. The average interest rate spread increased to 3.11% for the three months ended June 30, 2003 from 2.99% for the three months ended June 30, 2002. The net interest margin increased to 3.44% for the three months ended June 30, 2003 from 3.40% for the three months ended June 30, 2002.

         Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $15,000 for the three months ended June 30, 2003. There was no provision recorded during the three month period ended June 30, 2002. The provision recorded during the three months ended June 30, 2003 generally reflects the $2.4 million of growth in the loan portfolio as well as management's perception of the risk prevalent in the economy, specifically the 2.1% increase in the unemployment rate in Hamilton and contiguous counties year to year, based on statistics published by the Ohio Bureau of Employment Services. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.


         Other Income. Other income totaled $62,000 for the three months ended June 30, 2003, an increase of $49,000 compared to the three months ended June 30, 2002. The increase in other income was primarily attributable to an $18,000 gain on sales of loans in the secondary market. During the last quarter of fiscal 2003 the Savings Bank initiated a program to sell loans to the Federal Home Loan Bank of Cincinnati. In addition, the increase in other income was due to a decrease in the loss on sale of real estate acquired through foreclosure from $28,000 to $5,000 for the three months ended June 30, 2002 and June 30, 2003, respectively.


         General, Administrative and Other Expense. General, administrative and other expense totaled $1.1 million for the three months ended June 30, 2003, an increase of $114,000, or 12.0%, compared to the three months ended June 30, 2002. The increase in general, administrative and other expense was due primarily to an increase of $57,000, or 11.9%, in employee compensation and benefits, an increase of $30,000, or 24.8% in property, payroll and other taxes and an increase of $62,000, or 75.6% in other operating expense, which were partially offset by a decrease of $19,000, or 27.1% in data processing expense. The increase in employee compensation and benefits was due primarily to a $42,000 expense recorded in connection with the directors' deferred compensation plan established during the last quarter of fiscal year 2003. Management anticipates that the future annual expense related to this plan will total approximately $20,000. The increase in property, payroll and other taxes was due primarily to a $27,000 increase in franchise taxes. The increase in other operating expense was due primarily to costs incurred related to updating the Bank's website and providing promotional material related to the change in Cheviot Savings Bank's name effective April 2, 2003. The decrease in data processing expense was a result of the conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth.


         Federal Income Taxes. The provision for federal income taxes totaled $348,000 for the three months ended June 30, 2003, an increase of $15,000, or 4.5% compared to the provision recorded for the same period in 2002. The increase resulted primarily from a $43,000, or 4.4%, increase in pretax earnings. The effective tax rate was 34.0% and 33.9% for the three month periods ended June 30, 2003 and 2002.


Comparison of Financial Condition at March 31, 2003 and March 31, 2002.


         At March 31, 2003, Cheviot Savings Bank's assets totaled $243.8 million, an increase of $14.8 million, or 6.5%, from $229.0 million at March 31, 2002. The increase in total assets was comprised primarily of increases in net loans receivable, cash and cash equivalents and an increase in mortgage-backed securities, partially offset by a reduction in investment securities. The increase in assets was funded by a $5.1 million increase in deposits, a $6.8 million increase in advances from the Federal Home Loan Bank of Cincinnati and net earnings of $2.4 million. During fiscal year 2003, Cheviot Savings Bank continued to experience a high rate of loan refinancing activity as the interest rate environment remained low by historical standards.

         Loans receivable and loans held for sale totaled $182.4 million at March 31, 2003, an increase of $15.9 million, or 9.5%, from March 31, 2002. The increase resulted primarily from loan disbursements of $71.5 million and loan purchases of $1.4 million, which were partially offset by loan repayments of $56.3 million and loan sales of $481,000. Loan origination volume, including purchases of loans, during 2003 exceeded 2002 volume by $15.6 million, or 27.3%, which was primarily attributable to an increase in refinancing activity reflecting declines in the overall level of long-term interest rates over the two year period ended March 31, 2003. Growth in the loan portfolio consisted primarily of a $16.5 million increase in loans secured by one-to-four family residential real estate. During fiscal 2003, Cheviot Savings Bank initiated a program of selling certain loans to the Federal Home Loan Bank of Cincinnati. Loans sold totaled $481,000 during the year, while loans held for sale totaled $235,000 at March 31, 2003.


         At March 31, 2003, the allowance for loan losses totaled $735,000, or ..40%, of net loans, compared to $483,000, or .29%, of total loans at March 31, 2002. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. This analysis resulted in no allocation to the allowance for impaired loans at March 31, 2003.


         Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the individual loan types in the portfolio. This segment of the loss analysis resulted in assigning $735,000 to the allowance at March 31, 2003. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at March 31, 2003 and 2002.

         Non-performing loans totaled $235,000 at March 31, 2003, compared to $616,000 at March 31, 2002. At March 31, 2003, all of these loans consisted of one-to four-family loans. The allowance for loan losses totaled 312.77% and 78.41% of non-performing loans at March 31, 2003 and March 31, 2002, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.


         Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $24.4 million at March 31, 2003, an increase of $3.2 million, or 15.2%, from $21.2 million at March 31, 2002. Investment securities totaled $6.1 million at March 31, 2003, a decrease of $5.1 million, or 45.3%, from $11.2 million at March 31, 2002. Investment securities purchases consisted of $6.1 million of U.S. Government agency obligations, which were offset by $11.0 million of maturities during the year. All of our investment securities are classified as held to maturity.

         Mortgage-backed securities totaled $23.6 million at March 31, 2003, an increase of $632,000, or 2.8%, from $23.0 million at March 31, 2002. Mortgage-backed securities purchases totaled $8.1 million, while principal repayments totaled $7.4 million during the fiscal year ended March 31, 2003. All mortgage-backed securities are classified as held to maturity.


         Deposits totaled $195.3 million at March 31, 2003, an increase of $5.1 million, or 2.7%, from $190.2 million at March 31, 2002. The increase was comprised primarily of an increase in money market demand deposits and passbook deposits, as consumers sought a safer investment alternative to the capital markets. Management has generally pursued a strategy of moderate growth in deposits and has not historically offered the highest deposit interest rates in its market area. Advances from the Federal Home Loan Bank of Cincinnati increased by $6.8 million, or 172.7%, to a total of $10.8 million at March 31, 2003. Proceeds from growth in deposits and Federal Home Loan Bank of Cincinnati advances were generally used to fund loan originations.


         Retained earnings totaled $35.9 million at March 31, 2003, a $2.4 million, or 7.1%, increase from $33.5 million at March 31, 2002. The increase resulted from net earnings of $2.4 million for the fiscal year ended March 31, 2003.


         Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. In May 2003, management was notified by its primary regulator that Cheviot Savings Bank was categorized as well-capitalized under regulatory guidelines. At March 31, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements. See "Regulatory Capital Compliance."

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2003 and March 31, 2002.


         General. Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2003, totaled $2.4 million, an increase of $808,000, or 51.1%, over the $1.6 million of net earnings recorded in fiscal 2002. The increase in earnings was primarily attributable to an increase of $2.0 million in net interest income and a decrease of $62,000 in the provision for losses on loans, which were partially offset by a decrease of $243,000 in other income, an increase of $594,000 in general, administrative and other expense and an increase of $420,000 in the provision for federal income taxes.

         Interest Income. Total interest income for the fiscal year ended March 31, 2003, totaled $14.1 million, a decrease of $426,000, or 2.9%, compared to 2002. The decrease in interest income reflects the impact of a decrease of 69 basis points in the average yield, from 6.73% in 2002 to 6.04% in 2003, which was partially offset by an increase of $17.3 million, or 8.0%, in the average balance of interest-earning assets during fiscal 2003 as compared to fiscal 2002.

         Interest income on loans totaled $12.0 million for the fiscal year ended March 31, 2003, an increase of $456,000, or 4.0%, over the comparable 2002 total. The increase resulted primarily from a $20.8 million, or 13.3%, increase in the average balance outstanding, which

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

was partially offset by a 61 basis point decrease in the average yield, to 6.79% in 2003. Interest income on mortgage-backed securities totaled $1.1 million for the year ended March 31, 2003, a $348,000, or 23.4%, decrease from the 2002 period. The decrease was due primarily to a 202 basis point decrease in the average yield to 4.44%, which was partially offset by a $2.6 million, or 11.4%, increase in the average balance outstanding in 2003. Interest income on investment securities decreased by $82,000, or 12.2%, due primarily to a $554,000 decrease in the average balance and a 43 basis point decline in the average yield, to 4.76% in the 2003 period. Interest income on other interest-earning assets decreased by $452,000, or 56.6%, due primarily to a decrease in the average yield of 147 basis points, from 3.38% in 2002 to 1.91% in 2003, and a $5.5 million, or 23.2%, decrease in the average balance outstanding year to year.

         Interest Expense. Interest expense on deposits totaled $5.5 million for the fiscal year ended March 31, 2003, a decrease of $2.8 million, or 34.2%, compared to the fiscal year ended March 31, 2002, due primarily to a 153 basis point decrease in the average cost of deposits, to 2.87% for 2003, which was partially offset by a $2.0 million, or 1.0%, increase in the average balance of interest-bearing deposits outstanding year to year. During fiscal 2003, the composition of our deposits changed so that lower cost core deposits increased, while higher rate certificates of deposit accounts decreased. Interest expense on borrowings totaled $453,000 for the fiscal year ended March 31, 2003, an increase of $417,000 over the 2002 period. The increase resulted primarily from a $9.3 million increase in the average balance outstanding and a 77 basis point increase in the average cost of borrowings, to 4.40% in 2003. Decreases in the level of average yields on interest-earning assets and average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy to the lowest levels in 40 years.

         Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.0 million, or 32.6%, to a total of $8.1 million for the year ended March 31, 2003. The interest rate spread increased to approximately 3.09% at March 31, 2003, from 2.33% at March 31, 2002, and the net interest margin increased to approximately 3.50% for the fiscal year ended March 31, 2003, compared to 2.85% for the 2002 period.


         Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $250,000 for the fiscal year ended March 31, 2003, a decrease of $62,000 or 19.9%, compared to fiscal 2002. The 2003 provision generally reflects the $18.4 million growth in the gross loan portfolio during fiscal 2003 as well as management's perception of the risk prevalent in the economy, specifically the 1.9% increase to 5.2%, in the unemployment rate in Hamilton and contiguous counties year to year, based upon statistics published by the Ohio Bureau of Employment Services. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.


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


         Other Income. Other income totaled $263,000 for the fiscal year ended March 31, 2003, a decrease of $243,000, or 48.0%, compared to 2002. The decrease in other income was primarily attributable to a $254,000, or 99.2%, decrease in rental income on real estate acquired through foreclosure and a $36,000 loss in fiscal 2003, compared to a $90,000 gain in fiscal 2002, recorded on sale of real estate acquired through foreclosure, which was partially offset by a $123,000, or 100.8%, increase in other operating income and a $14,000 gain on sale of loans in the secondary market. The decrease in rental income on real estate acquired through foreclosure was due primarily to the sale of the real estate during the fiscal year ended March 31, 2002. The increase in other operating income was due primarily to a $110,000 settlement received from a lawsuit related to a real estate owned loan parcel. The gain on sale of loans is the result of Cheviot Savings Bank selling $481,000 in loans to the Federal Home Loan Bank of Cincinnati for the first time in fiscal 2003.


         General, Administrative and Other Expense. General, administrative and other expense totaled $4.5 million for the fiscal year ended March 31, 2003, an increase of $594,000, or 15.1%, compared to fiscal 2002. The increase in general, administrative and other expense was due primarily to an increase of $631,000, or 32.0%, in employee compensation and benefits, a $45,000 or 13.2%, increase in occupancy and equipment, a $36,000, or 18.2%, increase in data processing and an increase of $27,000, or 7.3%, in other operating expense, which were partially offset by an absence of $182,000 in expenses of real estate acquired through foreclosure recognized in fiscal 2002. The increase in employee compensation and benefits was due primarily to the establishment of a deferred directors' compensation plan in fiscal 2003, resulting in a charge of $229,000. In addition, under the Cheviot Savings Bank's employee bonus plan, incentive compensation increased by $242,000, or 288.1%, and normal merit compensation increased by $124,000, or 8.1%, which were partially offset by a $19,000 increase in deferred loan origination costs related to the increase in lending volume year to year. The increase in occupancy and equipment and data processing expense were a result of costs incurred in connection with a conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth. The increase in other operating expense was due primarily to costs incurred for office supplies year to year. The decrease in expenses of real estate acquired through foreclosure was due to the sale of the real estate during the fiscal year ended March 31, 2002.

         Federal Income Taxes. The provision for federal income taxes totaled $1.2 million for the fiscal year ended March 31, 2003, an increase of $420,000 or 51.5%, compared to the provision recorded in fiscal 2002. This increase was primarily attributable to a $1.2 million, or 51.2%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.1% and 34.0% for the fiscal years ended March 31, 2003 and 2002, respectively.


Comparison of Results of Operations for the Fiscal Years Ended March 31, 2002 and March 31, 2001.


         General. Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2002, totaled $1.6 million, an increase of $13,000, or .8%, over the $1.6 million of net earnings reported in fiscal 2001. The increase in earnings was primarily attributable to a $264,000 increase in net interest income, a $4,000 increase in other income and a decrease of $64,000 in general, administrative and other expense, which were partially offset by a $312,000 increase in the provision for losses on loans and a $7,000 increase in the provision for federal income taxes.

         Interest Income. Total interest income for the fiscal year ended March 31, 2002, amounted to $14.5 million, a decrease of $927,000, or 6.0%, compared to fiscal 2001, due primarily to a decrease of 57 basis points in the average yield, from 7.30% in 2001 to 6.73% in 2002, partially offset by an increase of $4.2 million, or 2.0%, in the average balance of interest-earning assets.

         Interest income on loans totaled $11.5 million for the fiscal year ended March 31, 2002, an increase of $557,000, or 5.1%, over the comparable 2001 total. The increase resulted primarily from a $14.9 million, or 10.6%, increase in the average balance of loans, which was partially offset by a 38 basis point decrease in the average yield, to 7.40% in 2003. Interest income on mortgage-backed securities totaled $1.5 million for the fiscal year ended March 31, 2002, a $721,000, or 32.7%, decrease from the 2001 period. The decrease was due primarily to a $10.9 million decrease in the average balance outstanding, coupled with a 5 basis point decrease in the average yield, to 6.46% in 2002. Interest income on investment securities decreased by $591,000, or 46.9%, due primarily to a $4.3 million decrease in the average balance outstanding year to year and a 214 basis point decline in the average yield, to 5.19% in the 2002 period. Interest income on other interest-earning assets decreased by $172,000, or 17.7%, due primarily to a decrease in the average yield of 170 basis points to 3.38% in 2002, which was partially offset by a $4.5 million, or 23.7%, increase in the average balance outstanding year to year.

         Interest Expense. Interest expense on deposits totaled $8.3 million for the fiscal year ended March 31, 2002, a decrease of $1.2 million, or 12.9%, compared to the 2001 total. The decrease was due to a 67 basis point decrease in the average cost of deposits to 4.40% in 2002 from 5.07% in 2001, which was partially offset by an increase in the average balance of deposits outstanding of $613,000, or .3% year to year. Interest expense on borrowings totaled $36,000 for the year ended March 31, 2002. The expense resulted primarily from a $992,000 increase in the weighted-average balance of borrowings outstanding during the year. Cheviot Savings Bank had no borrowings outstanding in fiscal 2001.

         Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $264,000, or 4.5%, to a total of $6.1 million for the fiscal year ended March 31, 2002, compared to $5.9 million in 2001. The interest rate spread increased to approximately 2.33% for the fiscal year ended March 31, 2002, from 2.23% for 2001, while the net interest margin increased to approximately 2.85% in 2002, compared to 2.78% in 2001.

         Provision for Losses on Loans. As stated previously, a provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, as well as other factors. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $312,000 for the fiscal year ended March 31, 2002. The fiscal 2002 provision was based upon an increase in the level of non-performing loans, the loss charge-offs during fiscal 2002, and the overall growth in the loan

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


portfolio. There was no provision recorded for the fiscal year ended March 31, 2001.

         During the fiscal year ended March 31, 1998, Cheviot Savings Bank encountered substantial asset quality issues in its loan portfolio. These asset quality problems stemmed primarily from underwriting deficiencies related to multi-family residential and commercial loans. The problem loans were specifically identified by management throughout fiscal year 1998 and 1999 with appropriate loss allowances provided. These loans were substantially liquidated through non-recourse sales which were completed by March 31, 2001. Real estate acquired through foreclosure declined from a high of $3.2 million for the year-ended March 31, 2000 to $1.7 million for the year-ended March 31, 2001, further declining to $154,000 for the year-ended March 31, 2002. As a result of the $1.5 million reduction in nonperforming loans and a subsequent review of our underwriting procedures and the level of the allowance for loan losses, management concluded that further provisions to the allowance for loan losses were not necessary, during the fiscal year ended March 31, 2001. Management believes that the loan underwriting deficiencies giving rise to past asset quality problems have been corrected.


         Other Income. Other income totaled $506,000 for the fiscal year ended March 31, 2002, an increase of $4,000, or .8%, compared to fiscal 2001. The increase in other income was primarily attributable to a $25,000, or 38.5%, increase in gains on sale of real estate acquired through foreclosure, which was partially offset by a decrease of $20,000, or 7.2%, in rental income on real estate acquired through foreclosure. These related changes in other income resulted from the sale of the real estate acquired through foreclosure during the fiscal year ended March 31, 2002.

         General, Administrative and Other Expense. General, administrative and other expense totaled $3.9 million for the fiscal year ended March 31, 2002, a decrease of $64,000, or 1.6%, compared to fiscal 2001. The decrease year to year was due primarily to a decrease in expenses of real estate acquired through foreclosure of $24,000, or 11.7%, and a decrease in legal and professional fees of $168,000, or 44.6%. These decreases were partially offset by an increase in employee compensation and benefits of $116,000, or 6.3%, and an increase in other operating expense of $22,000, or 6.3%. The decrease in expenses of real estate acquired through foreclosure and legal and professional fees is due to the sale of real estate owned during the fiscal year ended March 31, 2002. The increase in employee compensation and benefits is due to an increase in management staffing levels, an increase in incentive compensation and other benefit plan costs and normal merit increases, which were partially offset by an increase in deferred loan origination costs related to the increase in lending volume year to year.

         Federal Income Taxes. The provision for federal income taxes totaled $816,000 for the fiscal year ended March 31, 2002, an increase of $7,000 or .9%, compared to the provision recorded in fiscal 2001. This increase was primarily attributable to a $20,000 or .8%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.0% for each of the fiscal years ended March 31, 2002 and 2001, respectively.


Liquidity and Capital Resources.


         Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary

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

sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At June 30, 2003 and March 31, 2003, we had $9.8 million and $10.8 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $106.6 million.


         Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

         Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the three months ended June 30, 2003 and 2002, loan originations and purchases totaled $22.8 million and $17.2 million, respectively. For the year ended March 31, 2003, loan originations and purchases totaled $72.9 million. For the year ended March 31, 2002, loan originations totaled $57.3 million. During 2001 loan originations totaled $28.5 million and purchases of investment securities and mortgage-backed securities totaled $2.1 million and $6.1 million for the three months ended June 30, 2003 and 2002, respectively. Purchases of investment securities and mortgage-backed securities were $14.3 million for the fiscal year ended March 31, 2003, $20.4 million in fiscal 2002 and $7.9 million for fiscal 2001, respectively.


         Total deposits decreased $339,000 during the three months ended June 30, 2003, while total deposits increased $3.4 million during the three months ended June 30, 2002. Total deposits increased $5.1 million during the year ended March 31, 2003. Total deposits decreased $3.4 million during fiscal 2002 and increased by $8.2 million during fiscal 2001. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Certificates of deposit accounts scheduled to mature within one year totaled $91.9 million and $96.2 million at June 30, 2003 and March 31, 2003, respectively. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will be retained.

         At June 30, 2003 and March 31, 2003, we had loan commitments to borrowers of approximately $5.1 million and $4.1 million, respectively, and available lines of credit of approximately $8.0 million and $7.1 million, respectively. We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

         At June 30, 2003 and March 31, 2003, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $36.6 million and $35.9 million, or 15.1% and 14.7% of total assets, at June 30, 2003 and March 31, 2003, respectively. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have core capital of at least $14.6 million, or 6.0% of assets, as of June 30, 2003. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets

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


of at least 10.0%. At June 30, 2003 and March 31, 2003, we had a total risk-based capital ratio of 32.9% and 32.5%, respectively. See "Regulation - Federal Banking Regulation - Capital Requirements" for discussion of applicable regulatory capital requirements and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.


         We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations.


Impact of Inflation and Changing Prices.

         The financial statements and related financial data presented herein regarding Cheviot Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Cheviot Savings Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Cheviot Savings Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Pronouncements.


         In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Cheviot Savings Bank's financial condition or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Cheviot Savings Bank does not have financial letters of credit as of June 30, 2003 and March 31, 2003.


         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain other disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Cheviot Savings Bank has not established any variable interest entities subsequent to January 31, 2003. Management does not expect FIN 46 to have a material effect on its financial statements.

         In October 2002, the FASB issues SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

         SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

         SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

         The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

         Management adopted SFAS No. 147 on October 1, 2002, without material effect on the Savings Bank's financial condition or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

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

         The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following:

         . Guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning prior to June 15, 2003 should continue to be applied according to the effective dates in those issues.


         . Guidance relating to forward purchase and sale agreements involved "when-issued" securities should be applied to both existing contracts and new contracts entered into after June 30, 2003.


         Management does not expect SFAS No. 149 to have a material effect on Cheviot Savings Bank's financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

         SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to Cheviot Savings Bank). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management does not expect SFAS No. 150 to have a material effect on Cheviot Savings Bank's financial statements.


                       BUSINESS OF CHEVIOT FINANCIAL CORP.


         We have not engaged in any business to date. Upon completion of the reorganization, we will be a federal corporation and will own all of the issued and outstanding stock of Cheviot Savings Bank. At the midpoint of the offering range, we will retain approximately 39.1% of the net proceeds from the offering and contribute 52.4% of the remaining net proceeds to Cheviot Savings Bank as additional capital. We will use a portion of the net proceeds we retain to fund the purchase of common stock by the ESOP. We will also use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."


         In the future, Cheviot Financial Corp., as the holding company of Cheviot Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan companies, which may include the acquisition of banking and financial services companies. See "Regulation - Holding Company Regulation - Permitted Activities" for a discussion of the activities that are permitted to savings and loan and mutual holding companies. We may also borrow funds for reinvestment in Cheviot Savings Bank. At the present time, there are no plans for any borrowings or mergers or acquisitions or other diversification of the activities of Cheviot Financial Corp.


         Our cash flow will depend on earnings from the investment of the net proceeds we retain and any dividends received from Cheviot Savings Bank. Initially, Cheviot Financial Corp. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cheviot Savings Bank. At the present time, we intend to employ only persons who are officers of Cheviot Savings Bank to serve as officers of Cheviot Financial Corp. We will, however, use the support staff of Cheviot Savings Bank from time to time. We will be entering into an expense allocation agreement with Cheviot Savings Bank. These persons will not be separately compensated by Cheviot Financial Corp. Cheviot Financial Corp. may hire additional employees, as appropriate, to the extent it expands its business in the future.


                        BUSINESS OF CHEVIOT SAVINGS BANK


General.


         Our principal business consists of attracting retail deposits from the general public in the areas surrounding our branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, multi-family residential loans and construction loans. We also invest in commercial real estate loans and consumer loans. Our revenues are derived principally from the interest on mortgage, construction, commercial real estate and consumer loans, securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. Our primary sources of funds are local retail deposits and borrowed funds.


Market Area.

         We conduct our operations from our executive office in Cheviot, Ohio and three full-service branches located in the western section of Hamilton County, Ohio. Cheviot, Ohio is located in Hamilton County and is 10 miles west of downtown Cincinnati. Pursuant to the latest practicable market data provided by the FDIC, we had a .72% market share of FDIC-insured deposits in Hamilton County, ranking us thirteenth of 47 FDIC - insured competitors in the county.


         Hamilton County, Ohio represents our primary geographic market area for loans and deposits, with our remaining business operations conducted in the larger Cincinnati metropolitan area which includes Warren, Butler and Clermont Counties. We also conduct a moderate level of business in the southeastern Indiana region, primarily in Dearborn, Ripley, Franklin and Union Counties. The local economy is diversified into most economic sectors, with services, trade and manufacturing employment remaining the most prominent employment sectors in Hamilton County. Hamilton County is a primarily developed and urban county. Employees in the private sector constitute 90.5% of the area workforce, while 9.5% of the workforce is employed in the government sector. The employment base is well diversified and there is no dependence on one area of the economy for continued employment.

         Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment.


         Hamilton County has experienced a declining population since the 1990 census (a 0.3% decline between 1990 and 2002 based on statistics published by SNL Financial) while the other counties in which we conduct business have experienced an increasing population (ranging between a 0.4% to 3.3% increase depending on the county between 1990 and 2002 based on statistics published by SNL Financial). These trends probably will continue in the immediate future. Although the City of Cincinnati is located in Hamilton County, it has also experienced a declining population since the 2000 census (a 2.2% decline between 2002 and 2000 based on statistics published by the U.S. Census Bureau), as both individuals and businesses have chosen to locate or relocate to other counties surrounding Hamilton County and to Northern Kentucky. The population decline in both Hamilton County and the City of Cincinnati results from the other counties and Northern Kentucky being more successful in attracting new and existing businesses to locate within their areas through economic incentives, including less expensive real estate options for office facilities. Individuals are moving to these other areas to be closer to their places of employment, for newer, less expensive housing and more suburban neighborhoods. This population trend represents a limiting trend for Cheviot Savings Bank as it is indicative of a relatively slow growth market area in Hamilton County and a shortage of new residents who may require banking services. Median household and per capita income measures for Hamilton County are above the comparable measures for both the United States and Ohio, which we believe indicates the relatively stable and diversified economy in the regional market served by Cheviot Savings Bank. Recent employment trends indicate lower levels of unemployment in Hamilton County compared to national and state-wide unemployment rates.


         We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan and believe it is necessary to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies will focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.


Competition.


         We face intense competition within our market both in making loans and attracting deposits. Hamilton County has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.


Lending Activities.


         General. Historically, our principal lending activity has been the origination, for retention in our portfolio, of fixed-rate and adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located within our primary market area. Recently we have been approved for and have begun sales of certain fixed-rate loans into the secondary market. We also originate commercial real estate loans, including multi-family residential real estate loans, construction loans and consumer loans.

         Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.


                                        At June 30,                                     At March 31,
                                    --------------------    --------------------------------------------------------------------
                                            2003                    2003                    2002                    2001
                                    --------------------    --------------------    --------------------    --------------------
                                                                      (Dollars in thousands)

                                     Amount     Percent      Amount     Percent      Amount     Percent      Amount     Percent
                                    --------    --------    --------    --------    --------    --------    --------    --------
Real estate loans:
   One-to four-family
residential(1) .................    $165,086       85.79%   $163,232       85.91%   $146,747       85.51%   $122,019       83.43%
   Multi-family residential.....       7,904        4.11       7,787        4.10       7,281        4.24       9,264        6.33
   Construction ................      12,961        6.74      12,368        6.51      10,773        6.28       5,454        3.73
   Commercial (2) ..............       6,266        3.25       6,305        3.32       6,569        3.83       9,309        6.37
Consumer (3) ...................         209        0.11         303        0.16         240        0.14         200        0.14
                                    --------    --------    --------    --------    --------    --------    --------    --------

Total loans ....................    $192,426      100.00%   $189,995      100.00%   $171,610      100.00%   $146,246      100.00%
                                                ========                ========                ========                ========

Less:........................... Undisbursed portion of loan
    in Process..................       7,435                   6,584                   4,452                   2,365
   Net deferred loan origination
    Fees........................         315                     232                     125                      95
   Allowance for loan losses             750                     735                     483                     239
                                    --------                --------                --------                --------
Total loans, net................    $183,926                $182,444                $166,550                $143,547
                                    ========                ========                ========                ========


------------------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.
(2)      Includes land loans. (3) Loans secured by deposit accounts.

         Loan Maturity and Repricing Schedule. The following table sets forth certain information as of June 30, 2003 and March 31, 2003, regarding the amount of loans maturing or repricing in our portfolio. Adjustable-rate and home equity lines of credit are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                                                              At June 30, 2003
                                               --------------------------------------------------------------------------------
                                                             One        Three                   Ten
                                                Within     Through     Through      Five       Through     Beyond
                                                  One       Three        Five      Through     Twenty      Twenty
                                                Year(2)     Years       Years     Ten Years     Years       Years       Total
                                               --------    --------    --------    --------    --------    --------    --------
                                                                               (In thousands)
Real estate loans:
  One-to four-family residential (1).......    $  3,936    $  9,359    $  9,680    $ 29,588    $105,285    $ 20,199    $178,047
  Multi-family residential ................         207         465         544       1,796       4,892          --       7,904
  Commercial (2) ..........................         240         485         570       1,905       3,066          --       6,266
Consumer (3) ..............................          90         119          --          --          --          --         209
                                               --------    --------    --------    --------    --------    --------    --------

 Total loans ..............................    $  4,473    $ 10,428    $ 10,794    $ 33,289    $113,243    $ 20,199    $192,426
                                               ========    ========    ========    ========    ========    ========    ========

------------------
(1) Includes home equity lines of credit, loans purchased, loans held for sale and construction loans.
(2)      Includes land loans. (3) Loans secured by deposit accounts.

                                                                               March 31, 2003
                                               --------------------------------------------------------------------------------
                                                             One        Three                   Ten
                                                Within     Through     Through      Five       Through     Beyond
                                                  One       Three        Five      Through     Twenty      Twenty
                                                Year(2)     Years       Years     Ten Years     Years       Years       Total
                                               --------    --------    --------    --------    --------    --------    --------
                                                                               (In thousands)
Real estate loans:
  One-to four-family residential (1).......    $  4,093    $  9,016    $ 10,248    $ 32,171    $105,342    $ 14,730    $175,600
  Multi-family residential ................         286         309       1,083       2,471       3,638          --       7,787
  Commercial (2) ..........................         180         195         690       1,595       3,645          --       6,305
Consumer (3) ..............................         148         155          --          --          --          --         303
                                               --------    --------    --------    --------    --------    --------    --------

 Total loans ..............................    $  4,707    $  9,675    $ 12,021    $ 36,237    $112,625    $ 14,730    $189,995
                                               ========    ========    ========    ========    ========    ========    ========

------------------
(1) Includes home equity lines of credit, loans purchased, loans held for sale and construction loans.
(2)      Includes land loans. (3) Loans secured by deposit accounts.

         Fixed and Adjustable-Rate Loan Schedule. The following table sets forth at June 30, 2003 and March 31, 2003, the dollar amount of all fixed-rate and adjustable-rate first mortgage loans and home equity lines of credit due after June 30, 2004 and March 31, 2004. Adjustable- and floating-rate loans are included based on contractual maturities.

                                                      Due After June 30, 2004                   Due After March 31, 2004
                                               --------------------------------------    --------------------------------------
                                                              Floating                                  Floating
                                                                 or                                        or
                                                 Fixed       Adjustable      Total         Fixed       Adjustable      Total
                                               ----------    ----------    ----------    ----------    ----------    ----------
                                                                        (In thousands)
Real estate loans
 One-to four-family residential (1)........    $  144,614    $   29,497    $  174,111    $  143,369    $   28,138    $  171,507
 Multi-family residential .................         6,312         1,385         7,697         7,501            --         7,501
 Commercial (2) ...........................         3,798         2,228         6,026         3,732         2,393         6,125
Consumer (3) ..............................           119            --           119           155            --           155
                                               ----------    ----------    ----------    ----------    ----------    ----------

    Total loans ...........................    $  154,843        33,110       187,953    $  154,757    $   30,531    $  185,288
                                               ==========    ==========    ==========    ==========    ==========    ==========


------------------
(1) Includes home equity lines of credit, loans purchased, loans held for sale and construction loans.
(2)      Includes land loans. (3) Loans secured by deposit accounts.

         Residential Mortgage Lending. Cheviot Savings Bank originates mortgage loans secured by one-to four-family properties, most of which serve as the primary residence of the owner. As of June 30, 2003 and March 31, 2003, one-to-four family residential mortgage loans totaled $165.1 million and $163.2 million, or 85.8% and 85.9% of our total loan portfolio, respectively. Of residential mortgage loans outstanding on March 31, 2003, 14.6% were adjustable-rate loans and 85.4% were fixed-rate loans. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.


         Our mortgage loans generally have terms from 15 to 30 years, amortized on a monthly basis with principal and interest due each month. As of June 30, 2003 and March 31, 2003, we offered the following residential mortgage loan products:

         . Fixed-rate loans of various terms;

         . Adjustable-rate loans;


         . Loans tailored for first time home buyers; and


         . Construction/permanent loans.


         Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers refinance or prepay loans at their option without penalty. Our residential mortgage loans customarily contain "due on sale" clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgage property.


         We recently began to sell a portion of our conforming fixed-rate loans in the secondary market and to hold the remaining fixed-rate loans and adjustable-rate loans in our portfolio. We retain servicing on all loans sold. We lend up to a maximum loan-to-value ratio of 95% on mortgage loans secured by owner-occupied properties, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 85%. To a lesser extent, we originate non-conforming loans that are tailored to the needs of the local community.


         Our adjustable-rate mortgage loans are originated with a maximum term of 30 years. Adjustable-rate loans include loans that provide for an interest rate based on the interest paid on U.S. Treasury Securities of corresponding terms, plus a margin. Our adjustable-rate mortgages include limits on the increase or decrease in the interest rate. The interest rate may increase or decrease by a maximum of 2.0% per adjustment with a ceiling rate over the life of the loan, which generally is 5.0%. We currently offer adjustable-rate loans with initial rates below those which would prevail under the foregoing computations based upon our determination of market factors and competitive rates for adjustable-rate loans in our market. For one year adjustable-rate loans, borrowers are qualified at the initial rate and at 2.0% over the initial rate. For all other adjustable-rate loans, borrowers are qualified at the initial rate.

         The retention of adjustable-rate loans in our portfolio helps reduce exposure to changes in interest rates. However, there are credit risks resulting from potential increased costs to the borrower as a result of rising interest rates. During periods of rising interest rates, the risk of default on adjustable-rate mortgages may increase due to the upward adjustment of interest cost to the borrower.

         During the three months ended June 30, 2003, we originated $4.9 million in adjustable-rate mortgage loans and $13.8 million in fixed-rate mortgage loans.

         During the year ended March 31, 2003, we originated $21.5 million in adjustable-rate mortgage loans and $49.7 million in fixed-rate mortgage loans.


         Home equity lines of credit are generally made for owner-occupied homes and are secured by first or second mortgages on residential properties. We are attempting to increase our originations of home equity lines of credit. We generally offer home equity lines of credit with a maximum loan to appraised value ratio of 85% (including senior liens on the subject property). We currently offer these loans for terms of up to 10 years, and with adjustable rates that are tied to the prime rate. At June 30, 2003 and March 31, 2003, home equtiy lines of credit represented $4.7 million and $4.3 million, respectively, of our one-to four-family residential.

         Construction Loans. Cheviot Savings Bank also originates construction loans for owner-occupied residential real estate, and, to a lesser extent, for commerical builders for marketing of residential real estate, improvement to existing structures, new construction for commercial purposes and residential land development.

         At June 30, 2003 and March 31, 2003, construction loans represented $13.0 million and $12.4 million, respectively, of Cheviot Savings Bank's total loans. At June 30, 2003 and March 31, 2003, the unadvanced portion of these constructions loans totaled $7.4 million and $6.6 million, respectively.


         Cheviot Savings Bank's construction loans generally provide for the payment of interest only during the construction phase (12 months for single family residential and varying terms for commercial property and land development). At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans can be made with a maximum loan-to-value of 85%. Before making a commitment to fund a construction loan, Cheviot Savings Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Cheviot Savings Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.


         Construction lending generally involves a greater degree of risk than other one-to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the home construction. Various potential factors including delays or the financial viability of the builder may further impair the borrower's ability to repay the loan.

         Multi-Family Loans. At June 30, 2003 and March 31, 2003, $7.9 million and $7.8 million, or 4.1% and 4.1%, respectively, of our total loan portfolio consisted of loans secured by multi-family real estate. We originate fixed-rate and adjustable rate multi-family real estate loans with amortization schedules of up to 25 years. We generally lend up to 80% of the property's appraised value. Appraised values are determined by our own in-house appraiser or independent appraisers that we designated. In deciding to originate a multi-family loan, we review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.


         Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one-to four-family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties typically depends on the successful operation of the related real estate project. Consequently, the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.


         Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of land and/or developed real estate. In underwriting commercial real estate loans, consideration is given to the property's historic and projected cash flow, current and projected occupancy, location, physical condition and credit of the borrower. At both June 30, 2003 and March 31, 2003, our commercial real estate portfolio totaled $6.3 million, or 3.3%, of total loans. Most of the commercial real estate portfolio consists of loans secured by properties in Hamilton County. Our commercial real estate portfolio is diverse as to borrower and property type.


         Commercial real estate lending involves additional risks compared to one-to four-family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

         Commercial real estate loans generally have a higher rate and shorter term than residential mortgage loans because of the increased risk associated with commerical lending. Commercial real estate loans are generally offered at one year adjustable-rates and fixed-rates with a term of such loans generally not exceeding 25 years.


         Consumer Loans. On a limited basis, we make loans secured by deposit accounts up to 90% of the amount of the depositor's collected deposit account balance. At June 30, 2003 and March 31, 2003, these loans totaled $209,000 and $303,000, or 0.1% and 0.2%, respectively, of total loans. Consumer loans are generally offered for terms of one to five years depending on the collateral and at fixed or variable rates of interest depending on the product.

         Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period. Our volume of commercial real estate has decreased in recent years due to our effort to improve asset quality and to emphasize relationship banking.

         The following table sets forth the loan origination, sales and repayment activities of Cheviot Savings Bank for the periods indicated.


                                                    For the Three Months
                                                       Ended June 30,             For the Year Ended March 31,
                                                   ----------------------    -----------------------------------
                                                     2003         2002         2003         2002         2001
                                                   ---------    ---------    ---------    ---------    ---------
                                                                          (In thousands)
Loans:
     Balance outstanding at beginning of period    $ 182,444    $ 166,550    $ 166,550    $ 143,547    $ 139,076

Originations, including purchased loans Real estate loans:
        One-to four-family residential (1)            19,019       14,793       54,106       49,330       18,831
        Multi-family residential                         396           --        3,936        1,671          382
        Construction                                   2,634        1,616       11,784        3,676        8,291
        Commercial (2)                                   726          750        2,922        2,290          839
     Consumer (3)                                         13           23          192          351          123
                                                   ---------    ---------    ---------    ---------    ---------
            Total loan originations                   22,788       17,182       72,940       57,318       28,466
                                                   ---------    ---------    ---------    ---------    ---------

Less:
     Principal repayments                             20,679       12,648       56,260       33,872       23,953
     Transfers to foreclosed real estate                  --           --          157          196          107
     Loans sold in the secondary market (4)              633           --          481           --           --
     Other (5)                                            (6)         (12)         148          247          (65)
                                                   ---------    ---------    ---------    ---------    ---------
            Total deductions                          21,306       12,636       57,046       34,315       23,995
                                                   ---------    ---------    ---------    ---------    ---------
     Balance outstanding at end of period          $ 183,926      171,096    $ 182,444    $ 166,550    $ 143,547
                                                   =========    =========    =========    =========    =========

------------------
(1) Includes home equity lines of credit, loans purchased, and loans held for sale.
(2)      Includes land loans.
(3)      Loans secured by deposit accounts.
(4)      Loans sold to Federal Home Loan Bank of Cincinnati.
(5) Other items consist of loans in process, deferred loan original fees, unearned interest and the allowance for loan losses.

         Loan Approval Procedures and Authority. The lending activities of Cheviot Savings Bank are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of existing customers and referrals from real estate brokers. Written loan applications are taken by one of Cheviot Savings Bank's loan officers. The loan officer also supervises the procurement of reports, appraisals and other documentation involved with a loan. Cheviot Savings Bank obtains property appraisals from independent appraisers on substantially all of its loans.

         Cheviot Savings Bank's loan approval process is intended to provide direction to management on all phases of real estate lending activity since such real estate mortgage lending is the single most important revenue producing investment of Cheviot Savings Bank. Therefore, Cheviot Savings Bank believes that the underwriting of mortgage loans be consistent with safe and sound practices to ensure the financial viability of the bank. The loan underwriting policy is also established to provide appropriate limits and standards for all extensions of credit in real estate or for the purpose of financing the construction of a building or other improvement. Cheviot Savings Bank's loan committee has the authority to approve or deny loan applications on one-to-four family owner occupied properties up to $500,000. This committee also has the authority for approving or denying loan applications on non-owner occupied properties up to $100,000. The loan committee reviews all loan applications submitted to Cheviot Savings Bank and lists such applications on a review sheet that is submitted to the board of directors. The board of directors ratifies all loans approved by the loan committee and approves all other loans other than those specifically set forth above.

         Loans to One Borrower. State savings and loan institutions are subject to the same loans to one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired equity on an unsecured basis, and an additional amount equal to 10% of unimpaired equity if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). Our policy provides that loans to one borrower (or related borrowers) should not exceed $2 million (excluding the borrower's principal residence). However, the board of directors may amend this limitation annually based on the asset growth and capital position of Cheviot Savings Bank.

         At June 30, 2003, the largest aggregate credit exposure to one borrower consisted of two loans in the amount of $1.8 million. At March 31, 2003, the largest aggregate credit exposure to one borrower consisted of two loans in the amount of $1.8 million. At each of those dates these loans were performing in accordance with their terms. There were four additional credit relationships, including committed amounts, in excess of $1.0 million at June 30, 2003.

Asset Quality.


         General. One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Our high proportion of one- to four-family mortgage loans, our maintenance of sound credit standards for new loan originations and our loan administration procedures have resulted in a reduction in our impaired and non-performing loans to $112,000, or 0.06% of total loans at June 30, 2003 and $235,000, or 0.13% of total loans at March 31, 2003 from $2.0 million, or 1.5% of total loans at March 31, 2000.

         Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. Cheviot Savings Bank has implemented certain loan tracking policies and collection procedures to ensure effective management of classified assets. Cheviot Savings Bank generally causes a written notice of non-payment to be sent to its borrower after a loan is first past due. If payment has not been received within a reasonable time period, personal contact efforts are attempted by telephone or by letter. If no payment is received the following month, a letter stating that the borrower is two months behind is mailed indicating that the borrower needs to contact collections and make payment arrangements. If the borrower has missed two consecutive payments, the letter will be sent by certified mail. On all accounts that are not current ten days after the completion of the last step set forth above, the Cheviot Savings Bank collection manager or staff member shall contact the borrower by phone at their home and, if necessary, at their place of employment in order to establish communications with the borrower concerning the delinquency and to try to establish a meeting with the borrower to determine what steps are needed to bring the borrower to a current status. If contact with the borrower by telephone is unsuccessful and the account becomes 60 days delinquent, Cheviot Savings Bank sends a letter which indicates its intention to begin foreclosure procedures. If no satisfactory agreement has been reached with the borrower within 15 days after the foreclosure intention letter, the Board of Directors will consider the status of the delinquency and may authorize Cheviot Savings Bank's attorney to send a letter to the borrower advising the borrower that foreclosure proceedings will be initiated and setting forth the conditions which could forestall the foreclosure. In selected cases, Cheviot Savings Bank may make an economic decision to forego foreclosure (and avoid the expenses of such proceedings) and work with the borrower to bring the loan current. Repayment schedules may be entered into with chronically delinquent borrowers if management determines this resolution is more advantageous to Cheviot Savings Bank.

         In connection with home equity lines of credit, when payment is first past due, the collection manager or staff member attempts to contact the borrower by phone at their home. If phone contact is unsuccessful, the collection manager or staff member will mail a late notice to the borrower at the beginning of the following month indicating the need to contact the collections personnel and bring the loan current. If the preceding steps are unsuccessful, then the collection manager will implement the steps described above leading to foreclosure.

         Cheviot Savings Bank has implemented several credit risk measures in the loan origination process that have served to reduce potential losses. Cheviot Savings Bank also seeks to limit loan portfolio credit risk by originating in the local market generally one- to four-family permanent mortgage loans with a loan-to-value of 85% or less, and one and two family owner-occupied residential mortgage loans with a loan-to-value of 85%, with private mortgage insurance required on loans originated with loan-to-value above 85%. Cheviot Savings Bank has implemented conservative loan underwriting guidelines and makes exceptions in originating such loans only if there are sound reasons for such exceptions.

         Credit risk on commercial real estate loans is managed by generally limiting such lending to local markets and emphasizing sound underwriting and monitoring the financial status of the borrower. In originating such loans, Cheviot Savings Bank seeks debt service coverage ratios in excess of 1.00x.

         To limit the impact of loan losses in any given quarter, Cheviot Savings Bank seeks to maintain an adequate level of valuation allowances. Its management and board of directors review the level of general valuation allowances on a quarterly basis to ensure that adequate coverage against known and inherent losses is maintained, based on the level of non-performing and classified assets, our loss history and industry trends and economic trends.

         To continuously track asset quality and the adequacy of valuation allowances, Cheviot Savings Bank has established detailed asset review policies and procedures which are consistent with generally accepted accounting principles. Detailed reviews are conducted by the board of directors quarterly. Pursuant to these procedures, when needed, additional valuation allowances are established to cover anticipated losses in the portfolio.

         We hold foreclosed property as other real estate owned. We carry foreclosed real estate at lower of cost or fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical.

         Marketing real estate owned generally involves listing the property for sale. Cheviot Savings Bank maintains the real estate owned in good condition to enhance its marketability. As of June 30, 2003 and March 31, 2003, there was one real estate owned property totaling $136,000 and $141,000, respectively.

         Delinquent Loans and Non-performing Loans and Assets. Our policies require that the collection manager monitor the status of the loan portfolios and report to the Board on a monthly basis. These reports include information on delinquent loans, criticized and classified assets, foreclosed real estate, and our actions and plans to cure the delinquent status of the loans.

         The Cincinnati real estate market has maintained stable price levels over the last five years. It is Cheviot Savings Bank's policy to underwrite single-family residential loans on no more than an 85% loan-to-value ratio and all other loans (multi-family, construction, commercial and consumer) on no more than an 80% loan-to-value ratio. It has been the Bank's experience that interest on delinquent loans is generally recovered in ultimate settlement of the loan due to this conservative underwriting policy. However, as a conservative measure, with the exception of first mortgage loans for which the borrower has obtained private mortgage insurance, we generally stop accruing interest on our one-to-four family residential, construction and commercial loans when interest or principal payments are 150 days in arrears. Consumer loans are comprised exclusively of loans secured by deposits within Cheviot Savings Bank. Such loans are placed on non-accrual status should they become 90 days delinquent. The Bank will stop accruing interest earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing interest as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current. In accordance with industry standards and regulatory requirements, it is Cheviot Savings Bank's policy to charge-off a loan when it becomes apparent that recovery of amounts due is not probable, either from expected payments from the borrower or from settlement of the collateral.

         The following table sets forth certain information regarding delinquencies in our loan portfolio as of the dates indicated.


                                                                       At June 30, 2003
                                             --------------------------------------------------------------------
                                                    30 - 59                 60 - 89               90 or More
                                                Days Delinquent         Days Delinquent         Days Delinquent
                                             --------------------    --------------------    --------------------
                                                         Percent                 Percent                 Percent
                                                          of Net                  of Net                  of Net
                                              Amount      Loans       Amount      Loans       Amount      Loans
                                             --------    --------    --------    --------    --------    --------
                                                                    (Dollars in thousands)
Real Estate Loans:
  One-to four -amily residential (1).....    $     96        0.05%   $     --          --%   $     92        0.05%
  Multi-family residential ..............          --          --         225        0.12          --          --
  Construction ..........................          --          --          --          --          --          --
  Commercial(2) .........................          --          --          --          --          --          --
Consumer(3) .............................          --          --          --          --          --          --
                                             --------    --------    --------    --------    --------    --------
Total Loans .............................    $     96        0.05%   $    225        0.12%   $     92        0.05%
                                             ========    ========    ========    ========    ========    ========


------------------
Footnotes explained below following table.


                                                                        March 31, 2003
                                             --------------------------------------------------------------------
                                                    30 - 59                 60 - 89               90 or More
                                                Days Delinquent         Days Delinquent         Days Delinquent
                                             --------------------    --------------------    --------------------
                                                         Percent                 Percent                 Percent
                                                          of Net                  of Net                  of Net
                                              Amount      Loans       Amount      Loans       Amount      Loans
                                             --------    --------    --------    --------    --------    --------
                                                                    (Dollars in thousands)
Real Estate Loans:
  One-to four-family residential (1).....    $    100        0.06%   $     --          --%   $    215        0.12%
  Multi-family residential ..............          97        0.05          --          --          --          --
  Construction ..........................          --          --          --          --          --          --
  Commercial(2) .........................          --          --         106        0.06          --          --
Consumer(3) .............................          --          --          --          --          --          --
                                             --------    --------    --------    --------    --------    --------
Total Loans .............................    $    197        0.11%   $    106       0.06%    $    215        0.12%
                                             ========    ========    ========    ========    ========    ========


------------------
Footnotes explained below following table.

         The following table sets forth information regarding impaired and non-performing loans and assets.


                                             At June 30,                          At March 31,
                                             ----------   --------------------------------------------------------------
                                                2003         2003         2002         2001         2000         1999
                                             ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (Dollars in thousands)
Non-accrual real estate loans:
  One-to four-family residential (1).....    $       72   $      137   $      162   $      280   $      608   $    1,361
  Multi-family residential ..............            --           --           --           --        1,137        1,929
  Construction ..........................            --           --           --           --           --           --
  Commercial (2) ........................            --           --           29           93          180        2,814
Consumer (3) ............................            --           --           --           --           --           --
                                             ----------   ----------   ----------   ----------   ----------   ----------
Total non-accruing loans (4) ............    $       72   $      137   $      191   $      373   $    1,925   $    6,104
Impaired loans ..........................            40           40           40           40           40           40
Accruing loans delinquent 90
days or  more ...........................            --           58          385          135           57          183
                                             ----------   ----------   ----------   ----------   ----------   ----------
Total non-performing loans ..............    $      112   $      235   $      616   $      548   $    2,022   $    6,327
Other real estate owned .................           136          141          154        1,737        3,183        1,036
                                             ----------   ----------   ----------   ----------   ----------   ----------

Total non-performing assets .............    $      248   $      376   $      770   $    2,285   $    5,205   $    7,363
                                             ==========   ==========   ==========   ==========   ==========   ==========

Non-performing assets to total assets....          0.10%        0.15%        0.34%        1.01%        2.40%        3.25%
Non-performing loans to net loans........          0.06%        0.13%        0.37%        0.38%        1.45%        5.02%


                                             At June 30,                          At March 31,
                                             ----------   --------------------------------------------------------------
                                                2003         2003         2002         2001         2000         1999
                                             ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (Dollars in thousands)


------------------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.
(2)      Includes loans secured by land.
(3)      Loans secured by deposit accounts.
(4) For the three months ended June 30, 2003 and the year ended March 31, 2003, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $6,000 and $9,000. Interest income recognized on non-accrual loans included in income for the three months ended June 30, 2003 and the year ended March 31, 2003 totaled $1,000 and $4,000, respectively.


         Non-performing and unimpaired loans totaled $112,000 and $235,000 at June 30, 2003 and March 31, 2003, respectively, compared with $616,000 at March 31, 2002. Our $58,000 in accruing loans delinquent 90 days or more at March 31, 2003 consisted of one residential mortgage loan.

         Our loan review procedures are performed quarterly. With respect to multi-family and commercial loans, we consider a loan impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the loan's contractual terms.

         We review all multi-family and commercial loans for impairment. These loans are individually assessed to determine whether the loan's carrying value is in excess of the fair value of the collateral or the present value of the loan's cash flows. Smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impairment review. However, homogenous loans with similar risk of loss characteristics are evaluated for specific losses.

         In addition to the non-performing loans, we have identified through normal internal credit review procedures, $321,000 and $303,000 in loans that warrant increased attention at June 30, 2003 and March 31, 2003, respectively. These loans are defined as loans not included as non-performing loans, but as to which we have developed information regarding existing credit problems that may cause the borrowers future difficulties in complying with loan repayments.

At June 30, 2003, one loan totaling $96,000 was past due 30-59 days and one loan totaling $225,000 was past due 60-89 days. At March 31, 2003, three loans totaling $197,000 were past due 30-59 days. The $321,000 and $303,000 loans were considered in our evaluation of the allowance for loan losses at June 30, 2003 and March 31, 2003. None of these loans was considered impaired and as such, no specific impairment allowance was established for these loans.


         Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified as a loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also may be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. If a classified asset is deemed to be impaired with measurement of loss, Cheviot Savings Bank may establish a specific allowance pursuant to SFAS No. 114. Similarly, with respect to homogenous loan types with specific common risks, a specific loan loss allowance is established. At June 30, 2003, March 31, 2003 and March 31, 2002, management had assigned specific loss allowances to two residential properties as a result of the borrowers' failure to maintain the properties. The following table sets forth information regarding classified assets as of the dates indicated:


                                At June 30               At March 31,
                                ----------       ---------------------------
                                   2003             2003             2002
                                ----------       ----------       ----------
                                               (In thousands)
Classification of Assets:
  Special Mention                $     --         $     --         $     --
  Substandard                         506              554            1,169
  Doubtful                             --               --               --
  Loss                                 --               --               --
                                 --------         --------         --------
Total                            $    506         $    554         $  1,169
                                 ========         ========         ========

         General loss allowances established to cover losses related to assets classified substandard and doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         Allowance for Loan Losses. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management's periodic review of the collectibility of the loans principally in light of our historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.

         In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.


         During the fiscal year ended March 31, 1998, Cheviot Savings Bank encountered substantial asset quality problems in its loan portfolio stemming primarily from underwriting deficiencies related to multi-family residential and commercial loans. The problem loans were specifically identified through fiscal 1998 and 1999 and, with the best information available to management at that time, loss allowances were established. These loans were substantially eliminated through either charge-offs or non-recourse sales by March 31, 2001. Charge-offs of loans were recorded when it became certain to management that efforts to recover loan amounts through settlement of collateral would not repay the full amount of the loan. As a result of the continuing $5.7 million reduction in nonperforming loans following initial identification of the problem loans, management did not provide a loan loss provision in the fiscal years ended March 31, 2001 and 2000.


         Management believes that no loan underwriting deficiencies giving rise to the asset quality issues presently exist.

         At June 30, 2003 and March 31, 2003, our allowance for loan losses was $750,000 and $735,000, respectively. For the three months ended June 30, 2003 and for the year ended March 31, 2003, our allowance for loan losses increased by $15,000 and $252,000, primarily due to growth in our loan portfolio multiplied by a factor representing the range of our historical loss experience adjusted downward for the correction of specific underwriting deficiencies in the multi-family portfolio. As a result, our allowance allocated to the multi-family portfolio is less than our historic loss experience. Our ratio of the allowance for loan losses as a percentage of net loans receivable increased to .41% at June 30, 2003 as compared to .40% and .29% at March 31, 2003 and 2002.

         The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated.


                                            At or For the Three
                                           Months Ended June 30,                     Year Ended March 31,
                                           ---------------------   ------------------------------------------------------------
                                             2003        2002        2003        2002         2001         2000         1999
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------
                                                                          (Dollars in thousands)
Balance at beginning of period .........   $     735   $     483   $     483   $     239    $   1,103    $   2,421    $   2,236

Charge offs:
 One-to four-family residential (1).....          --          --          --         (85)         (85)         (54)        (105)
 Multi-family residential ..............          --          --          --          --         (724)        (705)        (271)
 Construction ..........................          --          --          --          --           --           --           --
 Commercial (2) ........................          --          --          --          --          (76)        (561)        (522)
 Consumer (3) ..........................          --          --          --          --           --           --           --
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------
Total charge-offs ......................          --          --          --         (85)        (885)      (1,320)        (898)
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------

Recoveries:
 One-to four-family residential (1) ....          --          --          --          17           18            1           31
 Multi-family residential ..............          --          --          --          --            3            1           --
 Construction ..........................          --          --          --          --           --           --           --
 Commercial (2) ........................          --          --           2          --           --           --           52
 Consumer (3) ..........................          --          --          --          --           --           --           --
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------
Total recoveries .......................          --          --           2          17           21            2           83
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------

Net recoveries (charge-offs) ...........          --          --           2         (68)        (864)      (1,318)        (815)

Provision for losses on loans ..........          15          --         250         312           --           --        1,000
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------

Balance at end of period ...............   $     750   $     483   $     735   $     483    $     239    $   1,103    $   2,421
                                           =========   =========   =========   =========    =========    =========    =========

Total loans receivable, net ............   $ 183,926   $ 171,096   $ 182,444   $ 166,550    $ 143,547    $ 139,076    $ 126,099
                                           =========   =========   =========   =========    =========    =========    =========

Average loans receivable
  outstanding ..........................   $ 182,715   $ 168,866   $ 176,728   $ 155,973    $ 141,067    $ 133,897    $ 134,405
                                           =========   =========   =========   =========    =========    =========    =========


                                            At or For the Three
                                           Months Ended June 30,                     Year Ended March 31,
                                           ---------------------   ------------------------------------------------------------
                                             2003        2002        2003        2002         2001         2000         1999
                                           ---------   ---------   ---------   ---------    ---------    ---------    ---------
                                                                          (Dollars in thousands)
Allowance for loan losses as a percent
 of net loans receivable................        0.41%       0.28%       0.40%       0.29%        0.17%        0.79%        1.92%
Net loans charged off as a percent of
 average loans outstanding..............        0.00%       0.00%       0.00%       0.04%        0.61%        0.98%        0.61%


------------------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.
(2)      Includes loans secured by land.
(3)      Loans secured by deposits.

         The following table sets forth the allocation of the allowance for loan losses by loan category for the years indicated. This allocation is based on management's assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.


                                                       At June 30,
                                            ----------------------------------
                                                          2003
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $    263    $165,086       85.79%
  Multi-family residential ..............         254       7,904        4.11
  Construction ..........................           4      12,961        6.74
  Commercial (2) ........................         229       6,266        3.25
Consumer (3) ............................          --         209        0.11
                                             --------    --------    --------
Total ...................................    $    750    $192,426      100.00%
                                             ========    ========    ========

                                                      At March 31,
                                            ----------------------------------
                                                          2003
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $    249    $163,232       85.91%
  Multi-family residential ..............         242       7,787        4.10
  Construction ..........................           4      12,368        6.51
  Commercial (2)  .......................         240       6,305        3.32
Consumer (3) ............................          --         303        0.16
                                             --------    --------    --------
Total ...................................    $    735    $189,995      100.00%
                                             ========    ========    ========


                                                      At March 31,
                                            ----------------------------------
                                                          2002
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $    161    $146,747       85.51%
  Multi-family residential ..............         161       7,281        4.24
  Construction ..........................          11      10,773        6.28
  Commercial (2)  .......................         150       6,569        3.83
Consumer (3) ............................          --         240        0.14
                                             --------    --------    --------
Total ...................................    $    483    $171,610      100.00%
                                             ========    ========    ========


                                                      At March 31,
                                            ----------------------------------
                                                          2001
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $     85    $122,019       83.43%
  Multi-family residential ..............          84       9,264        6.33
  Construction ..........................           3       5,454        3.73
  Commercial (2)  .......................          67       9,309        6.37
Consumer (3) ............................          --         200        0.14
                                             --------    --------    --------
Total ...................................    $    239    $146,246      100.00%
                                             ========    ========    ========


                                                      At March 31,
                                            ----------------------------------
                                                          2000
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $    408    $112,247       78.99%
  Multi-family residential ..............         233      14,635       10.30
  Construction ..........................           5       2,906        2.04
  Commercial (2)  .......................         457      12,107        8.52
Consumer (3) ............................          --         219        0.15
                                             --------    --------    --------
Total ...................................    $  1,103    $142,114      100.00%
                                             ========    ========    ========


                                                      At March 31,
                                            ----------------------------------
                                                          1999
                                            ----------------------------------
                                                                         Percent
                                                                        of Loans
                                                           Loan       in Each
                                            Allowance    Balances    Category
                                             for Loan       by       to Total
                                              Losses     Category      Loans
                                            ---------   ----------   ---------
                                                  (Dollars in thousands)
Loan Category
Allocated:
Real estate - mortgage
  One-to four-family residential (1).....    $    546    $ 91,774       70.81%
  Multi-family residential ..............         529      17,548       13.54
  Construction ..........................           2       2,537        1.95
  Commercial (2)  .......................       1,344      17,472       13.48
Consumer (3) ............................          --         282        0.22
                                             --------    --------    --------
Total ...................................    $  2,421    $129,613      100.00%
                                             ========    ========    ========

-----------------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.
(2)      Includes loans secured by land.
(3)      Loans secured by deposit accounts.

Securities Activities.


         General. Our investment policy is established by the board of directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The board of directors, as a whole, acts in the capacity of an investment committee and is responsible for overseeing our investment program and evaluating on an ongoing basis our investment policy and objectives. Our president and chief financial officer have the authority to purchase securities within specific guidelines established by the investment policy. All transactions are reviewed by the board at its regular meeting.

         We account for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if we have the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or retained earnings, respectively. At June 30, 2003 and March 31, 2003 and 2002, we designated all investment and mortgage-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

         Our current policies generally limit securities investments to U.S. Government, agency and sponsored entity securities and municipal bonds. The policy also permits investments in mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Our investment in municipal obligations mature in fiscal 2026. Our investment in U.S. Government and agency obligations were scheduled to mature within one year at June 30, 2003 and March 31, 2003 and 2002.

         Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities and short-term investments.

         Amortized Cost and Estimated Fair Value of Securities. The following tables sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

                                       At June 30,                                   At March 31,
                                 ----------------------  ----------------------------------------------------------------------
                                          2003                    2003                    2002                    2001
                                 ----------------------  ----------------------  ----------------------  ----------------------
                                                                         (In thousands)

                                  Amortized   Estimated   Amortized   Estimated   Amortized   Estimated   Amortized   Estimated
                                    Cost     Fair Value     Cost     Fair Value     Cost     Fair Value     Cost     Fair Value
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Investment securities held to
  maturity
 U.S. Government and agency
  obligations .................  $    6,075  $    6,089  $    6,046  $    6,062  $   11,144  $   11,225  $    7,978  $    8,038
 Municipal obligations ........         100         105         100         103         100          97         100          97
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total investment securities ...       6,175       6,194       6,146       6,165      11,244      11,322       8,078       8,135
Mortgage-backed securities
  held to maturity:
 Federal Home Loan Mortgage
  Corporation .................       2,278       2,229       2,398       2,394       3,113       3,102       4,099       4,087
 Federal National Mortgage
  Association .................       2,452       2,462       2,658       2,654       3,325       3,320       4,590       4,619
Government National Mortgage
  Association .................      16,406      16,836      18,537      18,934      16,523      16,742      20,159      20,549
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Total mortgage-backed
  Securities ..................      21,136      21,527      23,593      23,982      22,961      23,164      28,848      29,255
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total investments and
  mortgage-backed securities
  held to maturity ............  $   27,311  $   27,721  $   29,739  $   30,147  $   34,205  $   34,486  $   36,926  $   37,390
                                 ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

         The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of June 30, 2003 and March 31, 2003. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

                                                                      At June 30, 2003
                                            ---------------------------------------------------------------------
                                                                     More Than One Year     More Than Five Years
                                              One Year or Less       through Five Years       through Ten Years
                                            ---------------------   ---------------------   ---------------------
                                                        Weighted                Weighted                Weighted
                                            Amortized    Average    Amortized    Average    Amortized    Average
                                               Cost       Yield        Cost       Yield        Cost       Yield
                                            ---------   ---------   ---------   ---------   ---------   ---------
                                                                  (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency
 obligations ..........................     $   6,075        1.76%  $      --          --%  $      --          --%
Municipal obligations .................            --          --          --          --          --          --
                                            ---------   ---------   ---------   ---------   ---------   ---------
 Total investment securities ..........         6,075        1.76%         --          --          --          --
                                            ---------   ---------   ---------   ---------   ---------   ---------

Mortgage-backed securities held to maturity:
 Federal Home Loan Mortgage
  Corporation .........................            97        3.02         418        3.02         598        3.02
 Federal National Mortgage
  Association .........................           149        2.76         638        2.76         902        2.76
 Government National Mortgage
  Association .........................           322        4.55       1,443        4.55       2,215        4.55
                                            ---------   ---------   ---------   ---------   ---------   ---------
 Total mortgage-backed securities .....           568        4.17       2,499        4.17       3,715        4.17
                                            ---------   ---------   ---------   ---------   ---------   ---------

Total .................................     $   6,643        1.97%  $   2,499        4.17%  $   3,715        4.17%
                                            =========   =========   =========   =========   =========   =========

                                                                At June 30, 2003
                                            ---------------------------------------------------------

                                             More than Ten Years            Total Securities
                                            ---------------------   ---------------------------------
                                                        Weighted                Estimated   Weighted
                                            Amortized    Average    Amortized     Fair       Average
                                               Cost       Yield        Cost       Value       Yield
                                            ---------   ---------   ---------   ---------   ---------
                                                             (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency
 obligations ..........................     $      --          --%  $   6,075   $   6,089        1.76%
Municipal obligations .................           100        5.13         100         105        5.13
                                            ---------   ---------   ---------   ---------   ---------
 Total investment securities ..........           100        5.13       6,175       6,194        1.81
                                            ---------   ---------   ---------   ---------   ---------

Mortgage-backed securities held to maturity:
 Federal Home Loan Mortgage
  Corporation .........................         1,165        3.02       2,278       2,229        3.02
 Federal National Mortgage
  Association .........................           763        2.76       2,452       2,462        2.76
 Government National Mortgage
  Association .........................        12,426        4.55      16,406      16,836        4.55
                                            ---------   ---------   ---------   ---------   ---------
 Total mortgage-backed securities .....        14,354        4.17      21,136      21,527        4.17
                                            ---------   ---------   ---------   ---------   ---------

Total .................................     $  14,454        4.17%  $  27,311   $  27,721        3.64%
                                            =========   =========   =========   =========   =========

                                                                      At March 31, 2003
                                            ---------------------------------------------------------------------
                                                                     More Than One Year     More Than Five Years
                                              One Year or Less       through Five Years       through Ten Years
                                            ---------------------   ---------------------   ---------------------
                                                        Weighted                Weighted                Weighted
                                            Amortized    Average    Amortized    Average    Amortized    Average
                                               Cost       Yield        Cost       Yield        Cost       Yield
                                            ---------   ---------   ---------   ---------   ---------   ---------
                                                                   (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency
obligations ...........................     $   6,046        3.93%  $      --          --%  $      --          --%
Municipal obligations .................            --          --          --          --          --          --
                                            ---------   ---------   ---------   ---------   ---------   ---------
 Total investment securities ..........         6,046        3.93          --          --          --          --
                                            ---------   ---------   ---------   ---------   ---------   ---------

Mortgage-backed securities held to maturity:
 Federal Home Loan Mortgage
  Corporation .........................            98        3.19         424        3.19         612        3.19
 Federal National Mortgage
  Association .........................           157        2.83         674        2.83         957        2.83
 Government National Mortgage
  Association .........................           355        4.63       1,596        4.63       2,459        4.63
                                            ---------   ---------   ---------   ---------   ---------   ---------
 Total mortgage-backed securities .....           610        4.30       2,694        4.30       4,028        4.30
                                            ---------   ---------   ---------   ---------   ---------   ---------

Total .................................     $   6,656        3.88%      2,694        4.30%  $   4,028        4.30%
                                            =========   =========   =========   =========   =========   =========

                                                                At March 31, 2003
                                            ---------------------------------------------------------

                                             More than Ten Years            Total Securities
                                            ---------------------   ---------------------------------
                                                        Weighted                Estimated   Weighted
                                            Amortized    Average    Amortized     Fair       Average
                                               Cost       Yield        Cost       Value       Yield
                                            ---------   ---------   ---------   ---------   ---------
                                                              (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency
obligations ...........................     $      --          --%  $   6,046   $   6,062        3.93%
Municipal obligations .................           100        5.13         100         103        5.13
                                            ---------   ---------   ---------   ---------   ---------
 Total investment securities ..........           100        5.13       6,146       6,165        3.95
                                            ---------   ---------   ---------   ---------   ---------

Mortgage-backed securities held to maturity:
 Federal Home Loan Mortgage
  Corporation .........................         1,264        3.19       2,398       2,394        3.19
 Federal National Mortgage
  Association .........................           870        2.83       2,658       2,654        2.83
 Government National Mortgage
  Association .........................        14,127        4.63      18,537      18,934        4.63
                                            ---------   ---------   ---------   ---------   ---------
 Total mortgage-backed securities .....        16,261        4.30      23,593      23,982        4.30
                                            ---------   ---------   ---------   ---------   ---------

Total .................................     $  16,361        4.31%  $  29,739   $  30,147        3.88%
                                            =========   =========   =========   =========   =========

Sources of Funds.


         General. Deposits, FHLB advances, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes.

         Deposits. We offer passbook, NOW and money market deposit accounts and certificates of deposits having a range of interest rates and terms. We currently offer passbook and statement savings accounts, interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and certificates of deposits.

         Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

         Savings, N.O.W. and money market rates are generally determined monthly by the board of directors. Certificates of deposit rates are generally determined weekly by Cheviot Savings Bank's President. When we determine our deposit rates, we consider local competition, FHLB advance rates and rates charged on other sources of funds. Core deposits, defined as savings accounts, money market accounts and demand deposit accounts, represented 39.3% and 38.3% of total deposits at June 30, 2003 and March 31, 2003, respectively. At June 30, 2003 and March 31, 2003, certificates of deposit with remaining terms to maturity of less than one year amounted to $91.9 million and $96.2 million, respectively.

         The following tables set forth the various types of deposit accounts offered by us at the dates indicated.

                                                    At June 30,                     At March 31,
                                          ------------------------------   ------------------------------
                                                       2003                             2003
                                          ------------------------------   ------------------------------
                                                                Weighted                         Weighted
                                                                 Average                          Average
                                           Amount     Percent     Rate      Amount     Percent     Rate
                                          --------   --------   --------   --------   --------   --------
                                                               (Dollars in Thousands)
NOW accounts ........................     $ 10,783       5.53%      0.25%  $ 10,676       5.47%      0.43%
Passbook accounts ...................       20,082      10.30       0.70     20,457      10.47       1.07
Money market demand deposits ........       45,807      23.49       1.16     43,600      22.32       1.67
                                          --------   --------   --------   --------   --------   --------
  Total demand, transaction and
    passbook deposits ...............       76,672      39.32       0.91     74,733      38.26       1.33
                                          --------   --------   --------   --------   --------   --------

Certificates of deposit
  Due within one year ...............       22,392      11.49       1.47     23,663      12.12       1.73
  Over 1 year through 3 years .......       76,107      39.03       2.53     77,448      39.65       2.78
  Over 3 years ......................       19,802      10.16       4.90     19,468       9.97       5.04
                                          --------   --------   --------   --------   --------   --------
   Total certificates of deposit.....      118,301      60.68       2.73    120,579      61.74       2.94
                                          --------   --------   --------   --------   --------   --------


Total ...............................     $194,973     100.00%      2.01%  $195,312     100.00%      2.32%
                                          ========   ========   ========   ========   ========   ========


                                                                    At March 31,
                                          ---------------------------------------------------------------
                                                       2002                             2001
                                          ------------------------------   ------------------------------
                                                                Weighted                         Weighted
                                                                 Average                          Average
                                           Amount     Percent     Rate      Amount     Percent     Rate
                                          --------   --------   --------   --------   --------   --------
                                                              (Dollars in Thousands)
NOW accounts ........................     $ 10,070       5.30%      1.01%  $  7,553       3.90%      1.73%
Passbook accounts ...................       18,308       9.63       1.73     17,194       8.88       2.58
Money market demand deposits ........       37,408      19.67       2.37     26,284      13.58       3.41
                                          --------   --------   --------   --------   --------   --------
  Total demand, transaction and
    passbook deposits ...............       65,786      34.60       1.98     51,031      26.36       2.35
                                          --------   --------   --------   --------   --------   --------

Certificates of deposit
  Due within one year ...............       25,717      13.52       2.59     20,391      10.53       5.56
  Over 1 year through 3 years .......       81,809      43.02       4.14    105,889      54.69       6.25
  Over 3 years ......................       16,860       8.86       5.92     16,301       8.42       6.16
                                          --------   --------   --------   --------   --------   --------
   Total certificates of deposit.....      124,386      65.40       4.06    142,581      73.64       6.14
                                          --------   --------   --------   --------   --------   --------


Total ...............................     $190,172     100.00%      3.34%  $193,612     100.00%      5.14%
                                          ========   ========   ========   ========   ========   ========

         The following table presents our deposit activity for the years indicated.

                                                      For the Three Months
                                                          Ended June 30,             Year Ended March 31,
                                                      ---------------------    ----------------------------------
                                                        2003         2002        2003         2002         2001
                                                      --------     --------    --------     --------     --------
                                                                            (In thousands)
Net deposits (withdrawals) .......................    $ (1,399)    $  1,825    $   (333)    $(11,759)      (1,396)
 Interest credited on deposit account ............       1,060        1,530       5,473        8,319        9,546
                                                      --------     --------    --------     --------     --------
Total increase (decrease) in deposit accounts.....    $   (339)    $  3,355    $  5,140     $ (3,440)    $  8,150
                                                      ========     ========    ========     ========     ========

         Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

                                                                  At March 31, 2003
                           ---------------------------------------------------------------------------------------------------
                               Less than     Six Months to   Over One Year      Over Three                        Percent of
                              Six Months        One Year     to Three Years        Years            Total            Total
                           --------------   --------------   --------------   --------------   --------------   --------------
                                                               (Dollars in thousands)
2.00% and below ......     $       17,269   $       12,267   $           --   $           --   $       29,536            24.50%
2.01% to 3.00% .......             24,069            8,445           16,057               26           48,597            40.30
3.01% to 4.00% .......              2,738            9,965            5,720            1,485           19,908            16.51
4.01% to 5.00% .......              6,655            7,350              630               --           14,635            12.14
5.01% to 6.00% .......                652            2,410              260               --            3,322             2.75
6.01% to 7.00% .......                 --            4,331              250               --            4,581             3.80
                           --------------   --------------   --------------   --------------   --------------   --------------
   Total .............     $       51,383   $       44,768   $       22,917   $        1,511   $      120,579           100.00%
                           ==============   ==============   ==============   ==============   ==============   ==============

                                                                   At June 30, 2003
                           ---------------------------------------------------------------------------------------------------
                               Less than     Six Months to   Over One Year      Over Three                        Percent of
                              Six Months        One Year     to Three Years        Years            Total            Total
                           --------------   --------------   --------------   --------------   --------------   --------------
                                                               (Dollars in thousands)
2.00% and below ......     $       25,833   $       13,955   $        3,482   $           --   $       43,270            36.58%
2.01% to 3.00% .......             18,182            3,745           16,711              180           38,818            32.81
3.01% to 4.00% .......              5,555            7,929            3,374            1,593           18,451            15.60
4.01% to 5.00% .......              3,476            6,848              637               --           10,961             9.26
5.01% to 6.00% .......                737            1,151              264               --            2,152             1.82
6.01% to 7.00% .......                 --            4,524              125               --            4,649             3.93
                           --------------   --------------   --------------   --------------   --------------   --------------
   Total .............     $       53,783   $       38,152   $       24,593   $        1,773   $      118,301           100.00%
                           ==============   ==============   ==============   ==============   ==============   ==============

         As of June 30, 2003 and March 31, 2003, the aggregate amount of outstanding certificates of deposit at Cheviot Savings Bank in amounts greater than or equal to $100,000, was approximately $15.1 million and $15.8 million, respectively. The following table presents the maturity of these certificates of deposit at such dates.

                                            At June 30, 2003   At March 31, 2003
                                            ----------------   -----------------
            Maturity Period                      Amount              Amount
-----------------------------------------   ----------------   -----------------
                                                       (In thousands)
Less than six months.....................      $   6,455           $   5,253
Six months to one year...................          2,897               4,831
Over one year to three years.............          4,002               4,186
Over three years.........................          1,734               1,493
                                               ---------           ---------
   Total.................................      $  15,088           $  15,763
                                               =========           =========

         Borrowed Funds. As a member of the FHLB of Cincinnati, Cheviot Savings Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. We had $9.8 million and $10.8 million of FHLB advances outstanding as of June 30, 2003 and March 31, 2003, respectively, and we averaged approximately $10.4 million and $10.3 million of FHLB advances during the three months ended June 30, 2003 and the year ended March 31, 2003, respectively.

         The following table sets forth certain information regarding FHLB advances for the periods indicated.

                                                                Three Months Ended
                                                                      June 30,                   Year Ended March 31,
                                                              ----------------------    -------------------------------------
                                                                2003         2002         2003          2002          2001
                                                              ---------    ---------    ---------     ---------     ---------
FHLB Advances:                                                                   (Dollars in thousands)
Maximum month-end balance................................     $  10,686    $  11,856    $  11,856     $   3,974     $      --
Balance at the end of period.............................         9,793       11,856       10,765         3,948            --
Average balance..........................................        10,417        6,405       10,305           992            --

Weighted average interest rate at end of period..........          4.61%        4.55%        4.56%         4.78%           --%
Weighted average interest rate during period.............          4.65%        3.87%        4.40%         3.63%           --%


Properties.


         We conduct our business through our main banking office located in Cheviot, Ohio, and other full-service branch offices located in Hamilton County, Ohio. The aggregate net book value of our premises and equipment was $3.0 million at June 30, 2003. The following table sets forth certain information with respect to our offices at June 30, 2003.

                                                 Year Opened/
Location                      Leased or Owned      Acquired      Net Book Value
-------------------------------------------------------------------------------
                                                                  (In thousands)
Main Office                        Owned             1915        $          879
3723 Glenmore Avenue
Cheviot, Ohio 45211

5550 Cheviot Road                  Owned             1982                   428
Cincinnati, Ohio 45247

6060 Bridgetown Road               Owned             1991                   446
Cincinnati, Ohio 45248

1194 Stone Road                    Owned             1997                   568
Harrison, Ohio 45030
                                                                 --------------

          Total Owned                                            $        2,321
                                                                 ==============


Legal Proceedings.


         Cheviot Savings Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to its financial condition or results of operations.


Personnel.


         As of June 30, 2003, we had 39 full-time employees and 14 part-time employees. Our employees are not represented by a collective bargaining unit. We consider our relationship with our employees to be good.

                           FEDERAL AND STATE TAXATION


Federal Taxation.


         General. Cheviot Financial Corp. and Cheviot Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Cheviot Financial Corp. and Cheviot Savings Bank.

         Method of Accounting. For federal income tax purposes, Cheviot Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31. After the reorganization, Cheviot Financial Corp. and Cheviot Savings Bank will file separate income tax returns using the accrual method of accounting and a tax year ending December
31. Income taxes are accounted for under the asset and liability method that requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Bad Debt Reserves. In August of 1997, legislation was enacted that repealed the reserve method of accounting, including the percentage of taxable income method, which previously had been used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. As a result, Cheviot Savings Bank was required to change from the reserve method to the specific charge-off method to compute its bad debt deduction. In addition, Cheviot Savings Bank was required generally to recapture into income the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserves. The recapture amount resulting from the change in a thrift's method of accounting for its bad debt reserves generally was taken into taxable income ratably (on a straight-line basis) over a six-year period that ended December 31, 2001.

         Charitable Contributions. A corporation's deduction for charitable contributions is limited to ten percent of its taxable income without regard to deductions for charitable contributions, net operating loss carrybacks and capital loss carrybacks. Contributions that exceed the foregoing limitation can be carried over to the five succeeding taxable years.

         Taxable Distributions and Recapture. Earnings that have been appropriated to the bad debt reserve of Cheviot Savings Bank and claimed as a tax deduction are not available for the payment of cash dividends or for distributions (including distributions made on dissolution or liquidation), unless Cheviot Savings Bank includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. Retained earnings as of June 30, 2003 and March 31, 2003 include approximately $4.0 million for which no provision for federal income tax has been paid. This reserve (base year and supplement) is not recaptured at this time but may be recaptured in the future.

         Corporate Dividends-Received Deduction. Cheviot Financial Corp. may exclude from its income 100 percent of dividends received from Cheviot Savings Bank as a member of the same affiliated group of corporations. Following completion of the reorganization and offering, it is expected that Cheviot Mutual Holding Company will own less than 80 percent of the outstanding common stock of Cheviot Financial Corp. As such, Cheviot Mutual Holding Company will not be permitted to file a consolidated federal income tax return with Cheviot Financial Corp. and Cheviot Savings Bank. The corporate dividends-received deduction is 80 percent in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20 percent of the stock of a corporation distributing a dividend may deduct 70 percent of dividends received or accrued on their behalf.

         Tax Treatment of Distributions. Amounts distributed and classified as dividends for purposes of state law by a corporation will constitute dividends for federal income tax purposes provided the distribution is made out of: (i) the earnings and profits of the corporation for the taxable year in which the distribution is made, or (ii) the accumulated earnings and profits of the corporation. "Earnings and profits" in this context is similar in many respects but not identical to retained earnings or earned surplus for financial accounting purposes. The term has the meaning given to it by the Internal Revenue Code and the regulations thereunder. The portion of a distribution that constitutes a dividend for federal income tax purposes is included in the gross income of the stockholder. The portion of a distribution that does not constitute a dividend for federal income tax purposes is applied against and reduces the basis of the stock held by the stockholder. Any amount of such a distribution in excess of the adjusted basis of the stock is treated as gain from the sale or exchange of property.

         Alternative Minimum Tax. The Internal Revenue Code of 1986 (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20 percent on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90 percent of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Cheviot Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2003 and March 31, 2003, Cheviot Savings Bank had no net operating loss carryforwards for federal income tax purposes.

         The Jobs and Growth Tax Relief Reconciliation Act of 2003. In May 2003, the President signed into law The Jobs and Growth Tax Relief and Reconciliation Act (the "Act"). The Act is primarily directed towards individual taxpayers and provides for a reduction in tax rates applicable to dividends received and long-term capital gains. Additionally, the Act increases the amount of first-year bonus depreciation available to individuals and corporations. Management believes that the Act will not have a material adverse effect on Cheviot Savings Bank's financial condition or results of operations.

         Cheviot Savings Bank's federal income tax returns for the tax years ended December 31, 2001, 2000 and 1999 are open under the statute of limitations and are subject to review by the Internal Revenue Service. Cheviot Savings Bank's tax returns have not been examined by the IRS in the last five years.


State Taxation.


         Cheviot Financial Corp. and Cheviot Savings Bank also will be subject to Ohio taxation in the same general manner as other corporations. In particular, Cheviot Financial Corp. and Cheviot Savings Bank will be subject to the Ohio corporation franchise tax, which is an excise tax imposed on corporations for the privilege of doing business in Ohio, owning capital or property in Ohio, holding a charter or certificate of compliance authorizing the corporation to do business in Ohio, or otherwise having nexus with Ohio during a calendar year. The franchise tax is imposed on the value of a corporation's issued and outstanding shares of stock. Financial institutions determine the value of their issued and outstanding shares based upon the net worth of the shares. For Ohio franchise tax purposes, savings institutions are currently taxed at a rate equal to 1.3% of taxable net worth. Cheviot Savings Bank is not currently under audit with respect to its Ohio franchise tax returns.


                                   REGULATION


General.


         Cheviot Savings Bank is regulated, examined and supervised by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Ohio Division of Financial Institutions will be Cheviot Savings Bank's chartering authority and the Office of Thrift Supervision will be its primary federal regulator. The Ohio Division of Financial Institutions and the Office of Thrift Supervision have extensive authority over the operations of Ohio-chartered savings institutions. As part of this authority, Ohio-chartered savings institutions are required to file periodic reports with the Ohio Division of Financial Institutions and the Office of Thrift Supervision and are subject to periodic examinations by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the FDIC. Cheviot Savings Bank also is subject to regulation by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund. Cheviot Savings Bank is also subject to the provisions of the Ohio Revised Code applicable to Ohio corporations. Cheviot Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System.

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         Cheviot Financial Corp. and Cheviot Mutual Holding Company will be regulated by the Office of Thrift Supervision as savings and loan holding companies. They will be required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.

         Any change in the laws or regulations, whether by the Ohio Division of Financial Institutions, Federal Deposit Insurance Corporation, Office of Thrift Supervision, or Congress, could have a material adverse impact on Cheviot Financial Corp. and Cheviot Savings Bank and their operations.


Federal Banking Regulation.


         The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil monetary penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

         Loans to One Borrower. Cheviot Savings Bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15%, or $5.5 million, of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. As of June 30, 2003 and March 31, 2003, we were in compliance with the loans-to-one-borrower limitations.

         Qualified Thrift Lender Test. All savings institutions are required to satisfy a qualified thrift lender, or "QTL" test. Under the QTL test, we must maintain at least 65% of our "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12 month period. "Portfolio assets" generally means total assets less the sum of:

         . specified liquid assets up to 20% of total assets;

         . goodwill and other intangible assets; and

         . the value of property used in the conduct of our business.


         "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of our portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans and small business loans. We may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Code.

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         A savings institution that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. As of June 30, 2003 and March 31, 2003, we satisfied the qualified thrift lender test with 94.71% and 95.42%, respectively, of our assets invested in qualified thrift investments.

         Capital Distributions. The Office of Thrift Supervision regulations govern capital distributions by all savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings institution must file an application for approval of a capital distribution if:

         1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years;

         2) the institution would not be at least adequately capitalized following the distribution;

         3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

         4) the institution is not eligible for expedited treatment of its filings.

         Even if an application is not otherwise required, every savings institution that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         The Office of Thrift Supervision may disapprove a notice or application if:

         . the institution would be undercapitalized following the distribution;

         . the proposed capital distribution raises safety and soundness concerns; or

         . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

         Liquidity. All savings institutions are required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

         Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a savings institution, the Office of Thrift Supervision is required to assess the institution's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. We received a satisfactory

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Community Reinvestment Act rating in our most recent federal examination, which was conducted by the Office of Thrift Supervision.

         Transactions with Related Parties. A savings institution's authority to engage in transactions with its "affiliates" is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Cheviot Financial Corp. and its non-savings institution subsidiaries would be affiliates of Cheviot Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the institution.

         On April 1, 2003, the Federal Reserve's Regulation W, which comprehensively amends sections 23A and 23B, became effective. The FRA and Regulation W are applicable to savings associations pursuant to 12 C.F.R. ss.
563.41. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act (the "GLB Act").

         In addition, the Office of Thrift Supervision regulations prohibit a savings institution from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

         Our authority to extend credit to our directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Cheviot Savings Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by our board of directors.

         Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and

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soundness standards required under Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

         Capital Requirements. The Office of Thrift Supervision regulations require savings institutions to meet three minimum capital standards:

         1)       a 1.5% tangible capital ratio;

         2) a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system); and

         3)       an 8% risk-based capital ratio.

         The prompt corrective action standards discussed below in effect establish a minimum 2% tangible capital standard. The Office of Thrift Supervision regulations require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

         The risk-based capital standard for savings institutions requires the maintenance of Tier 1, or core, capital and total capital, which is defined as core capital and supplementary capital, to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         At both June 30, 2003 and March 31, 2003, our capital exceeded all applicable requirements.

         Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other,

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supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

         . well capitalized (at least: 5% leverage capital, 6% tier 1 risk-based capital, and 10% total risk-based capital);

         . adequately capitalized (at least: 4% leverage capital, 4% tier 1 risk-based capital, and 8% total risk-based capital);

         . undercapitalized (less than: 8% total risk-based capital, 4% tier 1 risk-based capital, or 3% leverage capital);

         . significantly undercapitalized (less than: 6% total risk-based capital, 3% tier 1 risk-based capital, or 3% leverage capital,); and

         .        critically undercapitalized (less than 2% tangible capital).

         Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         At both June 30, 2003 and March 31, 2003, we met the criteria for being considered "well-capitalized." Nothing has come to management's attention that would cause a change in our "well-capitalized" position.

         Insurance of Deposit Accounts. Deposit accounts in Cheviot Savings Bank are insured by the Savings Association Insurance Fund of the FDIC, generally up to a maximum of $100,000 per separately insured depositor. Our deposits are therefore subject to FDIC deposit insurance assessments.

         The FDIC has adopted a risk-based system for determining deposit insurance assessments. Under this system, all insured institutions are placed into one of nine categories, and are assessed insurance premiums, ranging from 0% (plus $2,000) to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. The FDIC is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%

         In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payment on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

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         Federal Home Loan Bank System. Cheviot Savings Bank is a member of the
Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Cincinnati, we are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of both June 30, 2003 and March 31, 2003, Cheviot Savings Bank was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the past resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

         Customer Privacy. The GLB Act contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. The GLB Act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLB Act allows the states to adopt stricter customer privacy protections. The Act also makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means. The GLB Act also contains requirements for the posting of notices by operators of automated teller machines regarding fees charged for the use of such machines.


Ohio Savings and Loan Law.


         The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings institutions in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

         The Ohio Division of Financial Institutions also has approval authority over the payment of dividends and any mergers involving or acquisitions of control of Ohio savings institutions. The Ohio Division of Financial Institutions may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Division of Financial Institutions may place an Ohio association in conservatorship or receivership.

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

         The Ohio Division of Financial Institutions conducts regular examinations of Cheviot Savings Bank approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Division of Financial Institutions imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.


Federal Reserve System.


         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At both June 30, 2003 and March 31, 2003, Cheviot Savings Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.


Holding Company Regulation.


         General. Cheviot Mutual Holding Company and Cheviot Financial Corp. will be savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, Cheviot Mutual Holding Company and Cheviot Financial Corp. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Cheviot Financial Corp. and Cheviot Mutual Holding Company and any non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Cheviot Financial Corp. and Cheviot Mutual Holding Company will generally not be subject to state business organizations law.

         Permitted Activities. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Cheviot Financial Corp. may engage in the following activities:

         .        investing in the stock of a savings association;

         . acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;

         . merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

         . investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices;

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         .        furnishing or performing management services for a savings association subsidiary of such company;

         . holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

         . holding or managing properties used or occupied by a savings association subsidiary of such company;

         .        acting as trustee under deeds of trust;

         . any other activity (a) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (b) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

         . purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director; and

         .        any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act of 1956, as amended.

         Permissible activities that are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

         . lending, exchanging, transferring, investing for others or safeguarding money or securities;

         . insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

         .        financial, investment or economic advisory services;

         . issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

         .        underwriting, dealing in, or making a market in securities;

         . activities previously determined by the Federal Reserve Board to be closely related to banking;

         . activities that bank holding companies are permitted to engage in outside of the U.S.;

         .        merchant banking activities; and

         .        portfolio investments made by an insurance company.

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         The Home Owners' Loan Act prohibits a savings and loan holding company, including Cheviot Financial Corp. and Cheviot Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

         Waivers of Dividends by Cheviot Mutual Holding Company. Office of Thrift Supervision regulations require Cheviot Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its right to receive dividends. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations.

         We anticipate that Cheviot Mutual Holding Company will waive dividends declared by Cheviot Financial Corp. Under Office of Thrift Supervision regulations, in any second step conversion of Cheviot Mutual Holding Company, waived dividends will not be considered in determining an appropriate exchange ratio, and therefore public stockholders would not be diluted because of dividends previously waived by Cheviot Mutual Holding Company.

         Conversion of Cheviot Mutual Holding Company to Stock Form. Office of Thrift Supervision regulations permit Cheviot Mutual Holding Company to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction").

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There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. A Conversion Transaction would require (i) the approval by a majority of the total outstanding votes of Cheviot Mutual Holding Company's members, and (ii) the approval of the minority stockholders of Cheviot Mutual Holding Company by a majority of the total minority shareholders votes eligible to be cast. In a Conversion Transaction a new holding company would be formed as the successor to Cheviot Financial Corp. (the "New Holding Company"), Cheviot Mutual Holding Company's corporate existence would end, and certain depositors of Cheviot Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Cheviot Mutual Holding Company ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that after the Conversion Transaction the percentage of the to-be-outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by Minority Stockholders immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, in any Conversion Transaction of Cheviot Mutual Holding Company, waived dividends will not be considered in determining an appropriate exchange ratio and therefore public stockholders would not be diluted because of dividends previously waived by Cheviot Mutual Holding Company. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

         Federal Securities Laws. Upon completion of the offering, Cheviot Financial Corp. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Cheviot Financial Corp. will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

         The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Cheviot Financial Corp. may be resold without registration. Shares purchased by an affiliate of Cheviot Financial Corp. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Cheviot Financial Corp. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Cheviot Financial Corp. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Cheviot Financial Corp., or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Cheviot Financial Corp. to permit affiliates to have their shares registered for sale under the Securities Act of 1933.


The USA PATRIOT Act.


         In response to the events of September 11, 2001 the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or

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the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT
Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

         Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

         . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

         . Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

         . Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

         . Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

         . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

         The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.


Sarbanes-Oxley Act of 2002.

         On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), which implemented legislative reforms intended to address corporate and accounting fraud, in addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Sarbanes-Oxley Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Sarbanes-Oxley Act makes certain changes to the requirements for partner rotation after a period of time. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Sarbanes-Oxley Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as defined by the Securities and Exchange Commission) and if not, why not. Under the Sarbanes-Oxley Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Sarbanes-Oxley Act also requires the Securities and Exchange Commission to prescribe rules 113 requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.


         Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement of the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

                                   MANAGEMENT


Shared Management Structure.


         The Directors of Cheviot Financial Corp. will be those same persons who are the Directors of Cheviot Savings Bank. In addition, each of the executive officers of Cheviot Financial Corp. will also be an executive officer of Cheviot Savings Bank. Although there are no present plans to do so, both Cheviot Financial Corp. and Cheviot Savings Bank may choose to appoint additional or different persons as directors in the future. We expect that Cheviot Financial Corp. and Cheviot Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, Cheviot Savings Bank has compensated its directors and executive officers for their services to the bank. Cheviot Financial Corp. and Cheviot Mutual Holding Company may pay additional compensation to these individuals for their services to the holding company.

Directors of Cheviot Financial Corp.

         The board of directors of Cheviot Financial Corp. will consist of six members. Directors will serve three-year staggered terms so that approximately two of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization will consist of Directors James Williamson and Edward Kleemeier. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization will consist of Directors John Smith and Robert Thomas. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization will consist of Directors Thomas Linneman and Gerhard Hillmann. The biographical information regarding these individuals is set forth under "Directors of Cheviot Savings Bank."

Executive Officers of Cheviot Financial Corp.


         The following individuals will be the executive officers of Cheviot Financial Corp. and will hold the offices set forth below opposite their names. The biographical information for each executive officer, other than Mr. Linneman, is set forth under "Executive Officers of the Bank Who are Not Directors."

               Name                   Age(1)               Position
----------------------------------  ---------  ---------------------------------
Thomas J. Linneman                      49          President and CEO
Jeffrey J. Lenzer                       41          Vice President
Kevin M. Kappa                          45          Vice President
Scott T. Smith                          33          Chief Financial Officer

------------------
(1) As of March 31, 2003.

         The executive officers of Cheviot Financial Corp. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board.

Directors of Cheviot Savings Bank

         Composition of our Board. We have six directors. Directors of Cheviot Savings Bank will be elected annually by Cheviot Financial Corp. as its sole stockholder.

         The following table states our directors' names, their ages as of March 31, 2003, and the years when they began serving as directors:

             Directors                  Age                   Position                   Director/Trustee Since
-----------------------------------  --------  ---------------------------------------  ------------------------
Gerhard H. Hillmann                     67                    Director                            1994
Edward L. Kleemeier                     68                    Director                            1978
Thomas J. Linneman                      49           President, Chief Executive
                                                          Officer/Director                        1998
John T. Smith                           58                    Director                            1995
Robert Thomas                           60                    Director                            1989
James E. Williamson                     58          Executive Secretary/Director                  1997

         The Business Background of Our Directors. The business experience for the past five years (unless otherwise indicated the positions have been held for at least the past five years) of each of our directors is as follows:

         Gerhard H. Hillmann is the retired Manager of Field Operations for Fletcher Homes, a Cincinnati area home builder.

         Edward L. Kleemeier is a retired District Fire Chief for the City of Cincinnati.

         Thomas J. Linneman is the President and Chief Executive Officer of Cheviot Savings Bank. John T. Smith is the Secretary/Treasurer of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer.

         John T. Smith is the Secretary/Treasurer of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer.

         Robert Thomas is the owner/operator of R&R Quality Meats & Catering in Cheviot, Ohio.

         James E. Williamson is the District Administrator (Director) of Oak Hills Local School District since 2000. Mr. Williams was a high school principal from 1989-2000.


Meetings of the Board of Directors and Committees.


         Our board of directors meets on a bi-weekly basis and may hold additional special meetings. During the year ended March 31, 2003, the board of directors of Cheviot Savings Bank held 26 regular meetings and one special meeting.

         The board of directors of Cheviot Savings Bank maintains an audit committee, compensation committee and loan committee.

         The audit committee consists of three directors. The Committee reviews the annual audit prepared by the independent accountants, appoints the independent accountants and reviews the internal audit function and internal accounting controls. The audit committee met four times during the year ended March 31, 2003. Pursuant to federal regulations, the audit committee will adopt a written charter.

         The compensation committee consists of three directors. The committee provides advice and recommendations to the board of directors in the areas of employee salaries and benefit programs. The compensation committee met four times during the year ended March 31, 2003.

         The loan committee consists of Thomas J. Linneman, Jeffrey J. Lenzer and one outside director. The outside director position rotates among the outside directors on five-week intervals. This committee is responsible for approving loan applications for one-to-four family owned or occupied properties up to $500,000 and for residential and commercial income-producing properties up to $100,000. The loan committee met 52 times during the year ended March 31, 2003.


Director Compensation.


         Meeting Fees In Effect for 2002. Cheviot Savings Bank pays each director an annual fee of $14,000 for board attendance and an annual fee of $3,000 for committee attendance. In addition, for the year ended March 31, 2003, each director received a bonus of $5,100 (except Mr. Linneman whose bonus was $4,200); this bonus will not be paid in the future.

Executive Officers of the Bank Who are Not Directors

         The business experience for the past five years of each of the executive officers of Cheviot Savings Bank who is not a director is set forth below:

         Jeffrey J. Lenzer, 41, has served as Vice President/Lending since 1999 and held other lending related positions at Cheviot Savings Bank prior to that date.

         Kevin M. Kappa, 45, has served as Vice President - Compliance Officer since 1998.

         Scott T. Smith, 33, is Chief Financial Officer. He has been employed by Cheviot Savings Bank since 1998.


Executive Officer Compensation.


         Summary Compensation Table. The following table sets forth for the fiscal year ended March 31, 2003, certain information as to the total remuneration paid by Cheviot Savings Bank to its President, as well as to the two most highly compensated executive officers of Cheviot Savings Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000 (together, the "Named Executive Officers").

                                                                     Annual Compensation
                                                 ----------------------------------------------------------
                                                                             Other Annual
                                                                             Compensation      All Other
     Name and Principal Position          Year    Salary($)     Bonus($)         ($)        Compensation(1)
--------------------------------------  -------  -----------  -----------  ---------------  ---------------
Thomas J. Linneman, President and CEO     2002     $153,271      $44,793         (2)              $14,577
Kevin M. Kappa, Vice President -          2002     $ 93,109      $26,184         (2)              $ 8,155
Compliance Officer
Jeffrey J. Lenzer, Vice                   2002     $ 93,109      $26,184         (2)              $ 8,149
President/Lending

------------------
(1)      Matching 401(k) contribution.
(2) Does not include the value of perquisites and other personal benefits because the total amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of the annual salary and bonus for the individual for the year.


Benefit Plans.


         Employment Agreements. Upon completion of the reorganization, Cheviot Savings Bank will enter into an employment agreement with Thomas J. Linneman and will enter into change in control severance agreements with Jeffrey J. Lenzer and Kevin M. Kappa. The employment agreement and the change in control severance agreements are intended to ensure that Cheviot Savings Bank and Cheviot Financial Corp. will be able to maintain a stable and competent management base after the reorganization. The continued success of Cheviot Savings Bank and Cheviot Financial Corp. depends to a significant degree on the skills and competence of Messrs. Linneman, Lenzer and Kappa.

         The employment agreement will provide for a three-year term. Commencing on the first anniversary date of the employment agreement and continuing on each anniversary thereafter, the disinterested members of the board of directors of Cheviot Savings Bank may extend the employment agreement an additional year such that the remaining term of the agreement shall be 36 months, unless Mr. Linneman elects not to extend the term by giving written notice to the board of directors. The employment agreement provides that the executive's base salary will be reviewed annually and may be increased but not decreased. The base salary that will be effective for such employment agreement will be $155,271. Cheviot Savings Bank will also provide a bonus program to Mr. Linneman which will provide him with the opportunity to earn up to 50% of his base salary, on an annual basis, the amount of which shall be determined by specific performance standards and a formula to be agreed to by Mr. Linneman and the board of directors annually. Performance standards shall be measured on a calendar year, and no bonus shall be payable if Mr. Linneman is not employed on December 31 of the pertinent year. The executive shall be entitled to participate in such life insurance, medical, dental, 401(k), profit-sharing and stock-based compensation plans and other programs and arrangements as may be approved from time to time by Cheviot Savings Bank for the benefit of its employees. In addition, Cheviot Savings Bank shall provide Mr. Linneman with a supplemental life insurance policy with a death benefit of not less than $200,000.

         Under the employment agreement, if Mr. Linneman dies, retires or is terminated "for cause" or if he voluntarily terminates his employment without good reason (as defined in the employment agreement), Mr. Linneman (or his estate) shall be entitled to receive the compensation due him through the last day of the calendar month in which his death, retirement or termination occurred. In the event of Mr. Linneman's disability, Cheviot Savings Bank will pay him, as disability pay, pursuant to the long-term disability policy then in effect. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to him under any other disability programs sponsored by Cheviot Savings Bank. In addition, during any period of his disability, he and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans including, without limitation, retirement plans and medical, dental and life insurance plans of Cheviot Savings Bank on the same terms as if he were actively employed by Cheviot Savings Bank.

         Under the employment agreement, if the employment of Mr. Linneman is terminated by Cheviot Savings Bank without cause or Mr. Linneman terminates his employment with good reason (as defined in the employment agreement), Mr. Linneman would be entitled to a severance payment equal to the base salary (determined by reference to his base salary on the termination date) and bonuses (determined by reference to his average bonus over the three years preceding his termination date) that would otherwise have been payable over the remaining term of the agreement. Such amounts shall be paid in one lump sum within ten calendar days of such termination. Thus, as an example, if Mr. Linneman's employment had been terminated as of June 30, 2004, two years would remain on the term of the employment agreement and, pursuant to the above provisions, Mr. Linneman would have received $356,543. In addition, Mr. Linneman shall, for the remaining term of the employment agreement, receive the benefits he would have received during the remaining term of the employment agreement under any retirement programs in which he participated prior to his termination and continue to participate in any benefit plans of Cheviot Savings Bank that provide health (including medical and dental), life, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of Cheviot Savings Bank during such period.

         If, within the period ending two years after a change in control (as defined in the employment agreement), Cheviot Savings Bank shall terminate Mr. Linneman's employment without good cause or Mr. Linneman terminates his employment with good reason, Cheviot Savings Bank shall, within ten calendar days of termination of his employment, make a lump sum cash payment to him equal to 2.99 times the executive's average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control. Thus, as an example, if Mr. Linneman's employment were to be terminated as of June 30, 2004, the cash payment due him would be $468,000. In such event, the executive shall for a 36-month period following his termination of employment continue to receive the benefits he would have received over such period under any retirement plans in which he participated prior to this termination and shall continue to participate in any benefit plans that provide health (including medical and dental), life or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are required to pay a 20% excise tax on the amount of the payment in excess of the base amount, and the employer is not entitled to deduct such amount.

         Upon termination of Mr. Linneman for any reason, he must adhere to a two-year non-competition covenant.

         All reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement will be paid by Cheviot Savings Bank, if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Cheviot Savings Bank will indemnify the executive for certain liabilities and expenses as provided therein.

         Change in Control Severance Agreement. In connection with the reorganization, Cheviot Savings Bank will enter into change in control severance agreements with Jeffrey J. Lenzer and Kevin M. Kappa to provide benefits to each of them upon a change in control of Cheviot Savings Bank or Cheviot Financial Corp. The severance agreement will provide for a three-year term. Additionally, on or before each anniversary date of the effective date of the severance agreement, the term of the agreement may be extended for an additional one-year period beyond the then effective expiration date upon a determination and resolution of the board of directors that the performance of the employee has met the requirements and standards of the board and that the term of the agreement should be extended. Under the severance agreement, if a change in control of Cheviot Savings Bank or Cheviot Financial Corp. occurs, Messrs. Lenzer and Kappa, if terminated or if each terminates his employment upon the occurrence of certain events specified in the severance agreement within 12 months after any change in control, will be entitled to receive an amount equal to two times the prior calendar year's cash compensation paid to such executive by Cheviot Savings Bank. Such sum will be paid at the option of the executive either in one lump sum not later than the date of such termination of employment or in periodic payments over the next 24 months after such termination of employment. Based solely on 2003 cash compensation and assuming that a change in control had occurred at March 31, 2003 and that Messrs. Lenzer and Kappa were terminated, the maximum aggregate payment due under the severance agreements would be approximately $377,458 (consisting of $188,729 payable to Mr. Lenzer and $188,729 payable to Mr. Kappa).

         Directors Deferred Compensation Plan. Cheviot Savings Bank adopted, effective March 31, 2003, a directors deferred compensation plan as an additional benefit to its directors. Each person who was a member of the board on March 31, 2003 became a participant in the plan on such date. Any subsequent member of the board shall become a participant in the plan only if he or she is a member of the board of directors on the last day of the first plan year that ends after the date on which he or she completes ten years of service, which date is designated as his or her participation date in the plan. After becoming a participant under the plan, a person remains a participant until the entire balance of his or her account under the plan has been paid or forfeited under the terms of the plan.

         Cheviot Savings Bank shall establish a separate bookkeeping account for each plan participant. A participant's account shall be credited and charged with amounts to the extent set forth below. Amounts credited to a participant's account may either remain uninvested or be assumed to be invested among certain investment options chosen for this purpose by Cheviot Savings Bank. Cheviot Savings Bank may, in its sole discretion, issue rules regarding such assumed investment options, of which one may be an assumed investment in shares of Cheviot Financial Corp.

         On his or her participation date, a participant's account will be credited with an amount that, if it earned interest at the rate of 7% per annum, compounded annually, would result in an account value of $80,000 as of the last day of the plan year in which falls the participant's 70th birthday. On each anniversary of a person's participation date that he or she remains a member of the board of directors, an additional amount will be credited to that participant's account. From time to time, other amounts will also be credited or charged to a participant's account based upon the performance of the chosen, assumed investment options. For each participant, Cheviot Savings Bank may credit to a participant's account an amount totaling $80,000, plus or minus any amount attributable to the performance of the assumed investment options.

         As provided in the plan, a participant shall receive a plan benefit based on the amounts credited to the participant's account, including amounts credited as assumed investment results. Normally, payment of plan benefits begins on the later of: (i) the participant's 65th birthday or (ii) the earlier of (a) the date on which the participant ceases to be a member of the board of directors, or (b) the participant's 70th birthday. The plan benefits will be paid to a participant in 10 annual installments, or in a lump-sum payment if the participant elects in writing, at the date set forth above and also if a change of control of Cheviot Savings Bank occurs or the participant dies. All plan benefits will be paid in cash, unless a participant elects to receive shares of Cheviot Financial Corp. instead.

         A participant shall forfeit the entire balance of his or her account and any right to future payment of a plan benefit if and when he or she violates certain standards of conduct as set forth in the plan.

         Cheviot Savings Bank shall not have any obligation to fund, by investment in any trust or account or by any other means, its obligations to participants and their beneficiaries under the plan. If, however, Cheviot Savings Bank does elect to allocate assets to provide for any such obligation, the assets allocated for such purpose shall in any event, remain subject to the claims of the bank's general creditors in the event that the bank becomes or is insolvent until they are paid to participants and their beneficiaries in accordance with the plan.

         Employee Stock Ownership Plan and Trust. Cheviot Financial Corp. intends to implement an employee stock ownership plan in connection with the reorganization and offering. Employees who are at least 21 years old, who have at least one year of employment with Cheviot Savings Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan intends to borrow funds from Cheviot Financial Corp. and use those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from a participating employers discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty. It is anticipated that the interest rate for the loan will be a fixed-rate equal to the prime rate on the date of the loan. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become 100% vested upon completion of five years of credited service. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances, which will be paid to them.


Future Stock Benefit Plans.


         The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employee plans and tax-qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the outstanding common stock held by persons, other than Cheviot Mutual Holding Company, at the close of the offering. Notwithstanding the foregoing, we intend to adopt the plans described below.

         Stock Option Plan. We intend to adopt a stock option plan for our directors, officers and employees after the reorganization and offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Cheviot Financial Corp. (other than the mutual holding company).

         Cheviot Financial Corp. expects that the stock option plan will authorize a committee of non-employee directors or the full board, to grant options to purchase up to 10% of the shares issued (inclusive of the shares issued to the charitable foundation) in the offering. In all instances, the number of shares held by persons other than Cheviot Mutual Holding Company must be less than 49.9% of the shares outstanding following the exercise of stock options. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

         . the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

         . the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

         . the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

         . the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

         . accelerated vesting is not permitted except for death or disability.


         Cheviot Financial Corp. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         Recognition and Retention Plan. We expect to implement a recognition and retention plan for the Directors, officers and employees of Cheviot Savings Bank and Cheviot Financial Corp. after the reorganization and offering. Office of Thrift Supervision regulations prohibit Cheviot Financial Corp. from implementing this plan until six months after the reorganization and offering. If the recognition plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Cheviot Financial Corp. (other than the mutual holding company).

         In the event the recognition and retention plan is implemented within 12 months after the reorganization and offering, Cheviot Financial Corp. expects that the plan will authorize a committee of non-employee directors or the full board of Cheviot Financial Corp. to make restricted stock awards in an amount equal to up to 4% of the shares issued (inclusive of the shares issued to the charitable foundation) in the offering if such plan is adopted within one year after the completion of the offering. The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. Cheviot Financial Corp. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. However, in all instances, the number of shares held by persons other than Cheviot Mutual Holding Company may not exceed 49.9% of the shares outstanding. If we implement a

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recognition and retention plan before the first anniversary of the reorganization and offering, current regulations will require that:

         . the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

         . the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

         . the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

         . the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

         . accelerated vesting is not permitted except for death or disability.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.


Transactions with Directors and Executive Officers and Other Affiliates.


         Cheviot Savings Bank's current policy is that no loans are to be extended to directors or executive officers of the Bank without Board of Director approval. Current board members, officers and employees are eligible for any type of credit offered by Cheviot Savings Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. As of March 31, 2003, there were a total of 13 loans to directors/officers of the Bank with a total balance of approximately $1.1 million. Any future loans made to any directors, executive officers, officers or employees of Cheviot Savings Bank will be made under the same terms and conditions.

         Upon completion of the mutual holding company reorganization, Cheviot Financial Corp. and Cheviot Savings Bank will enter into a tax allocation agreement. Since Cheviot Financial Corp. owns 100% of the issued and outstanding capital stock of Cheviot Savings Bank, Cheviot Financial Corp. and Cheviot Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Cheviot Financial Corp. is the common parent corporation. As a result of this affiliation, Cheviot Savings Bank may be included in the filing of a consolidated Federal income tax return with Cheviot Financial Corp. and, if a decision to file a consolidated tax return is made, the parties agree to compensate

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

each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated Federal income tax return. In addition, Cheviot Financial Corp. is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated Federal income tax return. At the present time, it is the intention of all parties to file separate Federal income tax returns.

         Upon the completion of the mutual holding company reorganization, Cheviot Mutual Holding Company, Cheviot Financial Corp. and Cheviot Savings Bank intend to enter into an Expense Allocation Agreement. Pursuant to this Agreement, Cheviot Financial will reimburse Cheviot Savings Bank and Cheviot Mutual Holding Company will reimburse Cheviot Financial Corp. for expenses incurred by it that are attributable to the activities of Cheviot Financial and/or Cheviot Mutual Holding Company. Cheviot Financial and Cheviot Mutual Holding Company shall pay all fees and other expenses that are attributable solely to their respective operations and shall pay for the use of equipment and employees in such amounts as are mutually determined by them, but in any event, such amounts shall be no less than the fair market value of the goods and services received.

                         THE REORGANIZATION AND OFFERING


--------------------------------------------------------------------------------
         The Office of Thrift Supervision and the Ohio Department of Financial Institutions have approved the plan of reorganization subject to the approval of our depositors and the satisfaction of certain conditions. Office of Thrift Supervision and Ohio Department of Financial Institutions approval does not constitute a recommendation or endorsement of the plan of reorganization.
--------------------------------------------------------------------------------



Description of and Reasons for the Reorganization.


         Our board of directors unanimously adopted the plan of reorganization pursuant to which we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies - a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the plan of reorganization:

         .        we will form Cheviot Financial Corp. as a federal corporation;

         . we will form Cheviot Mutual Holding Company as a federal mutual holding company;

         . we will reorganize into a capital stock savings bank and contribute 100% of our to-be outstanding common stock to Cheviot Financial Corp.; and

         . Cheviot Financial Corp. will issue shares of common stock to the public and Cheviot Mutual Holding Company.


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


         The number of shares of common stock sold to depositors and the public will be equal to 44.0% of the shares issued in the reorganization, and the number of shares issued to Cheviot Mutual Holding Company will be equal to 55.0% of the shares issued in the reorganization. In addition, we will issue 1.0% of the shares to be outstanding to a newly established charitable foundation.


         In adopting the plan of reorganization, our board of directors determined that the reorganization is in the best interest of Cheviot Savings Bank, our members and the communities we serve. The primary purpose of the reorganization is to establish a structure that:

         . will enable us to compete and expand more effectively in the financial services marketplace; and

         . that will enable our depositors, employees, management and trustees to obtain an equity ownership interest in Cheviot Savings Bank.

         Our new structure will permit Cheviot Financial Corp. to issue capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing common stock in the offering. Since Cheviot Financial Corp. is not offering all of its common stock for sale to depositors and the public in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, will also offer Cheviot Savings Bank the opportunity to raise additional capital since the stock held by Cheviot Mutual Holding Company will be available for sale in the future in the event Cheviot Mutual Holding Company decides to convert to the capital stock form of organization.

         The reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, Cheviot Financial Corp. will be in a position after the reorganization, subject to regulatory limitations and Cheviot Financial Corp.'s financial position, to take advantage of any such opportunities that may arise.

         The reorganization will also enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of Cheviot Financial Corp. in the form of dividends and stock repurchases.

         Finally, because only a minority of the common stock will be offered for sale in the offering, our current mutual form of ownership and our ability to remain an independent savings and loan association and to provide community-oriented financial services will be preserved through the mutual holding company structure.

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

         Following the completion of the reorganization, all depositors who had liquidation rights with respect to Cheviot Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Cheviot Mutual Holding Company so long as they continue to hold deposit accounts with Cheviot Savings Bank. In addition, all persons who become depositors of Cheviot Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Cheviot Mutual Holding Company.

         Borrowers currently do not have ownership or voting rights in Cheviot Savings Bank and will not receive ownership or voting rights with respect to Cheviot Mutual Holding Company.

         All insured deposit accounts of Cheviot Savings Bank will continue to be federally insured by the FDIC and the Savings Association Insurance Fund up to the legal maximum limit in the same manner as deposit accounts existing in Cheviot Savings Bank immediately prior to the reorganization. Upon completion of the reorganization, Cheviot Savings Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under Ohio and federal law. As long as Cheviot Mutual Holding Company is in existence, Cheviot Mutual Holding Company will be required to own at least a majority of the voting stock of Cheviot Financial Corp., and Cheviot Financial Corp. will own 100% of the voting stock of Cheviot Savings Bank. The Bank and Cheviot Financial Corp. may issue any amount of non-voting stock or debt to persons other than Cheviot Mutual Holding Company.

         Although the reorganization has been approved by the Office of Thrift Supervision and the Ohio Division of Financial Institutions, the reorganization must be approved by the members of the Bank as follows: (i) by a majority of the total votes of the members eligible to be cast, as required under 12 C.F.R.
Section 573.3(c) of the federal regulations; (ii) by a majority of the total votes of the members eligible to be cast, as required under Ohio Administrative Code Section 1301:2-1-16; (iii) by 60% of the total actual votes of the members cast, as required under Ohio Revised Code Section 1151.46; and (iv) by 60% of the total votes of the members eligible to be cast, as required under the Bank's Constitution. Accordingly, if the reorganization is approved by 60% of the total votes of the members eligible to be cast, as required under the Bank's Constitution, then the Bank will have satisfied all other standards for approval as described above and the reorganization will be approved as required under the federal regulations and Ohio law.


Effects of the Reorganization.


         Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Ohio Division of Financial Institutions and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

         The board of directors of Cheviot Savings Bank currently consists of six members. After the reorganization, these six persons will continue to serve on the board of directors of Cheviot Savings Bank and will become the new boards of directors of Cheviot Financial Corp. and Cheviot Mutual Holding Company.

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

         There will be no change in our offices or staff as part of the reorganization. The officers of Cheviot Financial Corp. will be persons who currently are executive officers of Cheviot Savings Bank. See "Management."

         Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Cheviot Savings Bank. All deposit accounts in Cheviot Savings Bank will continue to be insured up to the legal maximum by the FDIC in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Cheviot Savings Bank.

         Each depositor of Cheviot Savings Bank will have both a deposit account in the bank and a pro rata ownership interest in the equity of Cheviot Mutual Holding Company, based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Cheviot Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Cheviot Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Cheviot Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. Consequently, depositors have no way to realize the value of their ownership interest in Cheviot Mutual Holding Company, except in the unlikely event that Cheviot Mutual Holding Company is liquidated.

         All loans of Cheviot Savings Bank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

         Voting Rights. After the reorganization, the business affairs of Cheviot Savings Bank will continue to be under the control of the board of directors. Cheviot Financial Corp., as the holder of all of the outstanding common stock of Cheviot Savings Bank, will have exclusive voting rights with respect to any matters concerning the bank requiring stockholder approval, including the election of directors.

         After the reorganization, the holders of the common stock of Cheviot Financial Corp. will have exclusive voting rights with respect to any matters concerning Cheviot Financial Corp. These voting rights will be exclusive except to the extent Cheviot Financial Corp. in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Cheviot Financial Corp.'s stockholders, including the election of directors of Cheviot Financial Corp., subject to the restrictions and limitations set forth in Cheviot Financial Corp.'s federal stock charter discussed below.

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

         By virtue of its ownership of a majority of the outstanding shares of common stock of Cheviot Financial Corp., Cheviot Mutual Holding Company will be able to control the outcome of most matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote.

         As a federally chartered mutual holding company, Cheviot Mutual Holding Company will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in Cheviot Savings Bank will become members of Cheviot Mutual Holding Company entitled to vote on all questions requiring action by the members of Cheviot Mutual Holding Company including, without limitation, the election of directors of Cheviot Mutual Holding Company. In addition, all persons who become depositors of Cheviot Savings Bank following the reorganization will have membership rights with respect to Cheviot Mutual Holding Company. Borrowers currently are not members of Cheviot Savings Bank, and will not receive membership rights as a result of the reorganization.

         Liquidation Rights. In the unlikely event of a complete liquidation of Cheviot Savings Bank prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of the bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the bank at the time of liquidation.

         Upon a complete liquidation of Cheviot Savings Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of the bank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the bank above that amount. Instead, the holder of Cheviot Savings Bank's common stock (i.e., Cheviot Financial Corp.) would be entitled to any assets remaining upon a liquidation of the bank.

         Upon a complete liquidation of Cheviot Financial Corp., each holder of shares of the common stock of Cheviot Financial Corp., including Cheviot Mutual Holding Company, would be entitled to receive a pro rata share of Cheviot Financial Corp.'s assets, following payment of all debts, liabilities and claims of greater priority of or against Cheviot Financial Corp.

         If liquidation of Cheviot Mutual Holding Company occurs following completion of the reorganization, all depositors of Cheviot Savings Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Cheviot Mutual Holding Company remaining after payment of all debts and claims of creditors.

         We have no plans to liquidate.


Federal and State Tax Consequences of the Reorganization.


         Consummation of the reorganization is conditioned on our prior receipt of (i) either an IRS ruling or an opinion of counsel with respect to the federal income tax consequences of the reorganization, and (ii) either a ruling from the State of Ohio Department of Taxation or an opinion of counsel or tax advisor with respect to the Ohio tax consequences of the

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

reorganization. Unlike private letter rulings, opinions of counsel are not binding on the IRS or the State of Ohio Department of Taxation, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that Cheviot Savings Bank or the depositors would prevail in a judicial proceeding.

         We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Frost Brown Todd LLC, Cincinnati, Ohio, as to certain federal tax matters that are material to the reorganization. The opinion is based, in part, on factual representations made by us. With regard to the reorganization, Frost Brown Todd LLC has opined as follows:

         1) The conversion of Cheviot Savings Bank from a mutual savings bank to a stock savings bank qualifies as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. Neither the transfer of the shares of Cheviot Savings Bank to Cheviot Financial Corp. nor the offering of shares of Cheviot Financial Corp. prevents the conversion from so qualifying.

         2) The conversion of Cheviot Savings Bank from a mutual savings bank to a stock savings bank is treated as a continuation of Cheviot Savings Bank. Consequently, the tax attributes of Cheviot Savings Bank in its form as a mutual savings bank, such as its bad debt reserve, the adjusted basis and the holding period of its assets, and its earnings and profits continue as tax attributes of Cheviot Savings Bank following the conversion.

         3) Because the former owners (i.e., the account holders) of Cheviot Savings Bank will be in control of Cheviot Mutual Holding Company, within the meaning of Section 368(c) of the Code, the deemed transfer of their equity interests in Cheviot Savings Bank in exchange for membership interests in Cheviot Mutual Holding Company qualifies as a transfer described in
                  Section 351 of the Code notwithstanding that Cheviot Mutual Holding Company will transfer all of its shares of Cheviot Savings Bank to Cheviot Financial Corp.

         4) Cheviot Mutual Holding Company's contribution of the shares of Cheviot Savings Bank to Cheviot Financial Corp. will constitute a transfer described in Section 351 of the Code. The subsequent offering of shares by Cheviot Financial Corp. will not prevent the transaction from qualifying as a transfer described in Section 351 because the persons to whom the shares will be issued, together with Cheviot Mutual Holding Company, will be treated as transferors to Cheviot Financial Corp.

         5) Eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Cheviot Financial Corp., provided the amount to be paid for such shares is equal to fair market value of such shares.

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

         6) The shareholders of Cheviot Financial Corp. will not recognize any gain or loss upon the transfer of Cheviot Savings Bank shares and cash, respectively, to Cheviot Financial Corp. in exchange for shares of Cheviot Financial Corp. common stock.

         7) Cheviot Financial Corp. will recognize no gain or loss upon its receipt of Cheviot Savings Bank shares and cash from Cheviot Mutual Holding Company and shareholders other than Cheviot Mutual Holding Company, respectively, in exchange for shares of Cheviot Financial Corp. common stock.

         8) The basis of the shares of Cheviot Financial Corp. common stock to shareholders other than Cheviot Mutual Holding Company will be the subscription price and a stockholder's holding period for Cheviot Financial Corp. common stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

         9) The portion of any distribution made by Cheviot Financial Corp. to a shareholder of Cheviot Financial Corp. that constitutes a dividend within the meaning of section 316 of the Code will be included in the gross income of the shareholder. (I.R.C. Section 301(c)(1)). The portion of any distribution made by Cheviot Financial Corp. to a shareholder of Cheviot Financial Corp. that is not a dividend within the meaning of section 316 of the Code will be applied against and reduce the adjusted basis of the shares held by the shareholder. (I.R.C. Section 301(c)(2)).

         The tax opinion in item 5, above, is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In that regard, Frost Brown Todd LLC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Based on the foregoing, Frost Brown Todd LLC believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Cheviot Savings Bank could recognize gain on such distribution.

         The opinions of Frost Brown Todd LLC, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

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

         We also have received advice from Grant Thornton LLP that the Ohio state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.



The Stock Offering.

         Cheviot Financial Corp. is offering shares of common stock to persons other than Cheviot Mutual Holding Company. An offering of between 2,793,750 and 3,806,250 shares of the common stock (subject to adjustment to up to 4,388,438) pursuant to this prospectus is being made concurrently with the reorganization. The shares of common stock that will be sold in the offering will constitute 44.0% of the shares that will be outstanding at the midpoint of the offering. Following the reorganization and the offering, Cheviot Financial Corp. also will be authorized to issue additional common stock or preferred stock to persons other than Cheviot Mutual Holding Company, without prior approval of the holders of the common stock.


         The shares of common stock are being offered for sale at a fixed purchase price of $10.00 per share in the subscription offering pursuant to subscription rights (the "subscription offering") in the following order of priority to: (i) holders of deposit accounts with a balance of $50 or more on April 30, 2002 ("eligible account holders"); (ii) our tax-qualified employee plans, including the ESOP; (iii) depositors whose accounts in Cheviot Savings Bank totaled $50 or more on ____________________, 2003 ("supplemental eligible account holders"); and (iv) other depositors of Cheviot Savings Bank on ___________, 2003. Subject to the prior rights of holders of subscription rights, any shares of common stock not subscribed for in the subscription offering may be offered concurrently in the community offering at $______ per share to certain members of the general public, with a preference first given to natural persons residing in Hamilton County, Ohio (the "community offering"). Subscription rights will expire if not exercised by 12:00 Noon, Cincinnati time, on ________, 2003 unless extended by Cheviot Savings Bank and Cheviot Financial Corp.


How We Determined Stock Pricing and the Number of Shares to be Issued.


         The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial is an independent appraisal firm with significant experience in conducting valuations for financial institutions. Cheviot Savings Bank has had no prior business relationship with RP Financial. RP Financial will receive a fee of $60,000, which amount includes fees to be paid to RP Financial for assistance in the preparation of business plans for the mutual holding company structure and for the charitable foundation. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in the prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         . the present and projected operating results and financial condition of Cheviot Savings Bank and the economic and demographic conditions in our existing market area;

         . historical, financial and other information relating to the bank;

         . a comparative evaluation of the operating and financial statistics of the bank with those of other publicly traded subsidiaries of mutual holding companies;

         .        the aggregate size of the offering;

         . the impact of the reorganization on our stockholders' equity and earnings potential;

         .        the proposed dividend policy of Cheviot Financial Corp.; and

         . the trading market for securities of comparable institutions and general conditions in the market for such securities.


         On the basis of the foregoing, RP Financial advised us that as of October 24, 2003, the estimated pro forma market value of the common stock ranged from a minimum of $63,750,000 to a maximum of $86,250,000, with a midpoint of $75,000,000 (the estimated valuation range). The Board determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock Conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Cheviot Financial Corp. will issue will range from between 6,375,000 shares to 8,625,000 shares, with a midpoint of 7,500,000 shares. The Board determined to offer 44.0% of such shares, or between 2,793,750 shares and 3,806,250 shares with a midpoint of 3,300,000 shares (the offering range), to depositors and the public pursuant to this prospectus. In addition, 75,000 shares, or 1.0% of the total shares to be outstanding at the midpoint of the offering, are being issued to the charitable foundation as part of the reorganization, which will result in minority stockholders owning 45% of the shares of the common stock outstanding at the conclusion of the reorganization. The 55% of the shares of Cheviot Financial Corp.'s common stock that are not sold in the offering or contributed to the foundation will be issued to Cheviot Mutual Holding Company.


         The Board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the three months ended June 30, 2003 and the year ended March 31, 2003, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.


         Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $99,187,510, which will result in a corresponding increase in the maximum of the offering range to up to 4,388,438 shares, to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "- Limitations on Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.


--------------------------------------------------------------------------------
         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by Cheviot Savings Bank, nor did RP Financial value independently the assets or liabilities of the bank. The independent valuation considers Cheviot Savings Bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------


         The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the estimated valuation range to more than $86,250,000 and a corresponding increase in the offering range to more than 3,806,250 shares, or a decrease in the minimum of the estimated valuation range to less than $63,750,000 and a corresponding decrease in the offering range to fewer than 2,793,750 shares, then Cheviot Financial Corp., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made, by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the reorganization and the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of depositors, or ________, 2005.


         An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Cheviot Financial Corp.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Cheviot Financial Corp.'s pro forma earnings and stockholders' equity on a per

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

share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cheviot Savings Bank and the other locations specified under "Where You Can Obtain Additional Information."

         No sale of shares of common stock may be consummated unless, prior to such consummation, RP Financial confirms to Cheviot Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Cheviot Financial Corp. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.


Subscription Offering and Subscription Rights.


         In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

         (1) Eligible accounts holders. Depositors with deposits in Cheviot Savings Bank with balances aggregating $50 or more as of April 30, 2002;

         (2) Tax-qualified employee plans of Cheviot Savings Bank, including the ESOP;

         (3) Supplemental eligible account holders. Depositors with deposits in Cheviot Savings Bank with balances aggregating $50 or more on ___________, 2003; and

         (4) Other members. Other depositors of Cheviot Savings Bank on ___________, 2003, the voting record date for the special meeting of depositors being held to approve the plan of reorganization.


         All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "- Limitations on Purchases of Common Stock."


         The following is a more detailed description of the priorities for the purchase of shares:

         Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Cheviot Savings Bank as of the close of business on

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

April 30, 2003 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

         (i)      $125,000 of common stock;

         (ii) one-tenth of one percent of the total offering of common stock; or

         (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the eligible account holder and the denominator of which is the total amount of qualifying deposits of all eligible account holders.


         The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range (3,806,250 shares), a depositor had $25,000 on deposit as of April 30, 2003, and there were $190 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $125,000 of common stock, which is the greater of:


         (i)      $125,000 of common stock;


         (ii) $38,063 of common stock, which is one-tenth of one percent of a $38,062,500 offering; and

         (iii) $75,120 of common stock, or 7,512 shares, which is the product of: 15 x (3,806,250 shares of common stock x ($25,000/$190 million)).


         If there are insufficient shares available to satisfy all subscriptions of eligible account holders, shares will be allocated to eligible account holders so as to permit each subscribing eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the eligibility record date (qualifying deposits) bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled. Subscription rights to purchase common stock received by our executive officers and directors, including their associates, based on their increased deposits in the one year preceding the eligibility record date, shall be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each eligible account holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the April 30, 2002 eligibility record date.

         Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans shall be given the opportunity to purchase in the aggregate up to 10% of the common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering. Our ESOP intends to purchase 8% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering. In the event the number of shares sold is increased above the maximum of the estimated valuation range, the tax-qualified

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

employee plans shall have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the ESOP's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Cheviot Financial Corp.

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on ___________, 2003 will receive nontransferable subscription rights to subscribe for up to the greater of:

         (i)      $125,000 of common stock;

         (ii) one-tenth of one percent of the total offering of common stock; or

         (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

         If there are insufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares will be allocated so as to permit each subscribing supplemental eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the supplemental eligibility record date bears to the total amount of qualifying deposits of all subscribing supplemental eligible account holders whose subscriptions remain unfilled.

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor of Cheviot Savings Bank as of the close of business on ___________, 2003 will receive nontransferable subscription rights to purchase up to the greater of:

         (i)      $125,000 of common stock; or

         (ii) one-tenth of one percent of the total offering of common stock.


         If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members' number of votes as compared to the total number of votes of all subscribing other members.

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


Direct Community Offering.


         Any shares of common stock not subscribed for in the subscription offering may be offered for sale in a direct community offering. This will involve an offering of shares directly to the general public. The community offering, if any, shall be for a period of not more than 45 days, unless extended, and may commence concurrently with, during or promptly after the subscription offering. In accordance with Office of Thrift Supervision regulations, the common stock will be offered and sold so as to achieve the widest distribution. No person may purchase more than $125,000 of common stock in the community offering. Further, Cheviot Financial Corp. may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, Cheviot Financial Corp. may reserve shares offered in the community offering for sales to institutional investors.

         In the event of an oversubscription for shares in the community offering, shares will be allocated (to the extent shares remain available):

         . first to natural persons residing in Hamilton County, Ohio, and

         . then to cover the orders of any other person subscribing for shares in the community offering so that each such person may receive 1,000 shares, and

         . thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.


         The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the indicated county, has an intent to remain for a period of time, and who has manifested the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in our sole discretion.


Syndicated Community Offering.


         Any shares of common stock not sold in the subscription offering or in the community offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a syndicated community offering, subject to terms, conditions and procedures as may be determined by Keefe, Bruyette & Woods, Inc. and Cheviot Financial Corp. in a manner that is intended to achieve the widest distribution of the common stock, subject to the rights of Cheviot Financial Corp. to accept or reject in whole or in part any order in the syndicated community offering. It is expected that the syndicated community offering, if any, will commence as soon as practicable after termination of the subscription offering and the community offering, if any. The syndicated community offering shall be completed within 45 days after the termination of the subscription offering, unless such period is extended as provided herein.

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

         If for any reason a syndicated community offering of unsubscribed shares of common stock cannot be effected and any shares remain unsold after the subscription offering and the community offering, if any, the boards of directors of Cheviot Financial Group and Cheviot Savings Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Office of Thrift Supervision and to compliance with applicable state and federal securities laws.

--------------------------------------------------------------------------------
         The opportunity to purchase shares of common stock in the direct community or syndicated offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a purchase order in part, the subscriber will not have the right to cancel the remainder of the order.
--------------------------------------------------------------------------------


Procedure for Purchasing Shares.


         Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

         Expiration Date. The offering will terminate at 12:00 Noon, Cincinnati time on _______________, 2003, unless extended by us for up to an additional 45 days or, if approved by the Office of Thrift Supervision, for an additional period after such 45-day extension (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than _________________, 2003, in which event we will return all subscription funds with interest at our passbook rate and resolicit subscriptions received in the offering.

         Use of Order Forms. In order to purchase the common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase common stock may do so by delivering (by mail or in person), to a full service branch of Cheviot Savings Bank, a properly executed and completed order form, together with full payment for the shares purchased. The order form must be received prior to 12:00 Noon, Cincinnati time on ___________, 2003. Each person ordering shares is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

         Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with Cheviot Savings Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

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

         Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

         Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

         Payments made by check or money order will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering. If the offering is not consummated, all funds held as payment for the shares of common stock of Cheviot Financial Corp. will be promptly returned with interest.

         The ESOP will not be required to pay for the shares it intends to purchase until consummation of the offering.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Cheviot Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Cheviot Savings Bank can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the Cheviot Savings Bank should contact the Stock Information Center as soon as possible.

--------------------------------------------------------------------------------
         Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond _____________________, 2003.
--------------------------------------------------------------------------------

         Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in its discretion, will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the community offering directly through a selected broker-dealer, which may include Keefe,

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

Bruyette & Woods, Inc., will be advised that the members of the selling group are required either (i) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 Noon, prevailing time, of the business day next following such receipt or execution; or (ii) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 Noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to Cheviot Savings Bank.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.


Restrictions on Transfer of Subscription Rights and Shares of Common Stock.


         Federal regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Joint stock registration will only be allowed if the qualifying account is so registered. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The federal regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

--------------------------------------------------------------------------------
         We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
--------------------------------------------------------------------------------


Plan of Distribution and Marketing Arrangements.


         Offering materials have been distributed to certain persons by mail, with additional copies made available through our conversion center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Cheviot Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

         To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics and regulatory requirements of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.35% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the ESOP and to our employees and directors, and their immediate families. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.35% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount the common stock sold in the syndicated community offering.

         We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $85,000 (including legal fees and expenses). We have made an advance payment of $25,000 to Keefe, Bruyette & Woods, Inc. If the plan of reorganization is terminated, if the offering is not completed by _____________, 2003, or if Keefe, Bruyette & Woods, Inc. terminates its agreement with us in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.


Limitations on Purchases of Common Stock.


         The plan of reorganization includes the following limitations upon the purchase of shares in the offering in addition to the purchase limitations described above under "- Subscription Offering and Subscription Rights," "- Direct Community Offering," and "- Syndicated Community Offering."

         1)       No subscription for fewer than 25 shares will be accepted;

         2)       No fractional shares will be issued;

         3) The maximum amount of common stock that may be purchased in the subscription offering by a person or group of persons acting through a single account is $125,000;

         4) No person, other than the ESOP, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $250,000 of common stock in the offering;

         5) No non-tax-qualified employee plan or any officer or director and his or her associates, exclusive of any stock acquired by such plans or such persons in the secondary market, may purchase more than 4.9% of the shares issued in the offering, plus all prior issuances by Cheviot Financial Corp. For purposes of this subclause 5) and subclause 6), below, in calculating the number of shares held by any officer or director or his or her associates, shares to be held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted;

         6)       The maximum amount of common stock and preferred stock (if any) acquired in the offering, plus all prior issuances by Cheviot Financial Corp., by non-tax-qualified employee plans or any officer or director and his or her associates, exclusive of any shares acquired by such plans or such persons in the secondary market, shall not exceed 4.9% of the stockholders' equity of Cheviot Financial Corp. at the close of the offering;

         7) The maximum amount of common stock acquired in the offering, plus all prior issuances by Cheviot Financial Corp., by any tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the shares issued in the offering;

         8)       The maximum amount of common stock and preferred stock (if any) acquired in the offering, plus all prior issuances by Cheviot Financial Corp., by any tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of Cheviot Financial Corp. at the close of the offering;

         9) The maximum amount of common stock that may be purchased in the offering, plus all prior issuances by Cheviot Financial Corp., by all non-tax-qualified employee plans and officers and directors and their associates, exclusive of any stock acquired by such plans or such persons in the secondary market, shall not exceed 31% of the shares of common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering. For purposes of this subclause 9) and subclause 10), below, in calculating the number of shares held by officers and directors and their associates, shares held by any tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be included;

         10)      The maximum amount of common stock and preferred stock (if any) that may be purchased in the offering, plus all prior issuances by Cheviot Financial Corp., by all non-tax-qualified plans and officers and directors and their associates, exclusive of any stock acquired by such plans and such persons in the secondary market, shall not exceed 31% of the stockholders' equity of Cheviot Financial Corp. held by persons other than Cheviot Mutual Holding Company at the close of the offering; and

         11) The maximum amount of common stock purchased in the offering, plus all prior issuances by Cheviot Financial Corp., by all non-tax-qualified plans and tax-qualified employee plans, except the ESOP, shall not exceed 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering.


--------------------------------------------------------------------------------
         Depending upon market and financial conditions, with the approval of the Office of Thrift Supervision and the Ohio Division of Financial Institutions but without further notice to subscribers, we may increase or decrease any of the above purchase limitations at any time.
--------------------------------------------------------------------------------

         The term "associate" is used above to indicate any of the following relationships with a person:

         . any corporation or organization, other than Cheviot Mutual Holding Company, Cheviot Financial Corp. or Cheviot Savings Bank or a majority-owned subsidiary of Cheviot Mutual Holding Company, Cheviot Financial Corp. or Cheviot Savings Bank, of which the person is a senior officer or partner or beneficiary owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

         . any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of a plan, is not an associate of the plan. For purposes of Section 563b.70 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

         . any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Cheviot Mutual Holding Company, Cheviot Financial Corp. or Cheviot Savings Bank or a subsidiary thereof; and


         . any person acting in concert with persons or entities specified above.


         As used above, the term "acting in concert" means:

         . knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

         . a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

         . a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

         Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without approval of our members and without soliciting subscribers. The Plan of Reorganization permits the board to increase the maximum purchase limitation to up to 9.99% of the shares sold in the offering. The total number of orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. If the maximum purchase limitations is increased, persons who ordered this maximum amount will be given the first opportunity to increase their orders. In doing so, the preference categories in the offering will be followed.

         Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Cheviot Savings Bank or Cheviot Financial Corp. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares reside. However, no shares will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that we (including any of our officers, directors or employees) register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.


Restrictions on Sale of Stock by Directors and Officers.


         All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. In addition, any purchase by persons

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affiliated with Cheviot Financial Corp. for the explicit purpose of meeting the minimum offering contingency are being made for investment purposes only, and not with a view toward redistribution. Sales of shares of the common stock by Cheviot Financial Corp.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation - Federal Securities Laws."

Interpretation, Amendment and Termination.


         All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision and the Ohio Division of Financial Institutions. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Cheviot Savings Bank, the plan of reorganization may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Cheviot Savings Bank's members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Cheviot Savings Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Failure of the members to approve the plan of reorganization will result in the termination of the plan of reorganization. The plan of reorganization shall be terminated if the reorganization is not completed within 24 months from the date on which the members of Cheviot Savings Bank approve the plan of reorganization, and may not be extended by Cheviot Savings Bank or the Office of Thrift Supervision.


Stock Information Center.


         If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (513) 389-4639, from 9:00 a.m. to 4:00 p.m., Cincinnati time, Monday through Friday.


Participation By Management in the Offering.

         The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Cheviot Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization. The directors and officers have indicated their intention to purchase in the offering an aggregate of $1,423,000 million of common stock, equal to 5.1%, 4.3%, 3.7%, and 3.2% of the number of shares to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.


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                                       Aggregate         Number of   Percent at
Name                                Purchase Price(1)    Shares(1)   Midpoint(2)
---------------------------------   -----------------  ------------ ------------

Gerhard H. Hillmann                  $     5,000             500         0.0%
Edward L. Kleemeier                      100,000          10,000         0.3
John T. Smith                            150,000          15,000         0.5
Robert Thomas                            100,000          10,000         0.3
James E. Williamson                       68,000           6,800         0.2
Thomas J. Linneman                       250,000          25,000         0.8
Kevin M. Kappa                           250,000          25,000         0.8
Jeffrey J. Lenzer                        250,000          25,000         0.8
Scott T. Smith                           250,000          25,000         0.8
                                    --------------     -----------  ------------
All directors and executive
officers as a group
(9 persons)                          $ 1,423,000         142,300         4.3%
                                    ==============     ===========  ============


---------------------
(1) Includes purchases by associates.

(2) Rounded to the nearest one-tenth of 1%.


             RESTRICTIONS ON ACQUISITION OF CHEVIOT FINANCIAL CORP.


General.


         The plan of reorganization provides for the reorganization of Cheviot Savings Bank into a mutual holding company structure. The plan of reorganization also provides for the amendment of the existing charter, constitution and bylaws for Cheviot Savings Bank, as well as for the adoption of a federal stock charter and bylaws of Cheviot Financial Corp. and Cheviot Mutual Holding Company. Certain provisions in Cheviot Savings Bank's articles of incorporation and bylaws and Cheviot Financial Corp.'s federal stock charter and bylaws as well as other regulatory restrictions on Cheviot Savings Bank and Cheviot Financial Corp. may have certain anti-takeover effects.


The Mutual Holding Company Structure.


         Under federal law and regulations and the plan of reorganization, as long as Cheviot Mutual Holding Company is in existence, it must own at least a majority of Cheviot Financial Corp.'s issued and outstanding voting shares. Cheviot Mutual Holding Company will be controlled by its board of directors, who will consist of persons who also are members of the board of directors of Cheviot Financial Corp. and Cheviot Savings Bank. Cheviot Mutual Holding Company will be able to elect all members of the board of directors of Cheviot Financial Corp., and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote, except for matters that require a vote greater than a majority. Cheviot Mutual Holding Company, acting through its board of directors, will be able to control the business and operations of Cheviot Financial Corp. and Cheviot Savings Bank, and will be able to prevent any challenge to the ownership or control of Cheviot Financial Corp. by other stockholders. Such control is beneficial to incumbent management because it makes their removal more difficult.

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Cheviot Financial Corp.'s Charter and Bylaws

         Cheviot Financial Corp.'s federal stock charter and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Cheviot Financial Corp. more difficult.

         The following description is a summary of the provisions of the charter and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

         Directors. Certain provisions of Cheviot Financial Corp.'s bylaws will impede changes in control of the board of directors. Cheviot Financial Corp.'s bylaws provide that the board of directors will be divided into three classes. The members of each class will be elected for a term of three years and one class of Directors will be elected by ballot annually. Thus, it would take two annual elections to replace a majority of Cheviot Financial Corp.'s board. Finally, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         Prohibition of Cumulative Voting. Cheviot Financial Corp.'s federal stock charter prohibits cumulative voting for the election of Directors. This means that Cheviot Mutual Holding Company will be able to elect all of the Directors of Cheviot Financial Corp. and thus prevent a minority stockholder from obtaining representation on the board of directors.

         Restriction on Ownership and Voting Rights of Securities. Cheviot Financial Corp.'s federal stock charter also provides that for five years following the date of the reorganization, no person, other than Cheviot Mutual Holding Company, shall own more than 10% of the outstanding shares of Cheviot Financial Corp. This limitation does not apply to a transaction in which Cheviot Financial Corp. forms a holding company, the purchase of shares by an underwriter in a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan. If a party acquires in excess of 10% of Cheviot Financial Corp.'s shares, those shares will be considered excess shares and will not be counted as shares entitled to vote.

         Authorized but Unissued Shares of Capital Stock. After the reorganization, Cheviot Financial Corp. will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Cheviot Financial Corp. by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since Cheviot Mutual Holding Company must always own at least a majority of our common stock.

         Our federal stock charter also authorizes 5 million shares of serial preferred stock, no par value per share. Cheviot Financial Corp. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any,

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including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Cheviot Financial Corp. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Cheviot Financial Corp. The board of directors has no present plan or understanding to issue any preferred stock.


         Ownership of Common Stock by Management. We expect our directors and officers to purchase up to 142,300 shares of common stock in the offering. Directors and officers are expected to control the voting of 3.7% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 8% of the shares of common stock issued (inclusive of the shares issued to the charitable foundation but excluding shares issued to Cheviot Mutual Holding Company) in the offering through the ESOP. Under the terms of the ESOP, the unallocated shares will be voted by the independent trustee for the ESOP generally in the same proportion as the instructions received by the trustee from participants voting their allocated shares. In addition, the officers and directors of Cheviot Financial Corp. will also be officers and directors of Cheviot Mutual Holding Company which, after the reorganization, will own at least a majority of Cheviot Financial Corp.'s common stock.


         Certain provisions of Cheviot Financial Corp.'s stock option plan and other benefit plans will provide for benefits and cash payments in the event of a change in control of Cheviot Financial Corp. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Cheviot Financial Corp. and thus generally may serve to perpetuate current management.


Statutory and Regulatory Restrictions on Acquisition.


         Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, Office of Thrift Supervision regulations prohibit any person, without its prior approval from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.


         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision has been given 60 days' prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control is considered to have been acquired when an entity,


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among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where enumerated control factors are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

         . it would result in a monopoly or substantially lessen competition;

         . the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         . the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.

         The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.


                   CHEVIOT SAVINGS BANK CHARITABLE FOUNDATION

General.

         In furtherance of our commitment to our local community, the plan of conversion provides that we will establish the Cheviot Savings Bank Charitable Foundation as a non-stock, nonprofit Ohio corporation in connection with the conversion. The foundation will be funded with cash and Cheviot Financial Corp. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of Cheviot Savings Bank's community banking franchise. The reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation.

         We emphasize community lending and community activities. The Cheviot Savings Bank Charitable Foundation is being formed to complement, not to replace our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. The Cheviot Savings Bank Charitable Foundation, on the other hand, will be dedicated completely to community activities and the promotion of charitable and educational causes, and may be able to support such activities in manners that are not presently available to us. The foundation's activities will focus on education, affordable housing and traditional community contributions. We believe that the Cheviot Savings Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Cheviot Savings

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

Bank received a "Satisfactory" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

         We further believe that the funding of the Cheviot Savings Bank Charitable Foundation with cash and Cheviot Financial Corp. common stock will allow our community to share in the potential growth and success of Cheviot Savings Bank long after the reorganization. The Cheviot Savings Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and Cheviot Savings Bank, thereby forming a partnership within the communities in Hamilton County, Ohio.

         We do not expect the contribution to Cheviot Savings Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, Cheviot Savings Bank intends to contribute to the Cheviot Savings Bank Charitable Foundation $750,000. Also, Cheviot Financial Corp. intends to contribute to the Cheviot Savings Bank Charitable Foundation 75,000 shares of Cheviot Financial Corp.'s common stock, or stock valued at $750,000 based on the offering price of $10.00 per share. Under applicable provisions of the Code, the foundation is prohibited from owning more than 2.0% of the issued and outstanding common stock of Cheviot Financial Corp. and more than 2.0% of the issued and outstanding shares of all classes of stock of Cheviot Financial Corp. Legislation has been introduced that, if enacted, could increase the amount of Cheviot Financial Corp.'s shares that the foundation is permitted to own from up to 2.0% to up to 5.0%.

Structure of the Charitable Foundation.

         The Cheviot Savings Bank Charitable Foundation will be incorporated under Ohio law as a non-stock, nonprofit corporation. The charter of the Cheviot Savings Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable and educational purposes as set forth in
Section 501(c)(3) of the Internal Revenue Code. The Cheviot Savings Bank Charitable Foundation's charter will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

         We have selected three of our current officers, Kevin Kappa, Jeffrey Lenzer and Scott Smith, and one of our current directors, James Williamson, to serve on the initial board of directors of the foundation. Each of Messrs. Kappa, Lenzer and Smith intend to purchase 25,000 shares and Mr. Williamson intends to purchase 6,800 shares of Cheviot Financial Corp. in the offering.

         As required by OTS regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size of and composition of its board of directors. For five years after the reorganization, one seat on the foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant-making and who is

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

not one of our officers, directors or employees, and one seat on the foundation's board of directors will be reserved for one of our directors.

         The board of directors of the Cheviot Savings Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which its was established. As directors of a nonprofit corporation, directors of the Cheviot Savings Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Cheviot Savings Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock of Cheviot Financial Corp. held by the foundation. However, as required by OTS regulations, all shares of common stock held by the Cheviot Savings Bank Charitable Foundation must (except to the extent permitted by the OTS) be voted in the same ratio as all other shares of the common stock on all proposals considered by shareholders of Cheviot Financial Corp., excluding shares of Cheviot Financial Corp. owned by Cheviot Mutual Holding Company.

         Cheviot Savings Bank Charitable Foundation will have no members. Its directors will elect directors at the annual meeting or a special meeting called for that purpose.

         The Cheviot Savings Bank Charitable Foundation's place of business will be located at Cheviot Financial Corp.'s administrative offices. The board of directors of Cheviot Savings Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations.

         The Cheviot Savings Bank Charitable Foundation will receive working capital from: (1) the initial contribution of cash and common stock; (2) any dividends that may be paid on Cheviot Financial Corp.'s common stock in the future; (3) the proceeds of the sale of any of the common stock in the open market from time to time; and (4) earnings on the $750,000 cash contribution. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Cheviot Savings Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the foundation's required annual distribution in grants or donations.

         If in the future, Cheviot Mutual Holding Company converts from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion" and, as part of such second-step conversion, an additional charitable contribution is to be made to the Foundation, such additional charitable contribution must be approved (i) by a majority of the vote eligible to be cast of the Cheviot Mutual Holding Company's members and (ii) separately by a majority of the votes eligible to be cast by the minority stockholders (stockholders other than Cheviot Mutual Holding Company) of Cheviot Financial Corp.

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

Tax Considerations.

         Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Cheviot Savings Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Cheviot Savings Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Cheviot Savings Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Cheviot Financial Corp. held by the Cheviot Savings Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Cheviot Financial Corp. on all proposals considered by shareholders of Cheviot Financial Corp.


         Cheviot Savings Bank and Cheviot Financial Corp. are each authorized by the Ohio General Corporation Law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Cheviot Savings Bank Charitable Foundation on the amount of common stock to be sold in the conversion. We believe that the contribution to the Cheviot Savings Bank Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Cheviot Savings Bank's and Cheviot Financial Corp.'s capital position and earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Cheviot Savings Bank Charitable Foundation within our community. See "Capitalization," "Regulatory Capital Compliance," and "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.


         We have received an opinion from our independent tax advisor that Cheviot Financial Corp.'s contribution of its stock to the Cheviot Savings Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to the Cheviot Savings Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Cheviot Savings Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

         Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Cheviot Savings Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Cheviot Savings Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Cheviot Savings Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Cheviot Savings Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation.

         Establishment of the Cheviot Savings Bank Charitable Foundation will be subject to the following conditions imposed pursuant to the regulations of the Office of Thrift Supervision:

         .        the Office of Thrift Supervision can examine the foundation;

         . the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

         . the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

         . the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

         . the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

         . except as permitted by the Office of Thrift Supervision, the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the shareholders of Cheviot Financial Corp., excluding shares of Cheviot Financial Corp. owned by Cheviot Mutual Holding Company.

         In addition, within six months of completing the conversion, the Cheviot Savings Bank Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

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

         Additionally, the establishment and funding of the Cheviot Savings Bank Charitable Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by members of Cheviot Savings Bank at the special meeting of members.

         Consummation of the conversion and the offering of common stock is not conditioned upon member approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Cheviot Savings Bank. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."


                          DESCRIPTION OF CAPITAL STOCK


General.

         Cheviot Financial Corp. is authorized to issue 30 million shares of common stock having a par value of $0.01 per share and five million shares of serial preferred stock having a par value of $0.01 per share. Cheviot Financial Corp. currently expects to issue up to 3,806,250 shares, subject to adjustment, of common stock and no shares of preferred stock in the offering. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of the common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid, validly issued, and non-assessable.


         The common stock of Cheviot Financial Corp. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.


Common Stock.

         Voting Rights. The holders of the common stock will possess voting power in Cheviot Financial Corp. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, except as discussed in "Restrictions on Acquisition of Cheviot Financial Corp. - Cheviot Financial Corp.'s Charter and Bylaws - Restriction on Ownership and Voting Rights of Securities." There will be no right to cumulate votes in the election of directors. If Cheviot Financial Corp. issues preferred stock, subsequent to the reorganization, holders of the preferred stock may also possess voting rights. Following the completion of the reorganization and offering, deposit account holders of Cheviot Savings Bank will no longer have voting rights in Cheviot Savings Bank, but will have voting rights in Cheviot Mutual Holding Company. Following the completion of the reorganization and offering, voting rights in Cheviot Financial Corp. will be held exclusively by its stockholders. Although Cheviot Financial Corp. will have the power to issue shares of capital stock to persons other than Cheviot Mutual Holding Company, as long as Cheviot Mutual Holding Company is in existence, Cheviot Mutual Holding Company will be required to own a majority of the voting stock of Cheviot Financial Corp. and, consequently, will be able to control the outcome of matters put to a vote of stockholders. Cheviot Financial Corp must own 100% of the voting stock of Cheviot Savings Bank.


         Dividends. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Cheviot Financial Corp. out of funds legally available therefore. If Cheviot Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of Cheviot Financial Corp., the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Cheviot Financial Corp. (including all deposits in Cheviot Savings Bank and accrued interest thereon), all assets of Cheviot Financial Corp. available for distribution, in cash or in kind. See "The Reorganization and Offering - Liquidation Rights." If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.


         No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by Cheviot Financial Corp. of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. None of the five million authorized shares of preferred stock of Cheviot Financial Corp. will be issued in the reorganization. Cheviot Financial Corp.'s board of directors is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares. If and when issued, the serial preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.


                          TRANSFER AGENT AND REGISTRAR

         The Registrar and Transfer Company will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

         Frost Brown Todd LLC will issue its opinion to us regarding the legality of the issuance of the common stock and the federal income tax consequences of the reorganization and the establishment of the charitable foundation. The Ohio income tax consequences of the reorganization will be passed upon for us by Grant Thornton LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

                                     EXPERTS

         The financial statements of Cheviot Savings Bank as of March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003, included in this prospectus have been so included in reliance on the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the common stock upon reorganization.


                            REGISTRATION REQUIREMENTS


         Our common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act.



                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

         Cheviot Savings Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the

         Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

         A copy of the charter and bylaws of Cheviot Financial Corp. is available without charge from our Stock Information Center at (513) 389-4639.

                              CHEVIOT SAVINGS BANK

                              FINANCIAL STATEMENTS

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001





                                    CONTENTS

                                                                            Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          F-2


FINANCIAL STATEMENTS

  STATEMENTS OF FINANCIAL CONDITION (as of June 30, 2003 (unaudited)
  and March 31, 2003 and 2002)                                              F-3

  STATEMENTS OF EARNINGS (for the three months ended June 30, 2003 and 2002 (unaudited) and the years ended March 31, 2003, 2002 and 2001) F-4

  STATEMENTS OF RETAINED EARNINGS - RESTRICTED (for the three months ended June 30 2003 (unaudited) and the years ended March 31, 2003, 2002 and 2001) F-5

  STATEMENTS OF CASH FLOWS (for the three months ended June 30, 2003 and 2002 (unaudited) and the years ended March 31, 2003, 2002 and 2001) F-6

  NOTES TO FINANCIAL STATEMENTS                                             F-8



The financial statements of Cheviot Financial Corp. are not presented as the corporation was not active during any of the periods presented.

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
Cheviot Savings Bank

We have audited the accompanying statements of financial condition of Cheviot Savings Bank as of March 31, 2003 and 2002, and the related statements of earnings, retained earnings and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheviot Savings Bank as of March 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



/s/ GRANT THORNTON LLP

Cincinnati, Ohio
May 1, 2003  (except for Note K, as to which the date is June 24, 2003)

                              CHEVIOT SAVINGS BANK

                        STATEMENTS OF FINANCIAL CONDITION

                                 (In thousands)

                                                                                                March 31,
                                                                             June 30,    -----------------------
         ASSETS                                                                2003         2003         2002
                                                                            ----------   ----------   ----------
                                                                           (Unaudited)
Cash and due from banks                                                     $    3,087   $    3,665   $    3,191
Federal funds sold                                                              11,626       11,401        9,189
Interest-bearing deposits in other financial institutions                        9,485        9,342        8,815
                                                                            ----------   ----------   ----------
         Cash and cash equivalents                                              24,198       24,408       21,195

Investment securities held to maturity:
  U.S. Government and agency obligations - at cost, approximate market value of
    $6,089, $6,062 and $11,225 as of June 30,
    2003 (unaudited), March 31, 2003 and 2002, respectively                      6,075        6,046       11,144
  Municipal obligations - at cost, approximate market value of
    $105, $103 and $97 as of June 30, 2003 (unaudited), March 31,
    2003 and 2002, respectively                                                    100          100          100
Mortgage-backed securities held to maturity - at cost, approximate market value of $21,527, $23,982 and $23,164 as of June 30,
  2003 (unaudited), March 31, 2003 and 2002, respectively                       21,136       23,593       22,961
Loans receivable - net                                                         183,065      182,209      166,550
Loans held for sale - at lower of cost or market                                   861          235           --
Real estate acquired through foreclosure - net                                     136          141          154
Office premises and equipment - at depreciated cost                              3,024        3,018        3,046
Federal Home Loan Bank stock - at cost                                           2,737        2,710        2,591
Accrued interest receivable on loans                                               670          655          559
Accrued interest receivable on mortgage-backed securities                          131           91          116
Accrued interest receivable on investments and  interest-bearing deposits           79          134          291
Prepaid expenses and other assets                                                  538          444          294
                                                                            ----------   ----------   ----------

         Total assets                                                       $  242,750   $  243,784   $  229,001
                                                                            ==========   ==========   ==========

         LIABILITIES AND RETAINED EARNINGS

Deposits                                                                    $  194,973   $  195,312   $  190,172
Advances from the Federal Home Loan Bank                                         9,793       10,765        3,948
Advances by borrowers for taxes and insurance                                      300          570          517
Accounts payable and other liabilities                                             548          534          274
Accrued federal income taxes                                                       226          402           59
Deferred federal income taxes                                                      302          269          488
                                                                            ----------   ----------   ----------
         Total liabilities                                                     206,142      207,852      195,458

Commitments and contingencies                                                       --           --           --

Retained earnings - restricted                                                  36,608       35,932       33,543
                                                                            ----------   ----------   ----------

         Total liabilities and retained earnings                            $  242,750   $  243,784   $  229,001
                                                                            ==========   ==========   ==========

The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                             STATEMENTS OF EARNINGS

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                 For the three months ended            For the year ended

                                                                          June 30,                          March 31,
                                                                  ------------------------    --------------------------------------
                                                                     2003          2002          2003          2002          2001
                                                                  ----------    ----------    ----------    ----------    ----------
                                                                        (Unaudited)
 Interest income
  Loans                                                           $    2,879    $    2,962    $   11,995    $   11,539    $   10,982
  Mortgage-backed securities                                             212           301         1,139         1,487         2,208
  Investment securities                                                   58           139           588           670         1,261
  Interest-bearing deposits and other                                     75           110           346           798           970
                                                                  ----------    ----------    ----------    ----------    ----------
         Total interest income                                         3,224         3,512        14,068        14,494        15,421

Interest expense
  Deposits                                                             1,060         1,530         5,473         8,319         9,546
  Borrowings                                                             121            62           453            36            --
                                                                  ----------    ----------    ----------    ----------    ----------
         Total interest expense                                        1,181         1,592         5,926         8,355         9,546
                                                                  ----------    ----------    ----------    ----------    ----------

         Net interest income                                           2,043         1,920         8,142         6,139         5,875


Provision for losses on loans                                             15            --           250           312            --
                                                                  ----------    ----------    ----------    ----------    ----------

         Net interest income after provision for losses on loans       2,028         1,920         7,892         5,827         5,875

Other income
  Rental                                                                   8             9            38            38            41
  Rental income on real estate acquired through foreclosure                1             1             2           256           276
  Gain (loss) on sale of real estate acquired through foreclosure         (5)          (28)          (36)           90            65
  Gain on sale of loans                                                   18            --            14            --            --
  Other operating                                                         40            31           245           122           120
                                                                  ----------    ----------    ----------    ----------    ----------
         Total other income                                               62            13           263           506           502

General, administrative and other expense
  Employee compensation and benefits                                     538           481         2,601         1,970         1,854
  Occupancy and equipment                                                 96           107           385           340           369
  Property, payroll and other taxes                                      151           121           576           544           529
  Expenses of real estate acquired through foreclosure                    --            --            --           182           206
  Data processing                                                         51            70           234           198           187
  Legal and professional                                                  50            59           202           209           377
  Advertising                                                             36            32           135           123           130
  Other operating                                                        144            82           397           370           348
                                                                  ----------    ----------    ----------    ----------    ----------
         Total general, administrative and other expense               1,066           952         4,530         3,936         4,000
                                                                  ----------    ----------    ----------    ----------    ----------

         Earnings before income taxes                                  1,024           981         3,625         2,397         2,377

Federal income taxes
  Current                                                                315             2         1,455         1,147           384
  Deferred                                                                33           331          (219)         (331)          425
                                                                  ----------    ----------    ----------    ----------    ----------
         Total federal income taxes                                      348           333         1,236           816           809
                                                                  ----------    ----------    ----------    ----------    ----------

         NET EARNINGS                                             $      676    $      648    $    2,389    $    1,581    $    1,568
                                                                  ==========    ==========    ==========    ==========    ==========

The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                  STATEMENTS OF RETAINED EARNINGS - RESTRICTED

                Three months ended June 30, 2003 (unaudited) and years ended
                    March 31, 2003, 2002 and 2001
                                 (In thousands)



Balance at April 1, 2000                                                  $   30,394

Net earnings for the year ended March 31, 2001                                 1,568
                                                                          ----------

Balance at March 31, 2001                                                     31,962

Net earnings for the year ended March 31, 2002                                 1,581
                                                                          ----------

Balance at March 31, 2002                                                     33,543

Net earnings for the year ended March 31, 2003                                 2,389
                                                                          ----------

Balance at March 31, 2003                                                     35,932

Net earnings for the three month period ended June 30, 2003 (unaudited)          676
                                                                          ----------

Balance at June 30, 2003 (unaudited)                                      $   36,608
                                                                          ==========

The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                            STATEMENTS OF CASH FLOWS

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                    For the three months ended        For the year ended

                                                                              June 30,                     March 31,
                                                                        --------------------    --------------------------------
                                                                          2003        2002        2003        2002        2001
                                                                        --------    --------    --------    --------    --------
                                                                             (Unaudited)
Cash flows from operating activities:
  Net earnings for the period                                           $    676    $    648    $  2,389    $  1,581    $  1,568
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities, net                          66          88         292         194          36
    Depreciation                                                              56          57         260         212         194
    Amortization of deferred loan origination fees                           (16)        (12)        (98)        (65)        (65)
    Proceeds from sale of loans in the secondary market                      646          --         491          --          --
    Loans originated for sale in the secondary market                     (1,259)         --        (716)         --          --
    Gain on sale of loans                                                    (18)         --         (14)         --          --
    (Gain) loss on sale of real estate acquired through foreclosure            5          28          36         (90)        (65)
    Federal Home Loan Bank stock dividends                                   (27)        (31)       (119)       (151)       (172)
    Provision for losses on loans                                             15          --         250         312          --
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                   (15)        (27)        (96)       (233)       (100)
      Accrued interest receivable on mortgage-backed securities               12         183          25          70          30
      Accrued interest receivable on investments and interest-bearing
       deposits                                                                3        (242)        157         143         (85)
      Prepaid expenses and other assets                                      (94)        (37)       (150)        (55)        (39)
      Accounts payable and other liabilities                                  14         (21)        260          52         (12)
      Federal income taxes
        Current                                                             (176)       (330)        343         457        (289)
        Deferred                                                              33         331        (219)       (331)        425
                                                                        --------    --------    --------    --------    --------
         Net cash flows provided by (used in) operating activities           (79)        635       3,091       2,096       1,426

Cash flows provided by (used in) investing activities:
  Principal repayments on loans                                           20,679      12,648      56,260      33,872      23,953
  Loan disbursements                                                     (21,529)    (17,182)    (70,781)    (57,318)    (28,466)
  Loan participations purchased                                               --          --      (1,443)         --          --
  Purchase of U.S. Government and agency obligations                      (2,060)     (4,074)     (6,114)    (14,372)     (7,926)
  Proceeds from maturity of U. S. Government and agency
     obligations                                                           2,000          --      11,000      11,000      20,945
  Purchase of mortgage-backed securities                                      --      (1,996)     (8,143)     (6,000)         --
  Principal repayments on mortgage-backed securities                       2,422       1,808       7,431      11,899       9,903
  Additions to real estate acquired through foreclosure                       --          --         (16)         --          (5)
  Proceeds from sale of real estate acquired through foreclosure              --         126         150       1,869       1,623
  Purchase of office premises and equipment                                  (62)       (163)       (232)       (206)        (54)
                                                                        --------    --------    --------    --------    --------
         Net cash flows provided by (used in) investing activities         1,450      (8,833)    (11,888)    (19,256)     19,973

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                       (339)      3,355       5,140      (3,440)      8,150
  Proceeds from Federal Home Loan Bank advances                               --       8,000       8,000       4,000          --
  Repayments on Federal Home Loan Bank advances                             (972)        (92)     (1,183)        (52)         --
  Advances by borrowers for taxes and insurance                             (270)       (242)         53         100          60
                                                                        --------    --------    --------    --------    --------
         Net cash flows provided by (used in) financing activities        (1,581)     11,021      12,010         608       8,210
                                                                        --------    --------    --------    --------    --------

Net increase (decrease) in cash and cash equivalents                        (210)      2,823       3,213     (16,552)     29,609
Cash and cash equivalents at beginning of period                          24,408      21,195      21,195      37,747       8,138
                                                                        --------    --------    --------    --------    --------
Cash and cash equivalents at end of period                              $ 24,198    $ 24,018    $ 24,408    $ 21,195    $ 37,747
                                                                        ========    ========    ========    ========    ========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                    For the three months ended      For the year ended

                                                                             June 30,                     March 31,
                                                                       ---------------------   ---------------------------------
                                                                         2003        2002        2003        2002        2001
                                                                       ---------   ---------   ---------   ---------   ---------
                                                                            (Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for:
    Federal income taxes                                               $     490   $     332   $   1,113   $     983   $     672
                                                                       =========   =========   =========   =========   =========

    Interest on deposits and borrowings                                $   1,181   $   1,592   $   5,926   $   8,355   $   9,571
                                                                       =========   =========   =========   =========   =========

Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through foreclosure $          --   $      --   $     157   $     196   $     107
                                                                       =========   =========   =========   =========   =========

  Recognition of mortgage servicing rights in accordance with
    SFAS No. 140                                                       $       5   $      --   $       4   $      --   $      --
                                                                       =========   =========   =========   =========   =========

The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                          NOTES TO FINANCIAL STATEMENTS

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    On April 2, 2003, The Cheviot Building and Loan Company effectively changed its name to Cheviot Savings Bank (the "Savings Bank"). The Savings Bank is a state-chartered mutual financial institution with four offices located in Hamilton County, Ohio. The Savings Bank conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The accompanying financial statements and related footnote data as of June 30, 2003 and for the three months ended June 30, 2003 and 2002, are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the three months ended June 30, 2003 and 2002, are not necessarily indicative of the results for the full year.

    The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

    1. Investment and Mortgage-backed Securities
        -----------------------------------------

    The Savings Bank accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Savings Bank has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or retained earnings, respectively. At June 30, 2003 and March 31, 2003 and 2002, the Savings Bank designated all investment and mortgage-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

    2.  Loans Receivable
        ----------------

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned using the interest method unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    2. Loans Receivable (continued)
        ----------------

    Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At June 30, 2003 and March 31, 2003, loans held for sale were carried at cost. At March 31, 2002, the Savings Bank had no loans held for sale.

    During the three months ended June 30, 2003 and the fiscal year ended March 31, 2003, the Savings Bank sold loans in transactions with the Federal Home Loan Bank totaling approximately $633,000 and $481,000, respectively. Such loans were sold on a recourse basis. The Savings Bank's liability with respect to such recourse was not material at both June 30, 2003 and March 31, 2003.

    The Savings Bank accounts for mortgage servicing rights in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Savings Bank recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

    SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Savings Bank, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

    The Savings Bank recorded a nominal amount of amortization related to mortgage servicing rights during both the three month period ended June 30, 2003 and the fiscal year ended March 31, 2003, as loans sold to the Federal Home Loan Bank in fiscal 2003 did not take place until the latter part of the fiscal year. The carrying value of the Savings Bank's mortgage servicing rights, which approximated their fair value, totaled approximately $9,000 and $4,000 at June 30, 2003 and March 31, 2003, respectively.

    At June 30, 2003 and March 31, 2003, the Savings Bank was servicing mortgage loans of approximately $1.1 million and $479,000, respectively, that had been sold to the Federal Home Loan Bank. At March 31, 2002 and 2001, the Savings Bank had no loans serviced for others.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    3.  Loan Origination Fees and Costs
        -------------------------------

    The Savings Bank accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

    4.  Allowance for Loan Losses
        -------------------------

    It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. However, homogenous loans with similar risk of loss characteristics are evaluated for specific losses. With respect to the Savings Bank's investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

    Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    4. Allowance for Loan Losses (continued)
        -------------------------

    The Savings Bank's impaired and nonperforming loan information was as follows:

                                                    June 30,             March 31,
                                                    --------   ------------------------------
                                                      2003       2003       2002       2001
                                                    --------   --------   --------   --------
                                                  (Unaudited) (In thousands)
    Impaired loans with related allowance           $     40   $     40   $     40   $     40
    Nonperforming loans not subject to individual
      evaluation for impairment                           72        195        576        508
                                                    --------   --------   --------   --------

         Total impaired and nonperforming loans     $    112   $    235   $    616   $    548
                                                    ========   ========   ========   ========


                                                         June 30,                  March 31,
                                                   -------------------   ------------------------------
                                                     2003       2002       2003       2002       2001
                                                   --------   --------   --------   --------   --------
                                                       (Unaudited)    (In
                                                                      thousands)
    Allowance on impaired loans
      Beginning balance                            $     28   $     28   $     28   $     28   $     28
      Provision                                          --         --         --         --         --
      Charge-off of loans                                --         --         --         --         --
                                                   --------   --------   --------   --------   --------
      Ending balance                               $     28   $     28   $     28   $     28   $     28
                                                   ========   ========   ========   ========   ========

    Average balance of impaired loans              $     40   $     40   $     40   $     40   $     40
    Interest income recognized on impaired loans   $      1   $      1   $      4   $      4   $      7

    The allowance for impaired loans is included in the Savings Bank's overall allowance for credit losses.

    5.  Real Estate Acquired through Foreclosure
        ----------------------------------------

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A loan loss provision is recorded for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    6.  Office Premises and Equipment
        -----------------------------

    Office premises and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be between fifteen and forty years for buildings and improvements, five to ten years for furniture and equipment and five years for automobiles. An accelerated method is used for tax reporting purposes.

    7.  Federal Income Taxes
        --------------------

    The Savings Bank accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Savings Bank's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and the directors deferred compensation plan. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

    8.  Benefit Plans
        -------------

    The Savings Bank has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. Each year the Savings Bank is required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions, to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $28,000, $26,000, $123,000, $102,000 and $77,000 for the three months ended June 30, 2003 and 2002 and the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

    The Savings Bank implemented a nonqualified directors deferred compensation plan (the "compensation plan") during the fiscal year ended March 31, 2003, which provides for the payment of benefits to its directors upon termination of service with the Savings Bank and vesting in the compensation plan after ten years of service. The deferred compensation liability reflects the current value of the plan obligation based on a present value of providing a sum certain of $11,400 per year to each participant for ten years after retirement. The present value was determined using an interest rate of 7.00% and the relative time to retirement for each participant. The Savings Bank recorded expense of approximately $42,000 and $229,000 for the directors deferred compensation plan for the three months ended June 30, 2003 and the fiscal year ended March 31, 2003, respectively.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  Fair Value of Financial Instruments
        -----------------------------------

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

    The following methods and assumptions were used by the Savings Bank in estimating its fair value disclosures for financial instruments at June 30, 2003 and March 31, 2003 and 2002:

                  Cash and cash equivalents: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                  Loans receivable: The loan portfolio was segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and commercial real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  Federal Home Loan Bank stock: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.

                  Deposits: The fair value of NOW accounts, passbook accounts and money market demand deposits is deemed to approximate the amount payable on demand at June 30, 2003 and March 31, 2003 and 2002. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                  Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                  Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9. Fair Value of Financial Instruments (continued)
        -----------------------------------

                  Commitments to extend credit: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At June 30, 2003 and March 31, 2003 and 2002, the difference between the fair value and notional amount of loan commitments was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Savings Bank's financial instruments were as follows:

                                                                                      March 31,
                                                June 30,          -------------------------------------------------
                                                  2003                      2003                      2002
                                        -----------------------   -----------------------   -----------------------
                                         Carrying      Fair        Carrying      Fair        Carrying      Fair
                                          value        value        value        value        value        value
                                        ----------   ----------   ----------   ----------   ----------   ----------
                                              (Unaudited)
                                                                       (In thousands)
    Financial assets
      Cash and cash equivalents         $   24,198   $   24,198   $   24,408   $   24,408   $   21,195   $   21,195
      Investment securities                  6,175        6,194        6,146        6,165       11,244       11,322
      Mortgage-backed securities            21,136       21,527       23,593       23,982       22,961       23,164
      Loans receivable                     183,926      186,622      182,444      188,050      166,550      165,579
      Federal Home Loan Bank stock           2,737        2,737        2,710        2,710        2,591        2,591
                                        ----------   ----------   ----------   ----------   ----------   ----------

                                        $  238,172   $  241,278   $  239,301   $  245,315   $  224,541   $  223,851
                                        ==========   ==========   ==========   ==========   ==========   ==========

    Financial liabilities
      Deposits                          $  194,973   $  195,490   $  195,312   $  197,266   $  190,172   $  192,761
      Advances from the Federal Home
        Loan Bank                            9,793        9,783       10,765       10,597        3,948        3,899
      Advances by borrowers for taxes
        and insurance                          300          300          570          570          517          517
                                        ----------   ----------   ----------   ----------   ----------   ----------

                                        $  205,066   $  205,573   $  206,647   $  208,433   $  194,637   $  197,177
                                        ==========   ==========   ==========   ==========   ==========   ==========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    10. Advertising
        -----------

    Advertising costs are expensed when incurred.

    11. Cash and Cash Equivalents
        -------------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

    12. Reclassifications
        -----------------

    Certain prior year amounts have been reclassified to conform to the 2003 financial statement presentation.

    13. Recent Accounting Developments
        ------------------------------

    In June 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, as required, without material effect on the Savings Bank's financial condition or results of operations.

    In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

    SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

    SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

    The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    13. Recent Accounting Developments (continued)
        ------------------------------

    Management adopted SFAS No. 147 on October 1, 2002, without material effect on the Savings Bank's financial condition or results of operations.

    In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Savings Bank has not established any variable interest entities subsequent to January 31, 2003. Management does not expect FIN 46 to have a material effect on its financial statements.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

    The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following:

    . guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning prior to June 15, 2003 should continue to be applied according to the effective dates in those issues

    . guidance relating to forward purchase and sale agreements involving when-issued securities should be applied to both existing contracts and new contracts entered into after June 30, 2003.

    Management does not expect SFAS No. 149 to have a material effect on the Savings Bank's financial position or results of operations.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    13. Recent Accounting Developments (continued)
        ------------------------------

    SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Savings Bank). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management does not expect SFAS No. 150 to have a material effect on the Savings Bank's financial position or results of operations.


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    At June 30, 2003, the market value of the Savings Bank's investment securities exceeded the cost carrying value by approximately $19,000, consisting solely of gross unrealized gains. At March 31, 2003, the market value of the Savings Bank's investment securities exceeded the cost carrying value by approximately $19,000, consisting solely of gross unrealized gains. At March 31, 2002, the market value of the Savings Bank's investment securities exceeded the cost carrying value by approximately $78,000, consisting of gross unrealized gains totaling $83,000 and gross unrealized losses totaling $5,000. The Savings Bank's investments in municipal obligations mature in fiscal 2026. The Savings Bank's investment in U. S. Government and agency obligations were scheduled to mature within one year at June 30, 2003, March 31, 2003 and 2002.

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities held to maturity at June 30, 2003, March 31, 2003 and 2002 are shown below.

                                                                     June 30, 2003
                                                   -------------------------------------------------
                                                                     Gross        Gross    Estimated
                                                    Amortized   unrealized   unrealized         fair
                                                         cost        gains       losses        value
                                                   ----------   ----------   ----------   ----------


                                                                      (Unaudited)
                                                                      (In
                                                                      thousands)
    Federal Home Loan Mortgage Corporation
      adjustable-rate participation certificates   $    2,278   $       --   $       49   $    2,229
    Federal National Mortgage Association
      adjustable-rate participation certificates        2,452           14            4        2,462
    Government National Mortgage Association
      adjustable-rate participation certificates       16,406          430           --       16,836
                                                   ----------   ----------   ----------   ----------

                                                   $   21,136   $      444   $       53   $   21,527
                                                   ==========   ==========   ==========   ==========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

                                                                    March 31, 2003
                                                   -------------------------------------------------
                                                                     Gross        Gross    Estimated
                                                    Amortized   unrealized   unrealized         fair
                                                         cost        gains       losses        value
                                                   ----------   ----------   ----------   ----------
                                                                   (In thousands)
   Federal Home Loan Mortgage Corporation
      adjustable-rate participation certificates   $    2,398   $       11   $       15   $    2,394
    Federal National Mortgage Association
      adjustable-rate participation certificates        2,658            6           10        2,654
    Government National Mortgage Association
      adjustable-rate participation certificates       18,537          397           --       18,934
                                                   ----------   ----------   ----------   ----------

                                                   $   23,593   $      414   $       25   $   23,982
                                                   ==========   ==========   ==========   ==========

                                                                    March 31, 2002
                                                   -------------------------------------------------
                                                                     Gross        Gross    Estimated
                                                    Amortized   unrealized   unrealized         fair
                                                         cost        gains       losses        value
                                                   ----------   ----------   ----------   ----------
                                                                   (In thousands)
    Federal Home Loan Mortgage Corporation
      adjustable-rate participation certificates   $    3,113   $       12   $       23   $    3,102
    Federal National Mortgage Association
      adjustable-rate participation certificates        3,325           10           15        3,320
    Government National Mortgage Association
      adjustable-rate participation certificates       16,523          236           17       16,742
                                                   ----------   ----------   ----------   ----------

                                                   $   22,961   $      258   $       55   $   23,164
                                                   ==========   ==========   ==========   ==========

    The amortized cost and estimated fair value of mortgage-backed securities, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                              June 30, 2003             March 31, 2003
                                          -----------------------   -----------------------
                                                        Estimated                 Estimated
                                           Amortized         fair    Amortized         fair
                                                cost        value         cost        value
                                          ----------   ----------   ----------   ----------
                                                (Unaudited) (In thousands)
    Due in one year or less               $      568   $      574   $      610   $      618
    Due in one year through five years         2,499        2,530        2,694        2,727
    Due in five years through ten years        3,715        3,764        4,028        4,078
    Due in more than ten years                14,354       14,659       16,261       16,559
                                          ----------   ----------   ----------   ----------

                                          $   21,136   $   21,527   $   23,593   $   23,982
                                          ==========   ==========   ==========   ==========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio, including loans held for sale, is as follows:

                                                                    March 31,
                                                 June 30,    -----------------------
                                                   2003         2003         2002
                                                ----------   ----------   ----------
                                                (Unaudited) (In thousands)
    One- to four-family residential             $  165,086   $  163,232   $  146,747
    Multi-family residential                         7,904        7,787        7,281
    Construction                                    12,961       12,368       10,773
    Commercial                                       6,266        6,305        6,569
    Consumer                                           209          303          240
                                                ----------   ----------   ----------
                                                   192,426      189,995      171,610
    Less:
      Undisbursed portion of loans in process        7,435        6,584        4,452
      Deferred loan origination fees                   315          232          125
      Allowance for loan losses                        750          735          483
                                                ----------   ----------   ----------

                                                $  183,926   $  182,444   $  166,550
                                                ==========   ==========   ==========

    The Savings Bank's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $178.5 million, or 97% of the total loan portfolio at June 30, 2003, $176.8 million, or 97% of the total loan portfolio at March 31, 2003, and approximately $160.3 million, or 96% of the total loan portfolio at March 31, 2002. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Savings Bank's primary lending area are presently stable.

    In the ordinary course of business, the Savings Bank has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $1.1 million at both June 30, 2003 and March 31, 2003, and $1.2 million at March 31, 2002.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is as follows:

                                  For the three months ended          For the year ended
                                            June 30,                       March 31,
                                    -----------------------   -------------------------------------
                                       2003         2002         2003         2002          2001
                                    ----------   ----------   ----------   ----------    ----------
                                          (Unaudited)
                                                            (In thousands)
    Beginning balance               $      735   $      483   $      483   $      239    $    1,103
    Provision for losses on loans           15           --          250          312            --
    Charge-offs of loans                    --           --           --          (85)         (885)
    Recoveries                              --           --            2           17            21
                                    ----------   ----------   ----------   ----------    ----------

    Ending balance                  $      750   $      483   $      735   $      483    $      239
                                    ==========   ==========   ==========   ==========    ==========

    At June 30, 2003 and March 31, 2003, the Savings Bank's allowance for loan losses was comprised of a general loan loss allowance of $722,000 and $707,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance of $28,000 at both dates.

    Nonperforming and impaired loans totaled approximately $112,000, $829,000, $235,000, $616,000 and $548,000 at June 30, 2003 and 2002, and at March 31,
    2003, 2002 and 2001, respectively.

    During the three month periods ended June 30, 2003 and 2002, interest income of approximately $6,000 and $8,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

    During the fiscal years ended March 31, 2003, 2002 and 2001, interest income of approximately $9,000, $11,000 and $44,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

    The Savings Bank recognized interest income on nonperforming loans totaling approximately $1,000 for each of the three months ended June 30, 2003 and 2002, and $4,000, $10,000 and $17,000 for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are comprised of the following:

                                                               March 31,
                                           June 30,    -----------------------
                                             2003         2003         2002
                                          ----------   ----------   ----------
                                          (Unaudited) (In thousands)

    Land                                  $      360   $      360   $      360
    Buildings and improvements                 3,757        3,738        3,738
    Furniture and equipment                    1,328        1,285        1,387
    Automobiles                                   29           29           29
                                          ----------   ----------   ----------
                                               5,474        5,412        5,514
    Less accumulated depreciation              2,450        2,394        2,468
                                          ----------   ----------   ----------

                                          $    3,024   $    3,018   $    3,046
                                          ==========   ==========   ==========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE F - DEPOSITS

    Deposits consist of the following major classifications:

                                                                       March 31,
    Deposit type and weighted-average     June 30,    -----------------------
    interest rate                           2003         2003         2002
                                         ----------   ----------   ----------
                                         (Unaudited) (In thousands)

    NOW accounts
      June 30, 2003 - .25%               $   10,783
      March 31, 2003 - .43%                           $   10,676
      March 31, 2002 - 1.01%                                       $   10,070
    Passbook accounts
      June 30, 2003 - .70%                   20,082
      March 31, 2003 - 1.07%                              20,457
      March 31, 2002 - 1.73%                                           18,308
    Money market demand deposit
      June 30, 2003 - 1.16%                  45,807
      March 31, 2003 - 1.67%                              43,600
      March 31, 2002 - 2.37%                                           37,408
                                         ----------   ----------   ----------
         Total demand, transaction and
           passbook deposits                 76,672       74,733       65,786

    Certificates of deposit
      Original maturities of:
        Six months
          June 30, 2003 - 1.47%              22,392
          March 31, 2003 - 1.73%                          23,663
          March 31, 2002 - 2.59%                                       25,717
        12 to 18 months
          June 30, 2003 - 2.14%              43,084
          March 31, 2003 - 2.37%                          44,422
          March 31, 2002 - 3.62%                                       51,663
        24 months
          June 30, 2003 - 3.04%              33,023
          March 31, 2003 - 3.33%                          33,026
          March 31, 2002 - 5.03%                                       30,146
        Over 36 months
          June 30, 2003 - 4.90%              19,802
          March 31, 2003 - 5.04%                          19,468
          March 31, 2002 - 5.92%                                       16,860
                                         ----------   ----------   ----------
         Total certificates of deposit      118,301      120,579      124,386
                                         ----------   ----------   ----------

         Total deposits                  $  194,973   $  195,312   $  190,172
                                         ==========   ==========   ==========

         The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $29.2 million, $28.4 million and $25.7 million at June 30, 2003 and at March 31, 2003 and 2002, respectively. Deposits issued in amounts greater than $100,000 are not federally insured.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE F - DEPOSITS (continued)

    Interest expense on deposits is summarized as follows:

                                          Three month periods ended             Years ended
                                                   June 30,                        March 31,
                                           -----------------------   ------------------------------------
                                              2003         2002         2003         2002         2001
                                           ----------   ----------   ----------   ----------   ----------
                                                 (Unaudited)
                                                                   (In thousands)
    Passbook savings                       $       49   $       82   $      277   $      370   $      442
    NOW and money market demand deposits          167          250          894          942          847
    Certificates of deposit                       844        1,198        4,302        7,007        8,257
                                           ----------   ----------   ----------   ----------   ----------

                                           $    1,060   $    1,530   $    5,473   $    8,319   $    9,546
                                           ==========   ==========   ==========   ==========   ==========

    Maturities of outstanding certificates of deposit are summarized as follows:

                                                      At March 31,
                                   At June 30,  -----------------------
                                      2003         2003         2002
                                   ----------   ----------   ----------
                                   (Unaudited) (In thousands)

    Less than six months           $   53,783   $   51,383   $   23,316
    Six months to one year             38,152       44,768       68,485
    Over one year to three years       24,593       22,917       25,543
    Over three years                    1,773        1,511        7,042
                                   ----------   ----------   ----------

                                   $  118,301   $  120,579   $  124,386
                                   ==========   ==========   ==========


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at June 30, 2003 and at March 31, 2003 by pledges of certain residential mortgage loans totaling $12.2 million and $13.6 million, respectively, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                            Maturing                               March 31,
                           year ending        June 30,     ------------------------
    Interest rate           March 31,           2003          2003          2002
                                             ----------    ----------    ----------
                                             (Unaudited) (Dollars in thousands)
    4.16% - 5.44%              2012          $    3,189    $    3,289    $    3,948
    3.89% - 5.17%              2013               6,604         7,476            --
                                             ----------    ----------    ----------

                                             $    9,793    $   10,765    $    3,948
                                             ==========    ==========    ==========

           Weighted-average interest rate          4.61%         4.56%         4.78%
                                             ==========    ==========    ==========

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001

NOTE H - FEDERAL INCOME TAXES

    Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the three months ended June 30, 2003 and 2002 and the years ended March 31, 2003, 2002 and 2001 as follows:

                                                            For the three months ended               For the years ended
                                                                     June 30,                             March 31,
                                                             -------------------------     ----------------------------------------
                                                                2003           2002           2003           2002           2001
                                                             ----------     ----------     ----------     ----------     ----------
                                                                     (Unaudited)
                                                                                      (Dollars in thousands)
    Federal income taxes at statutory rate                   $      348     $      334     $    1,233     $      815     $      808
    Increase (decrease) in taxes resulting primarily from:
      Nontaxable interest income                                     (1)            (1)            (5)            (5)            (5)
      Other                                                           1             --              8              6              6
                                                             ----------     ----------     ----------     ----------     ----------

    Federal income taxes per financial statements            $      348     $      333     $    1,236     $      816     $      809
                                                             ==========     ==========     ==========     ==========     ==========

    Effective tax rate                                             34.0%          33.9%          34.1%          34.0%          34.0%
                                                             ==========     ==========     ==========     ==========     ==========

    The composition of the Savings Bank's net deferred tax liability is as follows:

                                                                       March 31,
                                                June 30,     ------------------------
                                                  2003          2003          2002
    Taxes (payable) refundable on temporary    ----------    ----------    ----------
    differences at statutory rate:             (Unaudited)
                                                           (In thousands)
    Deferred tax assets:
      General loan loss allowance              $      245    $      240    $      155
      Deferred compensation                            92            78            --
      Other                                             2            38            32
                                               ----------    ----------    ----------
         Total deferred tax assets                    339           356           187

    Deferred tax liabilities:
      Deferred loan origination costs                 (22)          (25)         (128)
      Federal Home Loan Bank stock dividends         (578)         (560)         (519)
      Book/tax depreciation                           (41)          (40)          (28)
                                               ----------    ----------    ----------
         Total deferred tax liabilities              (641)         (625)         (675)
                                               ----------    ----------    ----------

      Net deferred tax liability               $     (302)   $     (269)   $     (488)
                                               ==========    ==========    ==========

    The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at both June 30, 2003 and March 31, 2003 include approximately $4.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at both June 30, 2003 and March 31, 2003 was approximately $1.1 million.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE I - COMMITMENTS AND CONTINGENCIES

    The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

    The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At June 30, 2003 and March 31, 2003, the Savings Bank had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.50% to 6.25% totaling $5.1 million and $4.1 million, respectively, secured by one- to four-family residential real estate. Additionally, the Savings Bank had unused lines of credit under home equity loans totaling $8.0 million and $7.1 million at June 30, 2003 and March 31, 2003, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2003 and March 31, 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

    The Savings Bank had no contingent liabilities at June 30, 2003 and March 31, 2003 and 2002.


NOTE J - REGULATORY CAPITAL

    The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001

NOTE J - REGULATORY CAPITAL (continued)

    During the fiscal year ended March 31, 2003, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following table.

    As of June 30, 2003 and March 31, 2003 and 2002, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                    As of June 30, 2003
                                                                        (Unaudited)
                                                                                                           To be "well-
                                                                                                        capitalized" under
                                                                             For capital                 prompt corrective
                                             Actual                       adequacy purposes              action provisions
                                        ----------------                  ------------------         ------------------------
                                         Amount   Ratio                    Amount    Ratio             Amount         Ratio
                                        -------  -------                  --------  --------         ---------       --------
                                                                       (Dollars in thousands)
    Tangible capital                    $36,608    15.1%                  =>$3,641    =>1.5%         =>$12,138       => 5.0%

    Core capital                        $36,608    15.1%                  =>$9,710    =>4.0%         =>$14,565       => 6.0%

    Risk-based capital                  $37,330    32.9%                  =>$9,073    =>8.0%         =>$11,341       =>10.0%


                                                                    As of March 31, 2003
                                                                        (Unaudited)
                                                                                                           To be "well-
                                                                                                        capitalized" under
                                                                             For capital                 prompt corrective
                                             Actual                       adequacy purposes              action provisions
                                        ----------------                  ------------------         ------------------------
                                         Amount   Ratio                    Amount    Ratio             Amount         Ratio
                                        -------  -------                  --------  --------         ---------       --------
                                                                       (Dollars in thousands)

    Tangible capital                    $35,932    14.7%                  =>$3,657    =>1.5%         =>$12,189       => 5.0%

    Core capital                        $35,932    14.7%                  =>$9,751    =>4.0%         =>$14,627       => 6.0%

    Risk-based capital                  $36,639    32.5%                  =>$9,013    =>8.0%         =>$11,266       =>10.0%


                                                                    As of March 31, 2002
                                                                        (Unaudited)
                                                                                                           To be "well-
                                                                                                        capitalized" under
                                                                             For capital                 prompt corrective
                                             Actual                       adequacy purposes              action provisions
                                        ----------------                  ------------------         ------------------------
                                         Amount   Ratio                    Amount    Ratio             Amount         Ratio
                                        -------  -------                  --------  --------         ---------       --------
                                                                       (Dollars in thousands)

    Tangible capital                    $33,543    14.6%                  =>$3,435    =>1.5%         =>$11,450       => 5.0%

    Core capital                        $33,543    14.6%                  =>$9,160    =>4.0%         =>$13,740       => 6.0%

    Risk-based capital                  $33,999    30.6%                  =>$8,894    =>8.0%         =>$11,118       =>10.0%

                              CHEVIOT SAVINGS BANK

            Three months ended June 30, 2003 and 2002 (unaudited) and years ended March 31, 2003, 2002 and 2001


NOTE J - REGULATORY CAPITAL (continued)

Reconciliation of GAAP to Regulatory Capital

                                                                March 31,
                                            June 30,    -----------------------
                                              2003         2003         2002
                                           ----------   ----------   ----------
                                           (Unaudited) (In thousands)

    GAAP capital                           $   36,608   $   35,932   $   33,543
    Reconciling items                              --           --           --
                                           ----------   ----------   ----------
    Tangible and core capital                  36,608       35,932       33,543
    General valuation allowance                   722          707          456
                                           ----------   ----------   ----------

    Risk-based capital                     $   37,330   $   36,639   $   33,999
                                           ==========   ==========   ==========

    The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

    On June 24, 2003, the Board of Directors of the Savings Bank adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank proposes to reorganize into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp., as parent of the Savings Bank, and the Savings Bank will convert to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial Corp. Pursuant to the Plan, Cheviot Financial Corp. will offer for sale between 2,105,250 and 3,317,213 shares representing 43.3% of the outstanding common stock, at $10.00 per share to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, up to 75,000 shares, or 2.2% of the shares to be outstanding, will be issued to a charitable foundation established by Cheviot Savings Bank. Cheviot Mutual Holding Company is being organized as a federally chartered mutual holding company and will own 55.0% of the outstanding common stock of Cheviot Financial Corp. upon completion of the reorganization. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At June 30, 2003, the Savings Bank had recorded $99,000 of deferred conversion costs. At March 31, 2003, the Savings Bank had not incurred any deferred conversion costs. The transaction is subject to approval by regulatory authorities and members of the Savings Bank. At the completion of the conversion to stock form, the Savings Bank will establish a liquidation account in the amount of retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.

    The Reorganization will be accounted for as a change in corporate form with the historic basis of the Savings Bank's assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Savings Bank's depositors upon liquidation as of the effective date will be transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Savings Bank's liquidation.

         You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Cheviot Savings Bank or Cheviot Financial Corp. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.





                             Cheviot Financial Corp.
               (Proposed Holding Company for Cheviot Savings Bank)



                        2,874,750 Shares of Common Stock
                 (Subject to Increase to up to 3,317,213 Shares)



                                 ---------------

                                   PROSPECTUS

                                 ---------------



                          Keefe, Bruyette & Woods, Inc.



                             ________________, 2003



Until the later of _______________, 2003 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses payable by Cheviot Financial Corp. in connection with this registration statement. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission.



SEC filing fee ....................................................        2,270

OTS filing fee.....................................................       14,400

NASD filing fee....................................................        3,500

Stock Market listing fee...........................................       25,000

Blue Sky fees and expenses.........................................       35,000

EDGAR, printing, postage and mailing...............................      150,000

Legal fees and expenses (including underwriter's counsel fees).....      525,000

Accounting fees and expenses.......................................      125,000

Appraiser's fees and expenses (including business plans)...........       60,000

Marketing fees and expenses........................................      414,840

Reorganization agent fees and expenses.............................       26,250

Transfer agent and registrar fees and expenses.....................       10,000

Certificate printing...............................................        5,000

Miscellaneous......................................................       10,000

Total..............................................................  -----------
                                                                     $ 1,406,260
                                                                     ===========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VI of the Bylaws of Cheviot Financial Corp. (the "Company") sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they incur in their capacities as such:

ARTICLE VI - Indemnification, Expenses and Insurance

Section 1. Indemnification. The Company shall indemnify its officers and directors to the full extent permitted by the regulations of the OTS. The Company may, to such extent and in such manner as is determined by the Board of Directors, but in no event to an extent greater than is permitted by the regulations of the OTS, indemnify any employees or agents of the company permitted to be indemnified by provisions of the regulations of the OTS.

Section 2. Expenses. The right to indemnification conferred herein shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, to the fullest extent authorized by the regulations of the OTS. The rights to indemnification and to the advancement of expenses conferred herein shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Section 3. Insurance. The Company may maintain insurance to the full extent permitted by the regulations of the OTS, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

Exhibit No.       Item

1.1 Engagement Letters between Cheviot Savings Bank and Keefe, Bruyette & Woods, Inc.*


1.2 Form of Agency Agreement among Cheviot Financial Corp., Cheviot Savings Bank and Keefe, Bruyette & Woods, Inc.*


2        Plan of Reorganization and Stock Issuance Plan

3.1      Charter of Cheviot Financial Corp.*

3.2      Bylaws of Cheviot Financial Corp.*

4        Form of Common Stock Certificate of Cheviot Financial Corp.*


5 Opinion of Frost Brown Todd LLC regarding legality of securities being registered


8.1      Federal Tax Opinion of Frost Brown Todd LLC*

8.2      Ohio Tax Opinion of Grant Thornton LLP*

8.3 Federal Tax Opinion of Frost Brown Todd LLC regarding charitable contribution to foundation*

8.4 Ohio Tax Opinion of Grant Thornton LLP regarding charitable contribution to foundation *

10.1     Form of Cheviot Savings Bank Employment Agreement for Thomas J.
         Linneman *

10.2 Form of Cheviot Savings Bank Change in Control Severance Agreement for Kevin Kappa *

10.3 Form of Cheviot Savings Bank Change in Control Severance Agreement for Jeffrey Lenzer *

10.4     Directors Deferred Compensation Plan *

10.5     Form of Tax Allocation Agreement *

10.6     Form of Expense Allocation Agreement *

21       Subsidiaries of Registrant *


23.1 Consent of Frost Brown Todd LLC (contained in Opinions included on Exhibits 5 and 8.1)


23.2     Consent of Grant Thornton LLP


23.3     Consent of RP Financial LC


24       Power of Attorney*

99.1 Letter Agreement between Cheviot Savings Bank and RP Financial LC for appraisal services*

99.2 Letter Agreement between Cheviot Savings Bank and RP Financial LC for business plan services*

99.3.1   Appraisal Report of RP Financial LC(p) *


99.3.2   Updated Appraisal Report of RP Financial LC(p) *

99.3.3   Second Updated Appraisal Report of RP Financial LC(p)

99.4     Marketing Materials


99.5     Stock Order and Certification Form *


------------------------------
*    Previously filed

(p) The supporting exhibits of financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)  Financial Statement Schedules

All schedules are omitted because the information required to be set forth therein is not applicable or is contained in the Financial Statements or Notes.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cheviot, Ohio, on the 31st day of October 2003.


                                       CHEVIOT FINANCIAL CORP.



                                       By:      /s/ Thomas J. Linneman
                                           -------------------------------------
                                           Thomas J. Linneman
                                           President and Chief Executive Officer
                                             (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933 has been signed below by the following persons in the capacities and on the dates indicated below.




Name                         Title                                  Date

/s/ Thomas J. Linneman       Chief Executive Officer, President     October 31, 2003
------------------------     and director
Thomas J. Linneman           (principal executive officer)


/s/ Scott T. Smith           Chief Financial Officer (principal     October 31, 2003
------------------------     financial and accounting officer)
Scott T. Smith


/s/ Gerhard H. Hillmann*     Director                               October 31, 2003
------------------------
Gerhard H. Hillmann


/s/ Edward L. Kleemeier*     Director                               October 31, 2003
------------------------
Edward L. Kleemeier


/s/ John T. Smith*           Director                               October 31, 2003
------------------------
John T. Smith


/s/ Robert Thomas*           Director                               October 31, 2003
------------------------
Robert Thomas


/s/James E. Williamson*      Director                               October 31, 2003
------------------------
James Williamson



* /s/ Thomas J. Linneman
  ----------------------
  Thomas J. Linneman,
  as attorney-in-fact